Exhibit 10.13

Published CUSIP Number: 29274PAA0

SECOND-LIEN CREDIT AGREEMENT

among

ENERSYS,

ENERSYS CAPITAL INC.,

VARIOUS LENDING INSTITUTIONS,

BANK OF AMERICA, N.A.,
as Administrative Agent,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agent,

and

LEHMAN COMMERCIAL PAPER INC.,
as Documentation Agent

Dated as of March 17, 2004

BANC OF AMERICA SECURITIES LLC,	MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arranger and Joint Book Manager	as Joint Lead Arranger and Joint Book Manager

TABLE OF CONTENTS

SECTION 1.	AMOUNT AND TERMS OF CREDIT
1.01.	Commitments
1.02.	Minimum Borrowing Amounts, etc.
1.03.	Notice of Borrowing
1.04.	Disbursement of Funds
1.05.	Second-Lien Loan Notes
1.06.	Conversions
1.07.	Pro Rata Borrowings
1.08.	Interest
1.09.	Interest Periods
1.10.	Increased Costs; Illegality; etc.
1.11.	Compensation
1.12.	Change of Lending Office
1.13.	Replacement of Lenders

SECTION 2.	RESERVED

SECTION 3.	FEES; COMMITMENTS
3.01.	Fees
3.02.	Reserved
3.03.	Mandatory Reduction of Commitments

SECTION 4.	PAYMENTS
4.01.	Voluntary Prepayments
4.02.	Mandatory Repayments and Repurchases
4.03.	Method and Place of Payment
4.04.	Net Payments

SECTION 5.	CONDITIONS PRECEDENT TO INITIAL CREDIT EVENTS
5.01.	Execution of Agreement; Second-Lien Loan Notes
5.02.	Officer’s Certificate
5.03.	Opinions of Counsel
5.04.	Corporate Documents; Proceedings
5.05.	Adverse Change, etc.
5.06.	Litigation
5.07.	Approvals
5.08.	Recapitalization
5.09.	First-Lien Credit Agreement
5.10.	Intercreditor Agreement
5.11.	Subsidiaries Guaranties
5.12.	Security Documents; etc.

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5.13.	Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Collective Bargaining Agreements; Existing Indebtedness Agreements; Tax Allocation Agreements
5.14.	Solvency Certificate; Insurance Certificates
5.15.	Financial Statements; Pro Forma Financial Statements; Projections
5.16.	Payment of Fees
5.17.	No Default; Representations and Warranties
5.18.	Notice of Borrowing

SECTION 6.	RESERVED

SECTION 7.	REPRESENTATIONS AND WARRANTIES
7.01.	Company Status
7.02.	Company Power and Authority
7.03.	No Violation
7.04.	Litigation
7.05.	Use of Proceeds; Margin Regulations
7.06.	Governmental Approvals
7.07.	Investment Company Act
7.08.	Public Utility Holding Company Act
7.09.	True and Complete Disclosure
7.10.	Financial Condition; Financial Statements
7.11.	Security Interests
7.12.	Compliance with ERISA
7.13.	Capitalization
7.14.	Subsidiaries
7.15.	Intellectual Property, etc.
7.16.	Compliance with Statutes; Agreements, etc.
7.17.	Environmental Matters
7.18.	Properties
7.19.	Labor Relations
7.20.	Tax Returns and Payments
7.21.	Existing Indebtedness
7.22.	Insurance
7.23.	Transaction
7.24.	Special Purpose Corporation
7.25.	Subordination

SECTION 8.	AFFIRMATIVE COVENANTS
8.01.	Information Covenants
8.02.	Books, Records and Inspections
8.03.	Insurance
8.04.	Payment of Taxes
8.05.	Corporate Franchises
8.06.	Compliance with Statutes; etc.
8.07.	Compliance with Environmental Laws
8.08.	ERISA

8.09.	Good Repair
8.10.	End of Fiscal Years; Fiscal Quarters
8.11.	Additional Security; Further Assurances
8.12.	Use of Proceeds
8.13.	Ownership of Subsidiaries
8.14.	Permitted Acquisitions
8.15.	Maintenance of Company Separateness
8.16.	Interest Rate Protection
8.17.	Performance of Obligations
8.18.	Margin Regulations
8.19.	Accounts Receivable Facility Transaction

SECTION 9.	NEGATIVE COVENANTS
9.01.	Changes in Business; etc.
9.02.	Consolidation; Merger; Sale or Purchase of Assets; etc.
9.03.	Liens
9.04.	Indebtedness
9.05.	Advances; Investments; Loans
9.06.	Dividends; etc.
9.07.	Transactions with Affiliates
9.08.	Consolidated Interest Coverage Ratio
9.09.	Leverage Ratio
9.10.	Reserved
9.11.	Capital Expenditures
9.12.	Limitation on Modifications of Certain Other Agreements; etc.
9.13.	Limitation on Issuance of Capital Stock and Other Equity Interests
9.14.	Limitation on Certain Restrictions on Subsidiaries
9.15.	Limitation on the Creation of Subsidiaries and Joint Ventures

SECTION 10.	EVENTS OF DEFAULT
10.01.	Payments
10.02.	Representations, etc.
10.03.	Covenants
10.04.	Default Under Other Agreements
10.05.	Bankruptcy, etc.
10.06.	ERISA
10.07.	Security Documents
10.08.	Guaranty
10.09.	Judgments

SECTION 11.	DEFINITIONS

SECTION 12.	THE AGENTS
12.01.	Appointment
12.02.	Delegation of Duties
12.03.	Liability of Agents
12.04.	Reliance by Administrative Agent

12.05.	Notice of Default
12.06.	Credit Decision; Disclosure of Information by the Agents
12.07.	Indemnification
12.08.	Agents in their Individual Capacities
12.09.	Successor Agents
12.10.	Administrative Agent May File Proofs of Claim
12.11.	Collateral and Guaranty Matters
12.12.	Other Agents; Arrangers and Managers

SECTION 13.	MISCELLANEOUS
13.01.	Amendment or Waiver
13.02.	Notices and Other Communications; Facsimile Copies
13.03.	No Waiver; Cumulative Remedies
13.04.	Attorney Costs, Expenses and Taxes
13.05.	Indemnification by the Borrower
13.06.	Payments Set Aside
13.07.	Successors and Assigns
13.08.	Confidentiality
13.09.	Set-off
13.10.	Interest Rate Limitation
13.11.	Counterparts
13.12.	Integration
13.13.	Survival
13.14.	Severability
13.15.	Governing Law
13.16.	Waiver of Right to Trial by Jury
13.17.	USA PATRIOT Act Notice
13.18.	Limitation on Additional Amounts; Cash Collateral, etc.
13.19.	Payments Pro Rata; Sharing of Payments
13.20.	Judgment Currency
13.21.	Calculations; Computations
13.22.	Effectiveness
13.23.	Headings Descriptive
13.24.	Domicile of Second-Lien Loans and Commitments
13.25.	Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Foreign Persons
13.26.	Post-Closing Actions

SECTION 14.	HOLDINGS GUARANTY.
14.01.	Holdings Guaranty
14.02.	Bankruptcy
14.03.	Nature of Liability
14.04.	Independent Obligation
14.05.	Authorization
14.06.	Reliance
14.07.	Subordination
14.08.	Waiver
14.09.	Payments

SCHEDULE I		List of Lenders and Commitments
SCHEDULE II		Lender Addresses
SCHEDULE III		Real Properties
SCHEDULE IV		Existing Indebtedness/Existing Overdraft Facilities
SCHEDULE V		Pension Plans
SCHEDULE VI		Existing Investments
SCHEDULE VII		Subsidiaries
SCHEDULE VIII		Insurance
SCHEDULE IX		Existing Liens
SCHEDULE X		Capitalization
SCHEDULE XI		Post-Closing Matters
SCHEDULE XII		[Reserved]
SCHEDULE XIII		Designated Asset Sales
SCHEDULE XIV		Existing Letters of Credit
SCHEDULE XV		EBITDA Add-Backs

EXHIBIT A-1	-	Form of Notice of Borrowing
EXHIBIT A-2	-	Form of Notice of Conversion/Continuation
EXHIBIT B	-	Form of Second-Lien Loan Note
EXHIBIT C	-	Reserved
EXHIBIT D	-	Form of Section 4.04(b)(ii) Certificate
EXHIBIT E	-	Form of Opinion of Gibson, Dunn & Crutcher LLP
EXHIBIT F	-	Form of Officers’ Certificate
EXHIBIT G	-	Form of Subsidiaries Guaranty
EXHIBIT H	-	Form of Pledge Agreement
EXHIBIT I	-	Form of Security Agreement
EXHIBIT J	-	Form of Solvency Certificate
EXHIBIT K	-	Form of Assignment and Assumption Agreement
EXHIBIT L	-	Form of Intercompany Note
EXHIBIT M	-	Form of Shareholder Subordinated Note
EXHIBIT N	-	Form of Intercreditor Agreement

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CREDIT AGREEMENT, dated as of March 17, 2004, among ENERSYS, a Delaware corporation (“Holdings”), ENERSYS CAPITAL INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party hereto, Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Morgan Stanley Senior Funding, Inc., as Syndication Agent (in such capacity, the “Syndication Agent”), and Lehman Commercial Paper Inc., as Documentation Agent (in such capacity, the “Documentation Agent”).  Unless otherwise defined herein, all capitalized terms used herein and defined in Section 11 are used herein as so defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1.  Amount and Terms of Credit.

1.01.  Commitments.  Subject to and upon the terms and conditions set forth herein, each Lender with a Commitment severally agrees to make a term loan (each, a “Second-Lien Loan” and, collectively, the “Second-Lien Loans”) to the Borrower, which Second-Lien Loans:

(i)                                     shall be incurred by the Borrower pursuant to a single drawing on the Initial Borrowing Date for the purposes described in Section 7.05(a);

(ii)                                  shall be denominated in U.S. Dollars;

(iii)                               except as hereafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (x) except as otherwise specifically provided in Section 1.10(b), all Second-Lien Loans made as part of the same Borrowing shall at all times consist of Second-Lien Loans of the same Type and (y) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), (I) Second-Lien Loans may not be incurred or maintained as Eurodollar Loans on or prior to the fourth Business Day following the Initial Borrowing Date and (II) each Borrowing of Second-Lien Loans to be incurred or maintained as Eurodollar Loans after such fourth Business Day following the Initial Borrowing Date shall have an Interest Period of one-week; and

(iv)  shall be made by each Lender in that initial aggregate principal amount as is equal to the Commitment of such Lender on the Initial Borrowing Date (before giving effect to the termination thereof on such date pursuant to Section 3.03(b)).

Once repaid, Second-Lien Loans incurred hereunder may not be reborrowed.

1.02.  Minimum Borrowing Amounts, etc.  The aggregate principal amount of each Borrowing of Second-Lien Loans shall not be less than the Minimum Borrowing Amount.  More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than five Borrowings of Eurodollar Loans.

1.03.  Notice of Borrowing.  Whenever the Borrower desires to make a Borrowing of Second-Lien Loans hereunder, it shall give the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder.  Each such written notice or written confirmation of telephonic notice (each, a “Notice of Borrowing”) shall, except as otherwise expressly provided in Section 1.10, be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be given by an Authorized Officer of the Borrower in the form of Exhibit A, appropriately completed to specify: (i) the aggregate principal amount of the Second-Lien Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall promptly give each Lender which is required to make Second-Lien Loans written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

1.04.  Disbursement of Funds.  (a)  Not later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment will make available its pro rata share (determined in accordance with Section 1.07), if any, of each Borrowing requested to be made on such date in the manner provided below.  All amounts shall be made available to the Administrative Agent in U.S. Dollars and in immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08.

(b)                                 Nothing in this Agreement shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

1.05.  Second-Lien Loan Notes.  (a)  The Borrower’s obligation to pay the principal of, and interest on, all the Second-Lien Loans made to it by each Lender shall be set forth on the Register maintained by the Administrative Agent pursuant to Section 13.07(c) and, subject to the provisions of Section 1.05(d), shall be evidenced by a promissory note substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each, a “Second-Lien Loan Note” and, collectively, the “Second-Lien Loan Notes”).

(b)                                 The Second-Lien Loan Note issued to each Lender with a Commitment shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, in the case of any Second-Lien Loan Note issued after the Initial Borrowing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Commitment of such Lender on the Initial Borrowing Date (or, in the case of any Second-Lien Loan Note issued after the Initial Borrowing Date, in a stated principal amount equal to the outstanding principal amount of the Second-Lien Loan of such Lender on the date of the issuance thereof) and be payable in the principal amount of Second-Lien Loans evidenced thereby from time to time, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)                                  Each Lender will note on its internal records the amount of each Second-Lien Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Second-Lien Loan Notes endorse on the reverse side thereof the outstanding principal amount of Second-Lien Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Second-Lien Loans.

(d)                                 Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Second-Lien Loan Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Second-Lien Loan Notes.  No failure of any Lender to request or obtain a Second-Lien Loan Note evidencing its Second-Lien Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Second-Lien Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Second-Lien Loan Note evidencing its outstanding Second-Lien Loans shall in no event be required to make the notations otherwise described in preceding clause (e).  At any time when any Lender requests the delivery of a Second-Lien Loan Note to evidence any of its Second-Lien Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Second-Lien Loan Note in the appropriate amount or amounts to evidence such Second-Lien Loans.

1.06.  Conversions.  The Borrower shall have the option to convert on any Business Day occurring on or after the Initial Borrowing Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of Second-Lien Loans made pursuant to one or more Borrowings of one or more Types of Second-Lien Loans into a Borrowing or Borrowings of another Type of Second-Lien Loan; provided that (i) except as otherwise provided in Section 1.10(b) or unless the Borrower pays all breakage costs and other amounts owing to each Lender pursuant to Section 1.11 concurrently with any such conversion, Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Second-Lien Loans being converted, and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), a conversion of a Base Rate Loan into a Eurodollar Loan may only be made (x) after the fourth Business Day following the Initial Borrowing Date and (y) if the Interest Period of the Eurodollar Loan into which such Base Rate Loan is converted is one week and (iv) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days’ (or one Business Day’s in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Second-Lien Loans to be so converted, the Borrowing(s) pursuant to which the Second-Lien Loans were made and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Second-Lien Loans.  Upon any such conversion, the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Second-Lien Loans being converted.

1.07.  Pro Rata Borrowings.  All Borrowings of Second-Lien Loans under this Agreement shall be incurred by the Borrower from the Lenders pro rata on the basis of such Lenders’ Commitments as in effect on the date of the respective Borrowing.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Second-Lien Loans hereunder and that each Lender shall be obligated to make the Second-Lien Loans to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

1.08.  Interest.  (a)  The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate

Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b)                                 The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable, at a rate per annum which shall at all times be the relevant Applicable Margin plus the Eurodollar Rate for such Interest Period, each as in effect from time to time.

(c)                                  Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate borne by such Second-Lien Loans immediately prior to the respective payment default and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time.  Interest which accrues under this Section 1.08(c) shall be payable on demand.

(d)                                 Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on (x) the date of any conversion into a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable (on the amount converted) and (y) the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 13.21(b).

(f)                                    Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.09.  Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans (in the case of any subsequent Interest Period), the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower (but otherwise subject to clause (y) of the proviso to Section 1.01(iii) and to clause (iii) of the proviso to Section 1.06), be (x) a one, two, three, six or, to the extent approved by each Lender, nine or twelve month period or (y) at all times prior to the Syndication Date (as determined by the Administrative Agent) or to the extent approved by the Administrative Agent in its reasonable discretion, a one-week period.  Notwithstanding anything to the contrary contained above:

(i)                                     all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)                                  the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)                               if any Interest Period for any Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv)                              if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period for any Borrowing of Eurodollar Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v)                                 no Interest Period for a Borrowing of Second-Lien Loans shall be selected which would extend beyond the Maturity Date; and

(vi)                              no Interest Period may be elected at any time when a Default or an Event of Default is then in existence.

If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

1.10.  Increased Costs; Illegality; etc.  (a)  In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any Interest Determination Date, that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)                                  at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar

Loans because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request, such as, for example, but not limited to, (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Eurodollar Loans or any other amounts payable hereunder (except for changes with respect to any tax imposed on, measured by or determined by reference to, the net income, net profits of such Lender or any franchise tax imposed in lieu thereof pursuant to the laws of the jurisdiction in which such Lender is organized, or in which such Lender’s principal office or applicable lending office is located or any subdivision thereof or therein), provided, however, that the Borrower’s obligations to pay any additional amounts claimed under this Section 1.10(a)(ii)(x)(A) shall be subject to the provisions contained in Section 4.04(c); provided further that taxes that are otherwise addressed by Section 4.04 are not subject to a claim under this Section 1.10 or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the date of this Agreement affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market (whether or not such Lender was a Lender at the time of such occurrence, but subject to the last sentence of Section 13.07(j)); or

(iii)                               at any time since the Effective Date, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender with any law, governmental rule, regulation, guideline or order (or would conflict with any governmental rule, regulation, guideline, request or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a change or contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower, which written notice shall set forth such Lender’s (or the Administrative Agent’s, as the case may be) basis for asserting its rights under this Section 1.10(a) and the calculation, in reasonable detail, of any such additional amounts claimed hereunder, and (except in the case of clause (i)) to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter, (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder but without duplication of any payments due under Section 4.04 (with the written notice as to the additional amounts owed to such Lender, submitted to the Borrower by such Lender in accordance with the foregoing to be, absent manifest error, final, conclusive and binding upon all parties hereto, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(a) upon the subsequent receipt of such notice) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

(b)                                 At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may at its sole option (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii)), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstance described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan or such earlier day as shall be required by applicable law); provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 1.10(b).

(c)                                  If any Lender shall have determined after the Effective Date that the adoption or effectiveness after the Effective Date of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change after the Effective Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such other corporation’s capital or assets as a consequence of such Lender’s Commitment or Commitments hereunder or its obligations hereunder to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or such other corporation’s policies with respect to capital adequacy), then from time to time, upon written demand by such Lender (with a copy to the Administrative Agent), accompanied by the notice referred to in the last sentence of this clause (c), the Borrower agrees, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction in the rate of return to such Lender or such other corporation.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower (a copy of which shall be sent by such Lender to the Administrative Agent), which notice shall set forth such Lender’s basis for asserting its rights under this Section 1.10(c) and the calculation, in reasonable detail, of such additional amounts claimed hereunder, although the failure to give any such notice shall not release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

A Lender’s reasonable good faith determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

1.11.  Compensation.  The Borrower shall, subject to the provisions of Section 13.18 (to the extent applicable), compensate each Lender, promptly upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or any Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Second-Lien Loans pursuant to Section 10 or as a result of the replacement of a Lender (other than a Defaulting Lender) pursuant to Section 1.13 or 13.01(b)) or conversion of any Eurodollar Loans of the Borrower occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made by the Borrower pursuant to Section 1.10(b).  Each Lender’s calculation of the amount of compensation owing pursuant to this Section 1.11 shall be made in good faith.  A Lender’s basis for requesting compensation pursuant to this Section 1.11 and a Lender’s calculation of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all parties hereto.

1.12.  Change of Lending Office.  Each Lender agrees that upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the applicable Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Second-Lien Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 1.10 and 4.04.

1.13.  Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs materially in excess of the average costs being charged by the other Lenders in respect of such contingency or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as provided in Section 13.01(b), the Borrower shall have the right, in accordance with Section 13.07(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Assignees, none of whom shall constitute a

Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be reasonably acceptable to the Administrative Agent; provided that:

(i)                                     at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.07(b) (and with all fees payable pursuant to said Section 13.07(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the outstanding Second-Lien Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Second-Lien Loans of the Replaced Lender, and (y) an amount equal to all accrued, but theretofore unpaid, Fees (if any) owing to the Replaced Lender pursuant to Section 3.01; and

(ii)                                  all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 1.11) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreements by the respective Replacement Lender, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.07(c) and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Second-Lien Loan Note or Second-Lien Loan Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 4.04, 13.04, 13.05 and 13.19), which shall survive as to such Replaced Lender.  In connection with any replacement of Lenders pursuant to, and as contemplated by, this Section 1.13, the Borrower hereby irrevocably authorizes the Administrative Agent to take all necessary action, in the name of the Borrower, as described above in this Section 1.13 in order to effect the replacement of the respective Lender or Lenders in accordance with the preceding provisions of this Section 1.13.

SECTION 2.  Reserved.

SECTION 3.  Fees; Commitments.

3.01.  Fees.

(a)                                  The Borrower shall pay to each Agent, for its own account, such fees as may be agreed to in writing from time to time between the Borrower and such Agent, when and as due.

(b)                                 All voluntary prepayments of principal of Second-Lien Loans pursuant to Section 4.01, all mandatory prepayments of principal of Second-Lien Loans required pursuant to Section 4.02 (excluding, for avoidance of doubt, repurchases of Second-Lien Loans pursuant to Section 4.02(j)) and all repayments of principal of Second-Lien Loans required pursuant to

Section 10 as a result of the acceleration thereof, in each case prior to the second anniversary of the Initial Borrowing Date, will be subject to payment to the Administrative Agent, for the ratable account of each Lender with outstanding Second-Lien Loans, of a fee as follows:  (x) if prior to the first anniversary of the Initial Borrowing Date, an amount equal to 2.0% of the aggregate principal amount of such prepayment or repayment and (y) if payable on or after the first anniversary of the Initial Borrowing Date and prior to the second anniversary of the Initial Borrowing Date, an amount equal to 1.0% of the aggregate principal amount of such prepayment or repayment.  Such fees shall be due and payable upon the date of any voluntary prepayment or the due date of such mandatory prepayment or required repayment, as the case may be.

3.02.  Reserved.

3.03.  Mandatory Reduction of Commitments.  (a)  The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on April 30, 2004 unless the Initial Borrowing Date has occurred on or before such date.

(b)                                 In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Initial Borrowing Date (after giving effect to the making of Second-Lien Loans on such date).

SECTION 4.  Payments.

4.01.  Voluntary Prepayments.  Subject to sub-clause (vi) below and the last sentence of this Section 4.01, the Borrower shall have the right to prepay the Second-Lien Loans, in whole or in part, from time to time on the following terms and conditions:

(i)                                     the Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Second-Lien Loans, the amount of such prepayment, the Type of Second-Lien Loans to be repaid and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice (I) shall be given by the Borrower prior to 10:00 A.M. (New York time) (x) at least one Business Day prior to the date of such prepayment in the case of Base Rate Loans and (y) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans and (II) shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(ii)                                  each prepayment (other than prepayments in full of (x) all outstanding Base Rate Loans or (y) any outstanding Borrowing of Eurodollar Loans) shall be in an aggregate principal amount of at least (x) $1,000,000, in the case of Eurodollar Loans, (y) $500,000, in the case of Base Rate Loans and, in each case, if greater, in integral multiples of $100,000, provided, that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(iii)                               at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11;

(iv)                              except as provided in clause (v) below, each prepayment in respect of any Second-Lien Loans made pursuant to a Borrowing shall be applied pro rata among such Second-Lien Loans made pursuant to such Borrowing;

(v)                                 in the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 13.01(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), elect to repay all Second-Lien Loans of such Lender (including all amounts, if any, owing pursuant to Section 1.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with said Section 13.01(b), so long as the consents required by Section 13.01(b) in connection with the repayment pursuant to this clause (v) shall have been obtained; and

(vi)                              each prepayment of Second-Lien Loans pursuant to this Section 4.01 made prior to the second anniversary of the Initial Borrowing Rate shall be subject to the payment of the fee described in Section 3.01(b).

Notwithstanding the foregoing provisions of this Section 4.01, no voluntary prepayment of the Second-Lien Loans shall be permitted to be made pursuant to this Section 4.01 until such time as the Discharge of the First-Lien Obligations has occurred; provided, however, that prior to the Discharge of the First-Lien Obligations, Net Cash Proceeds from the sale or issuance of Equity Interests pursuant to a Qualified IPO not constituting Excluded IPO Proceeds and not required to be applied as a mandatory repayment and/or commitment reduction of loans and/or commitments under the First-Lien Credit Agreement may (subject to the payment of fees pursuant to clause (vi) above) be used to make voluntary prepayments of the Second-Lien Loans in accordance with this Section 4.01.

4.02.  Mandatory Repayments and Repurchases.

(a)                                  Reserved.

(b)                                 All outstanding Second-Lien Loans shall be paid in full on the Maturity Date.

(c)                                  In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Effective Date upon which Holdings or any of its Subsidiaries receives Net Sale Proceeds from any Asset Sale (other than Accounts Receivable Facility Assets sold pursuant to Sections 9.02(xiii) and (xiv)), an amount equal to 100% of the Net Sale Proceeds from such Asset Sale shall be applied as a mandatory repayment of outstanding principal of Second-Lien Loans in accordance with the requirements of Sections 4.02(h) and (i); provided that (i) during any fiscal year of Holdings up to $10,000,000 in aggregate Net Sale Proceeds received during such fiscal year may be retained by Holdings and its Subsidiaries without giving rise to a mandatory repayment of Second-Lien Loans as otherwise required above, so long as no Default or Event of Default exists at the time such Net Sale Proceeds are received and an Authorized Officer of Holdings has delivered a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used to purchase capital assets used or to be used in the businesses permitted pursuant to Section 9.01 (including, without limitation (but only to the extent permitted by Section 8.14), the purchase of the capital stock of a Person engaged in such businesses) within one year following the date of receipt of such Net Sale Proceeds from such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended) and (ii) if all or any portion of such Net Sale Proceeds not required to be so applied as a mandatory repayment of Second-Lien Loans are not so used within such one year period, such remaining portion shall be applied on the last day of such period (or such earlier date, if any, as the Board of Directors of Holdings or such Subsidiary, as the case may be, determines not to reinvest the Net Sale Proceeds relating to such Asset Sale as set forth above) as a mandatory repayment of outstanding principal of Second-Lien Loans as provided above (without regard to this proviso).

(d)                                 In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Effective Date on which Holdings or any of its Subsidiaries receives any cash proceeds from (i) any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.04 (other than clause (xvi) thereof) as in effect on the Effective Date), (ii) any issuance of Equity Interests (other than Holdings Common Stock or options, rights or warrants therefor and Qualified Preferred Stock) by Holdings or (iii) any issuance of capital stock or other Equity Interests by, or cash capital contributions to, any Subsidiary of Holdings (other than (x) issuances of common Equity Interests to Holdings or any other Subsidiary of Holdings by Holdings or any other Subsidiary of Holdings, and (y) cash capital contributions to any Subsidiary of Holdings by Holdings or any Subsidiary of Holdings), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness, issuance of Equity Interests or cash capital contribution shall be applied as a mandatory repayment of outstanding principal of Second-Lien Loans in accordance with the requirements of Sections 4.02(h) and (i).

(e)                                  In addition to any other mandatory repayments pursuant to this Section 4.02, on each date on or after the Effective Date on which Holdings or any of its Subsidiaries receives any cash proceeds from any sale or issuance of Qualified Preferred Stock or Holdings Common Stock (including from the sale or issuance of options, warrants or rights to purchase any such equity) by, or cash capital contributions to, Holdings (excluding proceeds received from the sale or issuance by Holdings of shares of its common stock (including as a result of the exercise of any options or warrants with regard thereto), or options or warrants to purchase shares of its common stock, to any employee, officer or director of Holdings or any of its Subsidiaries in an aggregate amount (for all such sales and issuances) not to exceed $5,000,000 in any fiscal year of Holdings), an amount equal to 50% of such cash proceeds (net of all underwriting discounts, fees and commissions and other costs and expenses associated therewith) of the respective equity issuance or capital contribution (or, in the case of Excluded IPO Proceeds, 100% of such proceeds) shall be applied as a mandatory repayment of outstanding principal of Second-Lien Loans in accordance with the requirements of Sections 4.02(h) and (i).

(f)                                    In addition to any other mandatory repayments pursuant to this Section 4.02, within 10 days following each date on or after the Effective Date on which Holdings or any of its Subsidiaries receives any proceeds from any Recovery Event (other than proceeds from Recovery Events in an amount less than $1,000,000 per Recovery Event), an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs (including, without limitation, legal costs and expenses) and taxes incurred in connection with such Recovery Event and the amount of such proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets subject to such Recovery Event) shall be applied as a mandatory repayment of outstanding principal of Second-Lien Loans in accordance with the requirements of Sections 4.02(h) and (i); provided that (x) so long as no Default or Event of Default then exists and such proceeds do not exceed $8,000,000, such proceeds shall not be required to be so applied on such date to the extent that an Authorized Officer of Holdings has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used or shall be committed to be used to replace or restore any properties or assets in respect of which such proceeds were paid within one year following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended), and (y) so long as no Default or Event of Default then exists and to the extent that (a) the amount of such proceeds exceeds $8,000,000, (b) the amount of such proceeds, together with other cash available to Holdings and its Subsidiaries and permitted to be spent by them on Capital Expenditures during the relevant period, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such proceeds were paid as determined by Holdings and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Administrative Agent may reasonably accept, (c) an Authorized Officer of Holdings has delivered to the Administrative Agent a certificate on or prior to the date the application would otherwise be required pursuant to this Section 4.02(f) in the form described in clause (x) above and also certifying its determination as required by preceding clause (b) and certifying the sufficiency of business interruption insurance as required by succeeding clause (d), and (d) an Authorized Officer of Holdings has delivered to the Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent establishing that Holdings and its Subsidiaries has sufficient business interruption insurance and that Holdings or the respective Subsidiary will receive payment thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of Holdings or the respective Subsidiary (including, without limitation, all debt service requirements, including pursuant to this Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of the respective properties or assets, then the entire amount of the proceeds of such Recovery Event and not just the portion in excess of $8,000,000 shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to Holdings or the respective Subsidiary from time to time as needed to pay or reimburse Holdings or the respective Subsidiary in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be established by the Administrative Agent), provided further, that at any time while an Event of Default has occurred and is continuing, the Required Lenders may (subject to the provisions of the Intercreditor Agreement) direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder in the same manner as proceeds would be applied pursuant to the Security Agreement, and provided further, that if all or any portion of such proceeds not required to be applied as a mandatory repayment and/or commitment reduction pursuant to the second preceding proviso (whether pursuant to clause (x) or (y) thereof) are either (A) not so used or committed to be so used within one year after the date of the respective Recovery Event or (B) if committed to be used within one year after the date of receipt of such net proceeds and not so used within 18 months after the date of respective Recovery Event then, in either such case, such remaining portion not used or committed to be used in the case of preceding clause (A), and not used in the case of preceding clause (B), shall be applied on the date occurring one year after the date of the respective Recovery Event in the case of clause (A) above, or the date occurring 18 months after the date of the respective Recovery Event in the case of clause (B) above, as a mandatory repayment of Second-Lien Loans in accordance with the requirements of Sections 4.02(h) and (i).

(g)                                 In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Payment Date, an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the relevant Excess Cash Flow Payment Period shall be applied as a mandatory repayment of outstanding principal of Second-Lien Loans in accordance with the requirements of Sections 4.02(h) and (i).

(h)                                 Notwithstanding anything contained in Sections 4.02(c), (d), (e), (f) and (g), no mandatory prepayment of the Second-Lien Loans shall be required to be made pursuant to this Section 4.02 until such time as the Discharge of the First-Lien Obligations has occurred; provided, however, that (i) mandatory prepayments of Second-Lien Loans may (and shall) be made pursuant to Section 4.02(d) with the Net Cash Proceeds of Refinancing Senior Subordinated Notes incurred in accordance with the requirements of the definition thereof and (ii) mandatory prepayments of Second-Lien Loans may (and shall) be made pursuant to Section 4.02(e) with Excluded IPO Proceeds. Each repayment of Second-Lien Loans pursuant to Sections 4.02(c), (d), (e), (f) and (g) prior to the second anniversary of the Initial Borrowing Rate shall be subject to the payment of the fee described in Section 3.01(b).

(i)                                     With respect to each repayment of Second-Lien Loans required by this Section 4.02, the Borrower may designate the Types of Second-Lien Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, provided that:  (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required repayment and all Base Rate Loans have been paid in full; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment of Second-Lien Loans made pursuant to a Borrowing shall be applied pro rata among such Second-Lien Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.  Notwithstanding the foregoing provisions of this Section 4.02, if at any time after the Discharge of the First-Lien Obligations the mandatory repayment of Second-Lien Loans pursuant to Section 4.02(c), (d), (e), (f) or (g) would result, after giving effect to the procedures set forth in this clause (i) above, in the Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Eurodollar Loans, “Affected Loans”), the Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable so long as no Default or Event of Default is then in existence.  At the time any Affected Loans are otherwise required to be prepaid the Borrower may elect, so long as no Default or Event of Default is then in existence, to deposit 100% (or such lesser percentage elected by the Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account).

(j) (I) Upon a Change of Control, each Lender shall have the right to require that the Borrower repurchase all or any portion of the Second-Lien Loans of such Lender pursuant to an Assignment and Assumption Agreement, at a purchase price in cash equal to the Applicable Change of Control Percentage of the principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the terms contemplated in Section 4.02(j)(II); provided that, with respect to such repurchases, the Borrower shall simultaneously provide a copy of such Assignment and Assumption Agreement and any other agreements between the Borrower and each Lender with respect to such repurchase to Administrative Agent.  Prior to the mailing of the notice to Lenders provided for in Section 4.02(j)(II) below but in any event within 60 days following the date the Borrower obtains actual knowledge of any Change of Control, the Borrower shall (i) repay in full all obligations, and terminate all commitments, under the First-Lien Credit Agreement or (ii) obtain the requisite consent under the First-Lien Credit Agreement to permit the repurchase of the Second-Lien Loans as provided for in Section 4.02(j)(II).  The Borrower shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Second-Lien Loans pursuant to the provisions described below.  The Borrower’s failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in clause (II) below as a result of the prohibition in the second preceding sentence) may (with notice and lapse of time) constitute an Event of Default under Section 10.03 but shall not constitute an Event of Default described in Section 10.01.

(II)                                Within 60 days following the date the Borrower obtains actual knowledge of any Change of Control, the Borrower shall mail a notice to Administrative Agent and all Lenders (the “Change of Control Offer”) stating:

(i)                                     that a Change of Control has occurred and that each Lender has the right to require the Borrower to purchase all or a portion of such Lender’s outstanding Second-Lien Loans at a purchase price in cash equal to the Applicable Change of Control Percentage of the principal amount thereof, plus accrued and unpaid interest to the date of purchase;

(ii)                                  the circumstances and relevant facts and financial information regarding such Change of Control;

(iii)                               the purchase date (which shall be no earlier than 30 days nor later than 90 days from the date such notice is mailed); and

(iv)                              the instructions determined by the Borrower (which shall be reasonably acceptable to Administrative Agent), consistent with this Section 4.02(j), that a Lender must follow if such Lender elects to have its outstanding Second-Lien Loans purchased.

(III)                            With respect to all repurchases made by the Borrower pursuant to this Section 4.02(j), (i) the Borrower shall pay all accrued and unpaid interest, if any, on the repurchased Second-Lien Loans to the date of repurchase of such Second-Lien Loans, (ii) the repurchase of such Second-Lien Loans by the Borrower shall not be taken into account in the calculation of Excess Cash Flow, (iii) if requested by any Lender (based on advice of counsel), the Borrower shall have provided to such Lender all information that, together with any previously provided information, would satisfy the requirements of Rule 10b-5 of the Exchange Act with respect to an offer by the Borrower to repurchase securities registered under the Securities Act (whether or not such securities are outstanding) as if such offer was being made as of the date of such repurchase of Second-Lien Loans from a Lender, (iv) the Lenders shall be entitled to withdraw their election if the Borrower receives not later than one Business Day prior to the repurchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the outstanding Second-Lien Loan which was elected for repurchase by the Lender and a statement that such Lender is withdrawing its election to have such Second-Lien Loan repurchased and (v) such repurchases shall not be deemed to be voluntary prepayments pursuant to Section 4.01.

(IV)                            Prior to any Change of Control Offer, the Borrower shall deliver to the Administrative Agent on behalf of all Lenders an officer’s certificate stating that all conditions precedent contained herein to the right of the Borrower to make such Change of Control Offer have been complied with.

(V)                                Following repurchase by Borrower pursuant to this Section 4.02(j), the Second-Lien Loans so repurchased shall be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Credit Documents, including, but not limited to (i) the making of, or the application of, any payments to the Lenders under this Agreement or any other Credit Document, (ii) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Credit Document or (iii) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Credit Document.

(VI)                            Notwithstanding the foregoing provisions of this Section 4.02(j), the Borrower shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 4.02(j)(II) applicable to a Change of Control Offer made by the Borrower and purchases all outstanding Second-Lien Loans validly tendered and not withdrawn under such Change of Control Offer.

(VII) Notwithstanding any of the provisions set forth in this Agreement to the contrary, the Borrower, the Lenders and the Administrative Agent hereby agree that nothing in this Agreement shall be understood to mean or suggest that the Second-Lien Loans constitute “securities” for purposes of either the Securities Act or the Exchange Act.

4.03.  Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement or any Second-Lien Loan Note shall be made to the Administrative Agent for the ratable account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in immediately available funds and in U.S. Dollars at the Payment Office.  Any payments under this Agreement or under any Second-Lien Loan Note which are made later than 12:00 Noon (New York time) shall be deemed to have been made on the next succeeding Business Day.  Whenever any payment to be made hereunder or under any Second-Lien Loan Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.04.  Net Payments.  (a)  All payments made by any Credit Party hereunder or under any Credit Document or under any Second-Lien Loan Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on, measured by or determined by reference to the net income or net profits of a Lender or franchise taxes imposed in lieu thereof pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any political subdivision of any such jurisdiction) and all interest, penalties or similar liabilities with respect to such nonexcluded taxes, levies, imposts, duties, fees, assessments or other charges (all such nonexcluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied, imposed or collected through withholding or deduction, the Borrower (or any other Credit Party making the payment) agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Second-Lien Loan Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Second-Lien Loan Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower (or any other Credit Party making the payment) agrees to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower (or the respective Credit Party) will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other documentation evidencing such payment by the Borrower (or such Credit Party).  The Credit Agreement Parties jointly and severally agree (and each Subsidiary Guarantor pursuant to its Subsidiary Guaranty, and the incorporation by reference therein of the provisions of this Section 4.04, shall agree) to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender; provided that such Lender shall have provided the Credit Agreement Party (or respective Subsidiary Guarantor) with evidence, reasonably satisfactory to such Credit Agreement Party (or such Subsidiary Guarantor), of the payment of such Taxes.

(b)                                 Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.07 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Second-Lien Loan Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Second-Lien Loan Note.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to the benefits of an income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued complete exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Second-Lien Loan Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate in which case such

Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.07(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.07(b), the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes (or, if later, the date such Lender became party to this Agreement).

(c)                                  If the Borrower pays any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, release or remission for or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction, release or remission for or credit; provided that (i) any Lender may determine in its sole discretion consistent with the policies of such Lender whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrower pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrower is obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(c) shall require a Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time a Default or Event of Default then exists.

(d)                                 The provisions of this Section 4.04 shall be subject to the provisions of Section 13.18 (to the extent applicable).

SECTION 5.  Conditions Precedent to Initial Credit Events.  The obligation of each Lender to make each Second-Lien Loan hereunder on the Initial Borrowing Date, is subject, at the time of the making of such Second-Lien Loan to the satisfaction of the following conditions:

5.01.  Execution of Agreement; Second-Lien Loan Notes.  On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender which has requested the same the appropriate Second-Lien Loan Note executed by the Borrower and in the amount, maturity and as otherwise provided herein.

5.02.  Officer’s Certificate.  On the Initial Borrowing Date, the Administrative Agent shall have received a certificate from Holdings, dated such date signed by an Authorized Officer of Holdings, stating that all of the applicable conditions set forth in Sections 5.05 through 5.09, inclusive, and 5.17 (other than such conditions that are expressly subject to the satisfaction of any Agent and/or the Required Lenders), have been satisfied on such date.

5.03.  Opinions of Counsel.  On the Initial Borrowing Date, the Administrative Agent shall have received opinions, addressed to each Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date, from (i) Gibson, Dunn & Crutcher LLP, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit E and such other matters incident to the transactions contemplated herein as the Agents and the Required Lenders may reasonably request and be in form and substance reasonably satisfactory to the Agents and the Required Lenders, and (ii) local counsel to the Credit Parties and/or the Administrative Agent reasonably satisfactory to the Administrative Agent, which opinion or opinions shall be in form, scope and substance reasonably satisfactory to the Administrative Agent.

5.04.  Corporate Documents; Proceedings.  (a)  On the Initial Borrowing Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the chairman, a vice-chairman, the president or any vice-president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate and all of the foregoing (including each such certificate of incorporation, by-laws or other organizational document) shall be reasonably satisfactory to the Administrative Agent.

(b)                                 On the Initial Borrowing Date, all Company proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

5.05.  Adverse Change, etc.  On or prior to the Initial Borrowing Date, since March 31, 2003, nothing shall have occurred which (i) the Required Lenders or any Agent shall reasonably determine (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely to have, a Material Adverse Effect or (ii) has had a material adverse effect on the Transaction.

5.06.  Litigation.  On the Initial Borrowing Date, there shall be no actions, suits, proceedings or investigations pending or threatened (a) with respect to this Agreement or any other Document or the Transaction, (b) with respect to any material Existing Indebtedness or (c) which any Agent or the Required Lenders shall determine (x) have had (unless same has ceased to exist in all respects) or (y) are reasonably likely to have (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

5.07.  Approvals.  On or prior to the Initial Borrowing Date, (i) all necessary governmental (domestic and foreign), regulatory and third party approvals in connection with any Existing Indebtedness, the Transaction, the transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent, and (ii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction, the making of the Second-Lien Loans and the transactions contemplated by the Documents or otherwise referred to herein or therein.  Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transaction or the making of the Second-Lien Loans.

5.08.  Recapitalization.  (a)  On the Initial Borrowing Date (and concurrently with the incurrence of Second-Lien Loans hereunder), (i) the Borrower shall have made a one-time cash payment to Holdings (in the form of a Dividend, intercompany loan and/or intercompany loan repayment) and to certain of its Subsidiaries (in the form of an intercompany loan and/or contribution to capital) in an aggregate amount of $270.0 million, and (ii) Holdings shall, in turn, have utilized the full amount of the proceeds of such payment received by it to make a one-time cash Dividend and/or other payment to the Sponsor and certain other shareholders of Holdings previously identified to the Agents and the relevant Subsidiaries shall have set aside the remaining portion of such $270.0 million for the payment to certain members of their management or for payment to their respective Subsidiaries (for ultimate payment to members of management of the Subsidiaries receiving such payments), with such payments to be made as promptly as practicable after the Initial Borrowing Date) (collectively, the “Sponsor Distribution”).

(b)                                 On or prior to the Initial Borrowing Date, all commitments under the Existing Credit Agreement shall have been terminated, all loans outstanding thereunder shall have been repaid in full, together with all accrued and unpaid interest thereon, all accrued and unpaid fees thereon shall have been paid in full, all letters of credit issued thereunder shall have been terminated (or incorporated as Letters of Credit under the First-Lien Credit Agreement )

and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full.

(c)  On or prior to the Initial Borrowing Date, the Existing Accounts Receivable Facility shall have been terminated, all Receivables Indebtedness outstanding thereunder shall have been repaid in full and all other amounts owing pursuant to the Existing Accounts Receivable Facility shall have been repaid in full.

(d) On the Initial Borrowing Date, all security interests in respect of, and Liens securing, the Indebtedness To Be Refinanced relating to Holdings and its Subsidiaries shall have been terminated and released to the satisfaction of the Agents, and the Administrative Agent shall have received all such releases as may have been requested by the Agents, which releases shall be in form and substance satisfactory to the Agents.  Without limiting the foregoing, there shall have been delivered (i) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC of each jurisdiction where a financing statement (Form UCC-1 or the equivalent) was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests securing the Indebtedness To Be Refinanced and the documentation related thereto, (ii) a termination or reassignment of any security interest in, or Lien on, any patents, trademarks, copyrights or similar interests of Holdings or any of its Subsidiaries on which filings have been made to secure obligations under the Existing Credit Agreement, fully executed by the appropriate parties, (iii) terminations of all mortgages, leasehold mortgages, deeds of trust and leasehold deeds of trust created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations in respect of the Existing Credit Agreement, all of which shall be in form, scope and substance reasonably satisfactory to each of the Agents and (iv) all collateral owned by Holdings or any of its Subsidiaries in the possession of any of the creditors in respect of the Indebtedness To Be Refinanced or any collateral agent or trustee under any related security document shall have been returned to Holdings or such Subsidiary.

(e)                                  On the Initial Borrowing Date and after giving effect to the Transaction, Holdings and its Subsidiaries shall not have outstanding any Indebtedness other than Indebtedness permitted pursuant to Section 9.04, and all such Indebtedness which is to remain outstanding after the Initial Borrowing Date shall not be subject to any default or event of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby.

5.09.  First-Lien Credit Agreement.  (a) On or prior to the Initial Borrowing Date, (i) the Borrower shall have received gross cash proceeds of at least $380,000,000 from the incurrence of term loans by it under the First-Lien Credit Agreement, together with up to $15,000,000 of gross cash proceeds from the incurrence of Revolving Loans under, and as defined in, the First-Lien Credit Agreement (to the extent such additional proceeds are required to finance the Transaction).

(b) On the Initial Borrowing Date, (i) the incurrence of Indebtedness pursuant to the First-Lien Credit Agreement shall have been consummated in accordance with the terms and conditions of the applicable Documents therefor and all applicable law, (ii) the Administrative Agent shall have received true and correct copies of all First-Lien Credit Documents, certified as such by an appropriate officer of Holdings, (ii) all such First-Lien Credit Documents and all terms and conditions thereof (including, without limitation, amortization, maturities, interest rates, covenants, defaults, remedies, guaranties and guarantors) shall be in form and substance reasonably satisfactory to each Agent and the Required Lenders, (iii) all such First-Lien Credit Documents shall be in full force and effect and (iv) all conditions precedent to the consummation of the incurrence of loans pursuant to the First-Lien Credit Agreement as set forth therein shall have been satisfied, and not waived unless consented to by each Agent and the Required Lenders, to the reasonable satisfaction of each Agent and the Required Lenders.

5.10.  Intercreditor Agreement.  On the Initial Borrowing Date, each Credit Party,  the Administrative Agent, the First-Lien Administrative Agent and the Collateral Agent shall have duly authorized, executed and delivered the Intercreditor Agreement in the form of Exhibit N hereto (as amended, modified, restated and/or supplemented from time to time, the “Intercreditor Agreement”), and the Intercreditor Agreement shall be in full force and effect.

5.11.  Subsidiaries Guaranties.  On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time, the “Subsidiaries Guaranty”), guaranteeing all of the obligations of the Borrower as more fully provided therein, and the Subsidiaries Guaranty shall be in full force and effect.

5.12.  Security Documents; etc.  (a)  On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificated Pledge Agreement Collateral referred to therein then owned by such Credit Party and required to be pledged pursuant to the terms thereof, (x) endorsed in blank in the case of promissory notes or (y) accompanied by executed and undated transfer powers in the case of certificated Equity Interests, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Pledge Agreement have been taken, and the Pledge Agreement shall be in full force and effect.

(b)                                 On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit I (as amended, modified, restated and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Security Agreement”) covering all of the Security Agreement Collateral, together with:

(i)                                     executed copies of Financing Statements (Form UCC-1) or appropriate local equivalent in appropriate form for filing under the UCC or appropriate local equivalent of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

(ii)                                  certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Administrative Agent and (y) to the extent evidencing Permitted Liens);

(iii)                               evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement; and

(iv)                              evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement have been taken.

and the Security Agreement shall be in full force and effect.

(c)                                  On the Initial Borrowing Date, the Collateral Agent shall have received:

(A)                              fully executed counterparts of Mortgages in form and substance satisfactory to the Collateral Agent, which Mortgages shall cover such of the Real Property owned or leased by Holdings or any of its Subsidiaries (after giving effect to the Transaction) as are designated on Schedule III as a Mortgaged Property, together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the lien of such Mortgage for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable second priority mortgage lien on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desirable under local law) for the benefit of the Secured Creditors, subject to Permitted Encumbrances;

(B)                                Title insurance policies issued by a reputable title insurer satisfactory to the Collateral Agent (“Mortgage Policies”) on each Mortgaged Property in amounts satisfactory to the Administrative Agent and the Required Lenders assuring the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance satisfactory to the Administrative Agent and the Required Lenders and shall include, as appropriate, an endorsement for future advances under this Agreement and the Second-Lien Loan Notes and for any other matter that the Collateral Agent may request, shall not include an exception for mechanics’ liens or creditors’ rights, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent may request; and

(C)                                surveys of each Mortgaged Property designated as a “Surveyed Property” on Schedule III hereto.

5.13.  Employee Benefit Plans; Shareholders’ Agreements; Management Agreements; Collective Bargaining Agreements; Existing Indebtedness Agreements; Tax Allocation Agreements.  On or prior to the Initial Borrowing Date, there shall have been made available for inspection and copying to the Administrative Agent, at its request, true and correct copies, certified (in the case of the agreements referred to in clause (ii), (iii), (vi) and (vii) below) as true and complete by the President or Vice-President of Holdings  of:

(i)                                     all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a “single-employer plan,” as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other “employee benefit plans,” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries or any ERISA Affiliate (provided that the foregoing shall apply in the case of any multiemployer plan, as defined in 4001(a)(3) of ERISA, only to the extent that any document described therein is in the possession of Holdings or any Subsidiary of Holdings or any ERISA Affiliate or reasonably available thereto from the sponsor or trustee of any such plan) (collectively, the “Employee Benefit Plans”);

(ii)                                  all agreements (including, without limitation, shareholders’ agreements, subscription agreements and registration rights agreements) entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of the capital stock of the entity that is a party to such agreement and any agreements entered into by shareholders relating to any such entity with respect to its capital stock to which such entity is also a party (collectively, the “Shareholders’ Agreements”);

(iii)                               all material agreements entered into by Holdings or any of its Subsidiaries with respect to the management of Holdings or any of its Subsidiaries after giving effect to the Transaction (including consulting agreements and other management advisory agreements but excluding employment agreements) (collectively, the “Management Agreements”);

(iv)                              all collective bargaining agreements applying or relating to any employee of Holdings or any of its Subsidiaries after giving effect to the Transaction (collectively, the “Collective Bargaining Agreements”);

(v)                                 all agreements evidencing or relating to any Existing Indebtedness of Holdings or any of its Subsidiaries (collectively, the “Existing Indebtedness Agreements”);

(vi)                              any tax sharing or tax allocation agreements entered into by Holdings or any of its Subsidiaries (collectively, the “Tax Allocation Agreements”); and

(vii) all material employment agreements entered into by Holdings or any of its Subsidiaries (collectively, the “Employment Agreements”).

all of which Employee Benefit Plans, Shareholders’ Agreements, Management Agreements, Collective Bargaining Agreements, Existing Indebtedness Agreements, Tax Allocation Agreements and Employment Agreements shall be in full force and effect on the Initial Borrowing Date.

5.14.  Solvency Certificate; Insurance Certificates.  On or before the Initial Borrowing Date, the Administrative Agent shall have received:

(a)                                  a solvency certificate in the form of Exhibit J from the chief financial officer of Holdings, dated the Initial Borrowing Date, and supporting the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, the Borrower (on a stand-alone basis), Holdings and its Subsidiaries (on a consolidated basis) and the Borrower and its Subsidiaries (on a consolidated basis), in each case, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its or their respective businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature and become due; and

(b)                                 evidence of insurance complying with the requirements of Section 8.03 for the business and properties of Holdings and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

5.15.  Financial Statements; Pro Forma Financial Statements; Projections.  On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent (i) true and correct copies of the financial statements referred to in Section 7.10(b), (ii) an unaudited pro forma (calculated as if the Transaction had occurred on such date) consolidated balance sheet of Holdings and its Subsidiaries as of the January, 2004 fiscal month end, after giving effect to the Transaction and the incurrence of all Indebtedness (including the Second-Lien Loans) contemplated herein and prepared in accordance with GAAP (the “Pro Forma Balance Sheet”), and (iii) a reasonably satisfactory funds flow statement related to the Transaction.

5.16.  Payment of Fees.  On the Initial Borrowing Date, all costs, fees and expenses, and all other compensation due to the Agents and the Lenders (including, without limitation, legal fees and expenses) shall have been paid to the extent then due.

5.17.  No Default; Representations and Warranties.  On the Initial Borrowing Date and immediately after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

5.18.  Notice of Borrowing.  Prior to the making of each Second-Lien Loan on the Initial Borrowing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a).

The occurrence of the Initial Borrowing Date and the acceptance of the benefits or proceeds of the Second-Lien Loans shall constitute a representation and warranty by each of Holdings and the Borrower to each Agent and each of the Lenders that all the conditions specified in Section 5 (other than such conditions that are expressly subject to the satisfaction of the Agents and/or the Required Lenders) exist as of that time. All of the Second-Lien Loan Notes, certificates, legal opinions and other documents and papers referred to in Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Second-Lien Loan Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory to the Lenders.

SECTION 6.  Reserved.

SECTION 7.  Representations and Warranties.  In order to induce the Lenders to enter into this Agreement and to make the Second-Lien Loans provided for herein, each of Holdings and the Borrower makes the following representations and warranties with the Lenders, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the making of the Second-Lien Loans (with the occurrence of the Initial Borrowing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date, unless stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

7.01.  Company Status.  Each of Holdings and its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely to have, a Material Adverse Effect.

7.02.  Company Power and Authority.  Each of Holdings and its Subsidiaries has the Company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Documents to which it is a party.  Each of Holdings and its Subsidiaries has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03.  No Violation.  Neither the execution, delivery or performance by Holdings or any of its Subsidiaries of the Documents to which it is a party, nor compliance by Holdings or any of its Subsidiaries with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any material provision of any material applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of Holdings or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material agreement or instrument to which Holdings or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject (including, without limitation, the Existing Indebtedness Agreements) or (iii) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of Holdings or any of its Subsidiaries.

7.04.  Litigation.  There are no actions, suits, proceedings or investigations pending or threatened (i) with respect to any Document, (ii) with respect to the Transaction, or (iii) with respect to Holdings or any of its Subsidiaries that (x) have had (unless same has ceased to exist in all respects) or (y) are reasonably likely to have a Material Adverse Effect.  Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event.

7.05.  Use of Proceeds; Margin Regulations.  (a)  The proceeds of the Second-Lien Loans shall be utilized by the Borrower and its Subsidiaries on the Initial Borrowing Date to finance, in part, the Recapitalization and to pay fees and expenses (not to exceed $15,000,000) incurred in connection with the Transaction.

(b)                                 No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Second-Lien Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(c)                                  On the Initial Borrowing Date, not more than 25% of the value of the assets of Holdings and its Subsidiaries taken as a whole (including all capital stock of Holdings held in treasury) will constitute Margin Stock.

7.06.  Governmental Approvals.  Except as may have been obtained or made on or prior to the Initial Borrowing Date (and which remain in full force and effect on the Initial Borrowing Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.

7.07.  Investment Company Act.  None of Holdings or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.08.  Public Utility Holding Company Act.  None of Holdings or any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

7.09.  True and Complete Disclosure.  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.  It is understood that the Projections do not constitute factual information for purposes of this Section 7.09.

7.10.  Financial Condition; Financial Statements.  (a)  On and as of the Initial Borrowing Date, on a pro forma basis after giving effect to the Transaction, and to all Indebtedness (including the Second-Lien Loans) incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection therewith, with respect to the Borrower (on a stand-alone basis), Holdings and its Subsidiaries (on a consolidated basis) and the Borrower and its Subsidiaries (on a consolidated basis) (x) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis), Holdings and its Subsidiaries (on a consolidated basis) and the Borrower and its Subsidiaries (on a consolidated basis) will exceed its or their debts, (y) it has or they have not incurred nor intended to, nor believes or believe that it or they will, incur debts beyond its or their ability to pay such debts as such debts mature and (z) it or they will have sufficient capital with which to conduct its or their business.  For purposes of this Section 7.10, “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(b)                                 (i) The audited consolidated statements of financial condition of Holdings and its Subsidiaries at March 31, 2001, March 31, 2002 and March 31, 2003, and the related consolidated statements of income and cash flow and changes in shareholders’ equity of Holdings and its Subsidiaries for the fiscal years ended on such dates, (ii) the unaudited consolidated balance sheet of Holdings and its Subsidiaries as of the end of the fiscal quarter of Holdings ended December 28, 2003, and the related consolidated statements of earnings, shareholders’ equity and cash flows of Holdings and its Subsidiaries for the nine-month period then ended, (iii) the interim statements of income and cash flows for Holdings and its

Subsidiaries for each calendar month ended after December 28, 2003 through and including the latest calendar month ending at least 25 days prior to the Initial Borrowing Date and (iv) the Pro Forma Balance Sheet, all furnished to the Lenders prior to the Initial Borrowing Date, in each case present fairly in all material respects the financial condition of Holdings and its Subsidiaries at the date of such statements of financial condition and the results of operations of Holdings and its Subsidiaries for the periods covered thereby (or, in the case of the Pro Forma Balance Sheet, presents a good faith estimate of the consolidated pro forma financial condition of Holdings as at the date of the preparation thereof (in each case, after giving effect to the Transaction at the date thereof or for the period covered thereby)), subject, in the case of unaudited financial statements, to normal year-end adjustments.  All such financial statements (other than the aforesaid Pro Forma Balance Sheet) have been prepared in accordance with GAAP and practices consistently applied, except, in the case of the quarterly and monthly statements, for the omission of footnotes and ordinary end of period adjustments and accruals (all of which are of a recurring nature and none of which individually, or in the aggregate, would be material) and the aforesaid Pro Forma Balance Sheet has been prepared on a basis consistent with the historical financial statements of Holdings set forth in foregoing clause (i) of this Section 7.10(b).

(c)                                  After giving effect to the Transaction, since March 31, 2003 (but assuming the Transaction had occurred immediately prior to such date), nothing has occurred that (x) has had a Material Adverse Effect (unless same has ceased to exist in all respects) or (y) is reasonably likely to have a Material Adverse Effect.

(d)                                 Except as fully reflected in the financial statements described in Sections 7.10(b) and as otherwise permitted by Section 9.04, (i) there were as of the Initial Borrowing Date (and after giving effect to any Second-Lien Loans made, and transactions occurring, on such date), no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, (x) have had a Material Adverse Effect (unless same has ceased to exist in all respects) or (y) are reasonably likely to have a Material Adverse Effect and (ii) neither Holdings nor the Borrower knows of any basis for the assertion against Holdings or any of its Subsidiaries of any such liability or obligation which, either individually or in the aggregate, (x) have had a Material Adverse Effect (unless same has ceased to exist in all respects) or (y) are reasonably likely to have a Material Adverse Effect.

(e)                                  The Projections have been prepared on a basis consistent with the financial statements referred to in Section 7.10(b), and are based on good faith estimates and assumptions made by the management of Holdings, which assumptions such management believed were reasonable on the Initial Borrowing Date, it being recognized by the Lenders that such projections of future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results contained therein and such differences may be material.  There is no fact known to Holdings, the Borrower or any of their respective Subsidiaries which (x) has had a Material Adverse Effect (unless same has ceased to exist in all respects) or (y) is reasonably likely to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

7.11.  Security Interests.  On and after the Initial Borrowing Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons, and subject to no other Liens (except that (i) the Security Agreement Collateral may be subject to Permitted Liens, (ii) the Pledge Agreement Collateral may be subject to the Liens described in clauses (i) and (v) of Section 9.03 and (iii) the security interest and mortgage lien created on any Mortgaged Property may be subject to the Permitted Encumbrances related thereto), in favor of the Collateral Agent.  No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Initial Borrowing Date as contemplated by Section 5.12 or on or prior to the execution and delivery thereof as contemplated by Sections 8.11 and 9.15.

7.12.  Compliance with ERISA.  (a)  Schedule V sets forth, as of the Initial Borrowing Date, each Plan and each Multiemployer Plan of Holdings.  Each Plan (and each related trust, insurance contract or fund) is in material compliance with its terms and with all applicable laws, including, without limitation, ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter or an opinion letter since January 1, 2001 from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred that could reasonably be expected to result in any material liability for Holdings, any Subsidiary of Holdings or any ERISA Affiliate; no Multiemployer Plan is insolvent or in reorganization; except as set forth on Schedule V with respect to the three plans set forth therein, no Plan has an Unfunded Current Liability which, when added to the aggregate amount of Unfunded Current Liabilities with respect to all other Plans (after taking into account the amount of Unfunded Current Liabilities set forth on Schedule V with respect to the three plans set forth thereon), exceeds $10,000,000; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan and a Multiemployer Plan have been timely made, except to the extent that any failure to make such contribution would not result in a material liability; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or, to the knowledge of Holdings or the Borrower, reasonably expects to incur any such material liability under any of the foregoing sections with respect to any Plan or a Multiemployer Plan; no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a material liability to or on account of a Plan or a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or, to the knowledge of Holdings or the Borrower, threatened that could reasonably be expected to result in any material liability for Holdings, any Subsidiary of Holdings or any ERISA Affiliate; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, Holdings and its Subsidiaries and ERISA Affiliates would not have any material liabilities to any Multiemployer Plan in the event of a withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code except to the extent that such noncompliance would not result in a material liability; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings or any ERISA Affiliate has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any such failure could reasonably be expected to result in a material liability; no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or to the knowledge of Holdings or the Borrower, is reasonably likely to arise on account of any Plan or any Multiemployer Plan; and Holdings and its Subsidiaries do not maintain or contribute to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(b)                                 Each Foreign Pension Plan, if any, has been maintained in material compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan, if any, have been timely made.  Except as could not reasonably be expected to have a Material Adverse Effect (i) neither Holdings nor any of its Subsidiaries has incurred any material obligation in connection with the termination, of or withdrawal from, any Foreign Pension Plan, and (ii) there are no accrued benefit liabilities (whether or not vested) under any Foreign Pension Plan that are unfunded or that have not been adequately reserved for in accordance with generally accepted accounting principles in the applicable jurisdiction.

7.13.  Capitalization.  (a)  On the Initial Borrowing Date and after giving effect to the Transaction and the other transactions contemplated hereby, the authorized capital stock of Holdings shall consist of (i) 1,000,000 shares of Class A common stock, $.01 par value per share, 386,471 shares of which are issued and outstanding, (ii) 1,000,000 shares of Class B common stock, $.01 par value per share, none of which shares are issued and outstanding (such authorized shares of common stock described in clauses (i) and (ii), together with any subsequently authorized shares of common stock of Holdings, collectively, the “Holdings Common Stock”) and (iii) 1,000,000 shares of Series A convertible preferred stock, par value $.01 per share, 665,883 shares of which are issued and outstanding (the “Convertible Preferred Stock”).  All outstanding shares of Holdings Common Stock and Convertible Preferred Stock have been duly and validly issued, are fully paid and nonassessable and free of preemptive rights.  As of the Initial Borrowing Date, except as set forth on Schedule X hereto, Holdings does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

(b)                                 On the Initial Borrowing Date and after giving effect to the Transaction, the authorized capital stock of the Borrower shall consist of 3,000 shares of common stock, $.01 par value per share, 100 of which shares are issued and outstanding.  All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and free of preemptive rights.  The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character to, its capital stock.

7.14.  Subsidiaries.  On and as of the Initial Borrowing Date and after giving effect to the Transaction, Holdings has no Subsidiaries other than the Borrower and its Subsidiaries, and the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule VII.  Schedule VII correctly sets forth, as of the Initial Borrowing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  No Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

7.15.  Intellectual Property, etc.  Each of Holdings and each of its Subsidiaries owns or has the rights to use all patents, trademarks, permits, service marks, trade names, technology copyrights, licenses, franchises and formulas, or other rights with respect to the foregoing, reasonably necessary for the conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely to have, a Material Adverse Effect.

7.16.  Compliance with Statutes; Agreements, etc.  Each of Holdings and each of its Subsidiaries is in compliance with (i) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property and (ii) all contracts and agreements to which it is a party, except such non-compliance as (x) has not (unless same has ceased to exist in all respects) and (y) is not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

7.17.  Environmental Matters.  (a)  Each of Holdings and each of its Subsidiaries has complied with, and on the date of each Credit Event is in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and neither Holdings nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing.  There are no pending or past or, to the best knowledge of Holdings or the Borrower, threatened Environmental Claims against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries.  There are no facts, circumstances, conditions or occurrences on any Real Property owned or operated by Holdings or any of its Subsidiaries or on any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

(b)                                 Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by Holdings or any of its Subsidiaries except in compliance with all applicable Environmental Laws and reasonably required in connection with the operation, use and maintenance of such Real Property by Holdings’ or such Subsidiary’s business.  Hazardous Materials have not at any time been Released on or from any Real Property owned or operated by Holdings or any of its Subsidiaries or by any person acting for or under contract to Holdings or any of its Subsidiaries, or to the knowledge of Holdings, by any other Person in respect of Real Property owned or operated by Holdings or any of its Subsidiaries, except in compliance with all applicable Environmental Laws.

(c)                                  Notwithstanding anything to the contrary in this Section 7.17, the representations made in this Section 7.17 shall only be untrue if the aggregate effect of all conditions, failures, noncompliances, Environmental Claims, Hazardous Materials, Releases and presence of underground storage tanks, in each case of the types described above, (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely to have, a Material Adverse Effect.

7.18.  Properties.  All Real Property owned by Holdings or any of its Subsidiaries and all material Leaseholds leased by Holdings or any of its Subsidiaries, in each case as of the Initial Borrowing Date and after giving effect to the Transaction, and the nature of the interest therein, is correctly set forth in Schedule III.  Each of Holdings and each of its Subsidiaries has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property reflected in Schedule III and in the financial statements (including the Pro Forma Financial Statements) referred to in Section 7.10(b) (except such properties sold in the ordinary course of business since the dates of the respective financial statements referred to therein), free and clear of all Liens, other than Permitted Liens.

7.19.  Labor Relations.  Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely to have, a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or threatened against Holdings or any of its Subsidiaries and (iii) no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as (x) has not had (unless same has ceased to exist in all respects) and (y) is not reasonably likely to have, a Material Adverse Effect.

7.20.  Tax Returns and Payments.  Each of Holdings and each of its Subsidiaries has timely filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of Holdings and its Subsidiaries in accordance with generally accepted accounting principles.  Each of Holdings and each of its Subsidiaries has at all times paid, or has provided adequate reserves (in the good faith judgment of the management of Holdings) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date.  There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries.  Neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

7.21.  Existing Indebtedness.  Part A of Schedule IV sets forth a true and complete list of all Indebtedness of Holdings and its Subsidiaries as of the Initial Borrowing Date and which is to remain outstanding after giving effect to the Transaction (excluding (i) the Obligations, (ii) the Indebtedness pursuant to the First-Lien Credit Documents and (iii) Indebtedness under Existing Overdraft Facilities) (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

7.22.  Insurance.  Set forth on Schedule VIII hereto is a true, correct and complete summary of all insurance carried by each Credit Party on and as of the Initial Borrowing Date (immediately after giving effect to the Transaction), with the amounts insured set forth therein.

7.23.  Transaction.  At the time of consummation thereof, each element of the Transaction shall have been consummated in all material respects in accordance with the terms of the relevant Documents therefor and all applicable laws.  At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities required in order to make or consummate each element of the Transaction in all material respects in accordance with the terms of the relevant Documents therefor and all applicable laws have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained).  All applicable waiting periods with respect thereto have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the Transaction.  Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon any element of the Transaction, the occurrence of any Credit Event, or the performance by Holdings or any of its Subsidiaries of their respective obligations under the Documents and all applicable laws.

7.24.  Special Purpose Corporation.  (a)  Holdings has no significant assets (other than the Equity Interests of the Borrower, any Intercompany Note evidencing an Intercompany Loan permitted to be made by it pursuant to Section 9.05(vi), cash and Cash Equivalents held prior to the on-lending, contribution, dividend and/or other application for purposes not otherwise prohibited by this Agreement and the assets used for the performance of those activities permitted to be performed by it pursuant to Section 9.01(b)) or liabilities (other than under this Agreement and the other Documents to which it is a party and those liabilities permitted to be incurred by it pursuant to Section 9.01(b)).

(b)                                 Cayman Partnership Shareholder #1 has no significant assets (other than the Equity Interests of Cayman Partnership Shareholder #2, Cayman Partnership Shareholder #3, the Cayman Partnership and the immaterial assets used for the performance of those activities permitted to be performed by it pursuant to Section 9.01(d)) or liabilities (other than under this Agreement and the other Credit Documents to which it is a party and those liabilities permitted to be incurred by it pursuant to Section 9.01(d)); provided that notwithstanding the foregoing, it is understood and agreed that Cayman Partnership Shareholder #1 may (x) temporarily hold cash and/or Cash Equivalents loaned and/or contributed to it by its parent company, so long as same is promptly contributed and/or on-loaned to one or more of its Subsidiaries, (y) temporarily hold cash and/or Cash Equivalents on-loaned and/or dividended to it by one or more of its Subsidiaries, so long as same is promptly on-loaned and/or dividended to its parent company and (z) hold intercompany receivables resulting from loans made as contemplated above in preceding clauses (x) and (y).

(c)                                  Cayman Partnership Shareholder #2 has no significant assets (other than the Equity Interests of the Cayman Partnership (and the underlying assets of the Cayman Partnership which it may be deemed to own under the laws of the Cayman Islands) and the immaterial assets used for the performance of those activities permitted to be performed by it pursuant to Section 9.01(e)) or liabilities (other than under this Agreement and the other Credit Documents to which it is a party and those liabilities permitted to be incurred by it pursuant to Section 9.01(e)); provided that notwithstanding the foregoing, it is understood and agreed that Cayman Partnership Shareholder #2 may (x) temporarily hold cash and/or Cash Equivalents loaned and/or contributed to it by its parent company, so long as same is promptly contributed and/or on-loaned to one or more of its Subsidiaries, (y) temporarily hold cash and/or Cash Equivalents on-loaned and/or dividended to it by one or more of its Subsidiaries, so long as same is promptly on-loaned and/or dividended to its parent company, and (z) hold intercompany receivables resulting from loans made as contemplated above in preceding clauses (x) and (y).

(d)                                 Cayman Partnership Shareholder #3 has no significant assets (other than the Equity Interests of the Cayman Partnership and the immaterial assets used for the performance of those activities permitted to be performed by it pursuant to Section 9.01(f)) or liabilities (other than under this Agreement and the other Credit Documents to which it is a party and those liabilities permitted to be incurred by it pursuant to Section 9.01(f)); provided that notwithstanding the foregoing, it is understood and agreed that Cayman Partnership Shareholder #3 may (x) temporarily hold cash and/or Cash Equivalents loaned and/or contributed to it by its parent company, so long as same is promptly contributed and/or on-loaned to one or more of its Subsidiaries, (y) temporarily hold cash and/or Cash Equivalents on-loaned and/or dividended to it by one or more of its Subsidiaries, so long as same is promptly on-loaned and/or dividended to its parent company, and (z) hold intercompany receivables resulting from loans made as contemplated above in preceding clauses (x) and (y).

7.25.  Subordination.  (a)               On and after the execution and delivery of any Refinancing Senior Subordinated Notes Documents (unless all of the Second-Lien Loans and other Obligations hereunder have been repaid in full concurrently with the incurrence of the Refinancing Senior Subordinated Notes), the subordination provisions contained therein are enforceable against the Borrower, the Subsidiary Guarantors and the holders of such Indebtedness, and all Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including without limitation, the Subsidiaries Guaranty) are within the definitions of “Senior Debt” or “Guarantor Senior Debt” (or analogous term or terms) and “Designated Senior Debt” (or analogous term) included in such subordination provisions.

(b)                                 The subordination provisions contained in each of the Shareholders Subordinated Notes are enforceable against Holdings and the holders of such Indebtedness, and all Obligations of Holdings hereunder and under the other Credit Documents to which it is a party are within the definition of “Senior Debt” included in such subordination provisions.

SECTION 8.  Affirmative Covenants.  Each of Holdings and the Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, and all Second-Lien Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13(b) which are not then due and payable) incurred hereunder, are paid in full:

8.01.  Information Covenants.  Holdings will furnish, or will cause to be furnished, to the Administrative Agent and each Lender:

(a)                                  Quarterly Financial Statements.  Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period and the budgeted figures for such quarterly period as set forth in the respective budget delivered pursuant to Section 8.01(c) (unless such quarterly period occurs prior to the delivery (or required delivery) of the first budget pursuant to Section 8.01(c) which includes such quarterly accounting period), all of which shall be in reasonable detail and certified by the senior financial officer or other Authorized Officer of Holdings that they fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)                                 Annual Financial Statements.  Within 90 days after the close of each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth comparative consolidated figures for the preceding fiscal year and (except in the case of the fiscal year ending March 31, 2004) comparable budgeted figures for such fiscal year as set forth in the respective budget delivered pursuant to Section 8.01(c) and (except for such comparable budgeted figures) certified by Ernst & Young LLP or such other independent certified public accountants of recognized national standing as shall be reasonably acceptable to the Administrative Agent, in each case to the effect that such statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention or, if such a Default or an Event of Default has come to their attention, a statement as to the nature thereof.

(c)                                  Budgets, etc.  Not more than 60 days after the commencement of each fiscal year of Holdings (commencing with the fiscal year of Holdings ending nearest to March 31, 2005), consolidated budgets of Holdings and its Subsidiaries in reasonable detail for each of the four fiscal quarters of such fiscal year, in each case as customarily prepared by management for its internal use setting forth the principal assumptions upon which such budgets are based.  Together with each delivery of financial statements pursuant to Sections 8.01(a) and (b), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this clause (c) shall be presented.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of the senior financial officer or other Authorized Officer of Holdings to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall, if delivered in connection with the financial statements in respect of a period ending on the last day of a fiscal quarter or fiscal year of Holdings, set forth (x) the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 4.02(a) through (g), inclusive, Sections 9.02(iv), (v), (xi) and (xvi), Sections 9.03(vi), (xviii) and (xix), Sections 9.04(iv), (v), (vi), (vii), (viii), (ix), (x) and (xiii) through (xviii), inclusive, Sections 9.05(vi), (vii), (xi), (xiv) and (xxi), Sections 9.06(ii), (iv), (ix) and (x) and Sections 9.08 through and including 9.11, inclusive, as at the end of such fiscal quarter or year, as the case may be, and (y) the calculation of the Leverage Ratio as at the last day of the respective fiscal quarter or fiscal year of Holdings, as the case may be.

(e)                                  Notice of Default or Litigation.  Promptly, and in any event within five Business Days after an officer of Holdings or any of its Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action Holdings or the Borrower proposes to take with respect thereto, (ii) any litigation or proceeding pending or threatened (x) against Holdings or any of its Subsidiaries which (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely, to have a Material Adverse Effect, (y) with respect to any material Indebtedness of Holdings or any of its Subsidiaries or (z) with respect to any Document, (iii) any material governmental investigation pending or threatened against Holdings or any of its Subsidiaries and (iv) any other event which (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely to have, a Material Adverse Effect.

(f)                                    Management Letters.  Promptly upon receipt thereof, a copy of any “management letter” submitted to Holdings or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of Holdings or any of its Subsidiaries and management’s responses thereto.

(g)                                 Environmental Matters.  Promptly after any officer of Holdings or any of its Subsidiaries obtains actual knowledge of any of the following (but only to the extent that any of the following, either individually or in the aggregate, (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely to have, (a) a Material Adverse Effect or (b) a remedial cost to Holdings or any of its Subsidiaries in excess of $5,000,000), written notice of:

(i)                                     any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Real Property owned or operated by Holdings or any of its Subsidiaries;

(ii)                                  any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that (x) results in noncompliance by Holdings or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property;

(iii)                               any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or such Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and

(iv)                              the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by Holdings or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ response or proposed response thereto.  In addition, Holdings agrees to provide the Lenders with copies of such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

(h)                                 Reports.  Promptly upon transmission thereof, (i) copies of any filings and registrations with, and reports to, the SEC by Holdings or any of its Subsidiaries, (ii) copies of all financial information, notices and reports as Holdings or any of its Subsidiaries shall send to the holders of Indebtedness under the First-Lien Credit Documents and (after the execution and delivery thereof) the Accounts Receivable Facility Documents and any other material Indebtedness in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement and, in the case of the Accounts Receivable Facility Documents, excluding regular monthly reports as to payments on, and the performance of, the related Accounts Receivables Related Assets), (iii) following any public issuance of debt or equity securities of Holdings or any of its Subsidiaries, copies of all financial statements, proxy statements, notices and reports as Holdings or any of its Subsidiaries shall send generally to analysts and the holders of their capital stock or Indebtedness in their capacity as such holders (to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and (iv) with reasonable promptness, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

(i)                                     Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to Holdings or its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

8.02.  Books, Records and Inspections.  Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material requirements of law shall be made of all dealings and transactions in relation to its business and activities.  Holdings will, and will cause each of its Subsidiaries to, permit, upon reasonable prior notice to the senior financial officer or other Authorized Officer of Holdings or the Borrower, officers and designated representatives of the Administrative Agent or the Required Lenders, at their expense unless an Event of Default has occurred, to visit and inspect under the guidance of officers of Holdings or the Borrower any of the properties or assets of Holdings or any of its Subsidiaries in whomsoever’s possession, and to examine the books of account of Holdings and any of its Subsidiaries and discuss the affairs, finances and accounts of Holdings and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

8.03.  Insurance.  (a)  Holdings will, and will cause each of its Subsidiaries to (i) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as is consistent and in accordance with industry practice and (ii) furnish to the Administrative Agent and each of the Lenders, upon request, full information as to the insurance carried.  In addition to the requirements of the immediately preceding sentence, Holdings will at all times cause insurance of the types described in Schedule VIII to be maintained (with the same scope of coverage as that described in Schedule VIII) at levels which are consistent with its practices immediately before the Initial Borrowing Date, or otherwise in form, scope and amount acceptable to the Administrative Agent.  Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.  The provisions of this Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)                                 Holdings will, and will cause each of the Subsidiary Guarantors to, at all times keep the respective property of the Credit Parties (except real or personal property leased or financed through third parties in accordance with this Agreement) insured in favor of the Collateral Agent, and all policies or certificates with respect to such insurance (and any other insurance maintained by, or on behalf of, any Credit Party) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as certificate holder, mortgagee and loss payee with respect to real property, certificate holder and loss payee with respect to personal property, additional insured with respect to general liability and umbrella liability coverage and certificate holder with respect to workers’ compensation insurance), (ii) shall state that such insurance policies shall not be canceled or materially changed without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent and (iii) after the Discharge of the First-Lien Obligations, shall be deposited with the Collateral Agent.

(c)                                  If Holdings or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 8.03, or if Holdings or any of its Subsidiaries shall fail to so name the Collateral Agent as an additional insured, mortgagee or loss payee, as the case may be, or so deposit all certificates with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation), upon five Business Days notice to the Borrower, to procure such insurance, and the Credit Parties agree jointly and severally to reimburse the Administrative Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.

8.04.  Payment of Taxes.  Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims for material sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.03(i); provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained and continues to maintain adequate reserves with respect thereto in accordance with GAAP.

8.05.  Corporate Franchises.  Holdings will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, authority to do business, licenses, certifications, accreditations and patents, except for rights, franchises, authority to do business, licenses, certifications, accreditations and patents the loss of which (individually and in the aggregate) (x) have not had (unless same has ceased to exist in all respects) and (y) are not reasonably likely to have, a Material Adverse Effect; provided, however, that any transaction permitted by Section 9.02 (including, without limitation, the dissolution of any Subsidiary of the Borrower permitted pursuant to said Section) will not constitute a breach of this Section 8.05.

8.06.  Compliance with Statutes; etc.  Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such noncompliance as (x) have not had (unless same has ceased to exist in all respects) and (y) are not reasonably likely to have, a Material Adverse Effect.

8.07.  Compliance with Environmental Laws.  (a)  (i)  Holdings will comply, and will cause each of its Subsidiaries to comply, in all material respects with all Environmental Laws applicable to the ownership or use of its Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither Holdings nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property owned or operated by Holdings or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except in compliance with all applicable Environmental Laws and reasonably required in connection with the operation, use and maintenance of such Real Property by Holdings’ or such Subsidiary’s business, unless any failures to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, (x) have not had (unless same has ceased to exist in all respects) and (y) are not reasonably likely to have, a Material Adverse Effect.  If Holdings or any of its Subsidiaries, or any tenant or occupant of any Real Property owned or operated by Holdings or any of its Subsidiaries, causes or permits any intentional or unintentional act or omission resulting in the presence or Release of any Hazardous Material (except in compliance with applicable Environmental Laws), Holdings agrees, if required to do so under any final applicable directive or order of any governmental agency, to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property except where the failure to do so (x) has not had (unless same has ceased to exist in all respects) and (y) is not reasonably likely to have, a Material Adverse Effect.

(b)                                 At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, Holdings and the Borrower will provide, at their sole cost and expense, an environmental site assessment report concerning any Real Property now or hereafter owned or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm approved by the Administrative Agent, addressing the matters in clause (i) or (ii) below which gives rise to such request (or, in the case of a request pursuant to following clause (i), addressing such matter as may be requested by the Administrative Agent or the Required Lenders) and estimating the range of the potential costs of any removal, remedial or other corrective action in connection with any such matter; provided that in no event shall such request be made unless (i) a Default or Event of Default has occurred and is continuing or (ii) the Lenders receive notice under Section 8.01(g) for any event referred to in said Section which, either individually or in the aggregate, (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely to have, (a) a Material Adverse Effect or (b) a remedial cost to Holdings or any of its Subsidiaries in excess of $10,000,000.  If Holdings and the Borrower fail to provide the same within 60 days after such request was made, the Administrative Agent may order the same, and Holdings and the Borrower shall grant and hereby do grant, to the Administrative Agent and the Lenders and their agents access to such Real Property and specifically grant the Administrative Agent and the Lenders and their agents an irrevocable non-exclusive license, subject to the right of tenants, to undertake such an assessment, all at the Borrower’s expense.

8.08.  ERISA.  As soon as possible and, in any event, within ten (10) Business Days after Holdings, any Subsidiary of Holdings or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to the Administrative Agent a certificate of the chief financial officer or other Authorized Officer of Holdings setting forth in reasonable detail information as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed by Holdings, the Subsidiary, the Plan administrator or such ERISA Affiliate to or with, the PBGC or any other governmental agency, or a Plan or Multiemployer Plan participant, and any notices received by Holdings, such Subsidiary or ERISA Affiliate from the PBGC or other governmental agency or a Plan or Multiemployer Plan participant or the Plan administrator with respect thereto:  that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made with respect to a Plan or Multiemployer Plan or Foreign Pension Plan has not been timely made, except to the extent that any failure to make such contribution would not result in a material liability; that a Plan or Multiemployer Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has a material Unfunded Current Liability and, to the knowledge of Holdings or the Borrower, that a Multiemployer Plan has a material Unfunded Current Liability (assuming, solely for this purpose, that the term “Unfunded Current Liability” also applies to Multiemployer Plans) not previously disclosed to the Lenders prior to the Initial Borrowing Date; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan or

Multiemployer Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan or Multiemployer Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that Holdings or any Subsidiary of Holdings may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  Holdings and the Borrower will deliver to each of the Lenders copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  Holdings and the Borrower will also deliver to each of the Lenders upon request a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other government agency, and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan or received from any government agency or plan administrator or sponsor or trustee with respect to any Multiemployer Plan, shall be delivered to the Lenders no later than ten (10) Business Days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or any other government agency or such notice has been received by Holdings, the Subsidiary or the ERISA Affiliate, as applicable.  Holdings and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtain or retain (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing (x) has not had (unless same has ceased to exist in all respects) and (y) is not reasonably likely to have, a Material Adverse Effect.  If, at any time after the Initial Borrowing Date, Holdings, any Subsidiary of Holdings or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA which is not set forth in Schedule V, as may be updated from time to time, then Holdings shall deliver to the Administrative Agent an updated Schedule V as soon as possible and, in any event, within ten (10) days after Holdings, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), such pension plan.  Such updated Schedule V shall supersede and replace the existing Schedule V.

8.09.  Good Repair.  Holdings will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used in its business are kept in good repair, working order and condition, ordinary wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

8.10.  End of Fiscal Years; Fiscal Quarters.  Holdings will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on March 31 of each year and (ii) itself, and each of its Subsidiaries, to maintain fiscal quarters consistent therewith and with the past practices of Holdings and its Subsidiaries as in effect on the Effective Date.

8.11.  Additional Security; Further Assurances.  (a)  Holdings will, and will cause each of its Wholly-Owned Domestic Subsidiaries (other than the Receivables Entity) to, grant to the Collateral Agent security interests and mortgages in such assets and real property of Holdings and such Wholly-Owned Subsidiaries as are not covered by the original Security Documents, and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”), it being understood that no more than 65% of the total combined voting power of all classes of capital stock of any Exempted Foreign Corporation (as defined in the Pledge Agreement) entitled to vote shall be required to be pledged pursuant to such Additional Security Documents.  All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens.  The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.  Notwithstanding the foregoing, this Section 8.11(a) shall not apply to (and Holdings and its Subsidiaries shall not be required to grant a security interest or a mortgage in) (i) any Leasehold in respect of a service center or sales office, (ii) any other Leasehold that does not have economic value (i.e., below market rent for a significant remaining term) or strategic value to the business of the lessee (as reasonably determined by the Administrative Agent), (iii) any Real Property the fair market value of which (as determined in good faith by senior management of Holdings or the Borrower) is less than $2,500,000, (iv) personal property consisting of motor vehicles or other property subject to certificate of title laws and (v) any local operating, collection or payroll bank accounts exempted from the perfection requirements pursuant to the Security Agreement.

(b)                                 Holdings will, and will cause each of its Wholly-Owned Subsidiaries, other than the Receivables Entity to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.  Furthermore, the Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 8.11 has been complied with.

(c)                                  The Borrower agrees to cause each Wholly-Owned Domestic Subsidiary of the Borrower (other than the Receivables Entity) established or created in accordance with Section 9.15 to execute and deliver a counterpart of the Subsidiaries Guaranty (and/or an assumption agreement in form and substance satisfactory to the Administrative Agent whereby such Wholly-Owned Domestic Subsidiary shall become a party to the Subsidiaries Guaranty) and thereby guaranty all Obligations and all obligations under Interest Rate Protection Agreements and Other Hedging Agreements to a Guaranteed Creditor.

(d)                                 The Borrower will cause each Wholly-Owned Domestic Subsidiary of the Borrower (other than the Receivables Entity) established or created in accordance with Section 9.15 to grant to the Collateral Agent a first priority (subject only to Permitted Liens) Lien on property (tangible and intangible) of such Subsidiary upon terms and with exceptions similar to those set forth in the Security Documents, as appropriate, and satisfactory in form and substance to the Administrative Agent and Required Lenders.  In connection with the actions required to be taken pursuant to the immediately preceding sentence, the respective Wholly-Owned Domestic Subsidiary shall become a party to the various existing Security Documents by executing counterparts thereof and/or assumption agreements relating thereto (together with the delivery of updated schedules) in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, or shall enter into and deliver such new Security Documents as may be requested by the Administrative Agent or the Required Lenders.  The Borrower shall cause each such Wholly-Owned Domestic Subsidiary of the Borrower, at its own expense, to execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record in any appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation and perfection of the foregoing Liens.  The Borrower will cause each of such Wholly-Owned Domestic Subsidiaries to take all actions reasonably requested by the Administrative Agent (including, without limitation, the filing of UCC-1’s) in connection with the granting of such security interests.  Notwithstanding the foregoing, no Subsidiary shall be required to take any of the actions described in clauses (i) through (v) of the last sentence of Section 8.11(a).

(e)                                  At any time after the Initial Borrowing Date at which the Borrower or any of its Subsidiaries receives or has performed on its behalf any survey of any Mortgaged Property (it being understood that the Borrower and its Subsidiaries shall be under no obligation to obtain any such survey), the Borrower shall promptly thereafter deliver a copy of such survey to the Administrative Agent.

(f)                                    Each of the Credit Parties agrees that each action required above by this Section 8.11 shall be completed as soon as possible, but in no event later than 60 days after such action is either requested to be taken by the Collateral Agent, the Administrative Agent or the Required Lenders or required to be taken by Holdings and its Subsidiaries pursuant to the terms of this Section 8.11; provided that (i) each newly acquired or created Wholly-Owned Domestic Subsidiary of the Borrower shall be required to take the actions specified above concurrently with the creation or acquisition thereof (directly or indirectly) by the Borrower and (ii) in no event will any Credit Agreement Party or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.11.

(g)  Notwithstanding the foregoing, the rights of the Collateral Agent and the Lenders set forth above are subject to the provisions of the Intercreditor Agreement (including, without limitation, Sections 2.3 and 2.4 thereof).

8.12.  Use of Proceeds.  All proceeds of the Second-Lien Loans shall be used as provided in Section 7.05.

8.13.  Ownership of Subsidiaries.  (a)  Except (i) as otherwise expressly permitted pursuant to Section 9.15 in the case of the creation or acquisition of new non-Wholly-Owned Subsidiaries after the Initial Borrowing Date, (ii) as reflected on Schedule VII or (iii) as contemplated by the definition of “Wholly-Owned Subsidiary”, the Borrower will directly or indirectly own 100% of the capital stock of each Subsidiary of the Borrower.

(b)                                 EnerSys shall at all times directly own 100% of the outstanding capital stock of the Receivables Entity.

8.14.  Permitted Acquisitions.  (a)  Subject to the provisions of this Section 8.14 and the requirements contained in the definition of Permitted Acquisition, the Borrower and any of its Wholly-Owned Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition):  (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given the Administrative Agent and the Lenders at least 15 Business Days’ prior written notice of the proposed Permitted Acquisition; (iii) calculations are made by Holdings of (x) compliance with the covenants contained in Sections 9.08 and 9.09 for the period of four consecutive fiscal quarters (taken as one accounting period) most recently ended prior to the date of such Permitted Acquisition (each, a “Calculation Period”), on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Initial Borrowing Date, calculated as if the covenants contained in said Sections 9.08 and 9.09 (in each case, giving effect to the last sentence appearing therein) had been applicable from the first day of the Calculation Period) and (y) compliance with Section 9.09 immediately after giving effect to the consummation of the respective Permitted Acquisition (for this purpose, using the same ratio which will be required to be met on the last day of the first fiscal quarter ended on or after the date upon which the respective Permitted Acquisition is consummated), and Holdings shall be in compliance therewith; (iv) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (v) the Borrower provides to the Administrative Agent and the Lenders as soon as available but not later than 5 Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Permitted Acquisition; (vi) the Aggregate Consideration (excluding consideration consisting of Holdings Common Stock or Qualified Preferred Stock) payable in connection with the proposed Permitted Acquisition does not exceed $35,000,000; (vii)  the Aggregate Consideration payable in connection with the proposed Permitted Acquisition does not exceed $100,000,000; (viii) the Aggregate Consideration

(excluding consideration consisting of Holdings Common Stock or Qualified Preferred Stock) payable in connection with the proposed Permitted Acquisition, when combined with the Aggregate Consideration (excluding consideration consisting of Holdings Common Stock and Qualified Preferred Stock) paid in connection with all other Permitted Acquisitions consummated prior to the date of the consummation of the proposed Permitted Acquisition, does not exceed $125,000,000; (ix) the Aggregate Consideration payable in connection with the proposed Permitted Acquisition, when combined with the Aggregate Consideration paid in connection with all other Permitted Acquisitions consummated prior to the date of the consummation of the proposed Permitted Acquisition, does not exceed $250,000,000; and (x) Holdings shall have delivered to the Administrative Agent on the date of the consummation of such proposed Permitted Acquisition, an officer’s certificate executed by an Authorized Officer of Holdings, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and clauses (vi), (vii), (viii) and (ix) and containing the calculations required by the preceding clauses (iii), (vi), (vii), (viii) and (ix).

(b)                                 At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, all capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to, and to the extent required by, the Pledge Agreement in accordance with the requirements of Section 9.15.

(c)                                  The Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by, Sections 8.11 and 9.15, to the satisfaction of the Administrative Agent.

(d)                                 The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by each Credit Agreement Party that the certifications by a Credit Agreement Party (or by one or more of its respective Authorized Officers) pursuant to Section 8.14(a), are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 10.

8.15.  Maintenance of Company Separateness.  Holdings will, and will cause each of its Subsidiaries to, satisfy customary Company formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company offices and records.  Neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Company existence of Holdings or any of its Subsidiaries being ignored, or in the assets and liabilities of Holdings or any of its Subsidiaries being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding (it being understood and agreed that the entering into of the Credit Documents and the First-Lien Credit Documents by Holdings and its Subsidiaries, and the performance of their respective obligations thereunder, shall not in and of itself be taken into account for purposes of determining compliance with the foregoing covenant).

8.16.  Interest Rate Protection.  (a) No later than the 60th day after the Initial Borrowing Date, the Borrower shall enter into, and for a minimum period of three years thereafter maintain, Interest Rate Protection Agreements with one or more Lenders or their affiliates reasonably acceptable to the Administrative Agent establishing a fixed or maximum interest rate acceptable to the Administrative Agent for an aggregate amount with respect to no less than $60,000,000 in aggregate principal amount of the Second-Lien Loans under, and as defined in, the First-Lien Credit Agreement (it being understood that the Existing Interest Rate Protection Agreements covering $60,000,000 of Indebtedness which shall be maintained from the Initial Borrowing Date until February 22, 2006 shall not be taken account of for purposes of the determining compliance with this Section 8.16(a)).

(b)                                 No later than the 60th day after the consummation of a Qualified IPO, the Borrower shall enter into, and for a minimum period of three years after the Initial Borrowing Date maintain, Interest Rate Protection Agreements with one or more Lenders or their affiliates reasonably acceptable to the Administrative Agent establishing a fixed or maximum interest rate acceptable to the Administrative Agent for an aggregate amount with respect to no less than (after taking into account the protection provided by the Existing Interest Rate Protection Agreements) 35% of the aggregate principal amount of the Second-Lien Loans and the term loans under the First-Lien Credit Agreement outstanding from time to time.

(c)                                  No later than the February 1, 2005 (if a Qualified IPO has not been consummated on or prior to December 31, 2004), the Borrower shall enter into, and for a minimum period of three years after the Initial Borrowing Date maintain, Interest Rate Protection Agreements with one or more Lenders or their affiliates reasonably acceptable to the Administrative Agent establishing a fixed or maximum interest rate acceptable to the Administrative Agent for an aggregate amount with respect to no less than (after taking into account the protection provided by the Existing Interest Rate Protection Agreements) 35% of the aggregate principal amount of the Second-Lien Loans and the term loans under the First-Lien Credit Agreement outstanding from time to time.

8.17.  Performance of Obligations.  Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as (x) have not caused (unless same has ceased to exist in all respects) and (y) are not reasonably likely to cause, individually or in the aggregate, a Default or Event of Default hereunder or a Material Adverse Effect.

8.18.  Margin Regulations.  On and after a Qualified IPO, Holdings will take all actions so that at all times the fair market value of all Margin Stock owned by Holdings and its Subsidiaries (other than capital stock of Holdings held in treasury) shall not exceed $500,000.  So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by Holdings and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document.  Without excusing any violation of the first sentence of this Section 8.18, if at any time the fair market value of all Margin Stock owned by Holdings and its Subsidiaries (other than capital stock of Holdings held in treasury) exceeds $500,000, then (x) all Margin Stock owned by the Credit Parties (other than capital stock of Holdings held in treasury) shall (subject to the provisions of the Intercreditor Agreement) be pledged, and delivered for pledge, pursuant to the Pledge Agreement and (y) the Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X.  If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X.

8.19.  Accounts Receivable Facility Transaction.  On the Accounts Receivable Facility Transaction Date, (i) Holdings shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of Holdings demonstrating compliance with a Leverage Ratio of 3:00:1.00 or less (calculated on a Pro Forma Basis after giving effect to the incurrence of the Receivable Indebtedness under the Accounts Receivables Facility Documents), together with calculations in reasonable detail demonstrating such compliance, (ii) Holdings shall have delivered to the Agents and the Lenders true and correct copies of all Accounts Receivable Facility Documents, certified as such by an Authorized Officer of Holdings, (iii) the Accounts Receivable Facility Documents (and the terms and conditions thereof) shall satisfy the Initial Accounts Receivable Facility Requirements and otherwise be in form and substance satisfactory to the Agents, (iv) the Receivables Entity designated with respect thereto shall comply in all respects with the definition of “Receivables Entity”, (v) all Accounts Receivable Facility Documents shall be in full force and effect, (vi) each of the conditions precedent to the consummation of the Accounts Receivable Facility Transaction shall have been satisfied and not waived except with the consent of the Administrative Agent and the Required Lenders to the reasonable satisfaction of the Administrative Agent and the Required Lenders, (vii) each of the representations and warranties of the Receivables Sellers and the Receivables Entity contained in the Accounts Receivable Facility Documents shall be true and correct in all material respects, and (viii) the Accounts Receivable Facility Transaction shall have been consummated in all material respects in accordance with all applicable law and the Accounts Receivable Facility Documents.

SECTION 9.  Negative Covenants.  Each of Holdings and the Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, and the Second-Lien Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13(b) which are not then due and payable) incurred hereunder, are paid in full:

9.01.  Changes in Business; etc.  (a)  Holdings and its Subsidiaries will not engage in any business other than a Permitted Business.

(b)                                 Notwithstanding the foregoing, Holdings will not itself (I) engage in a Permitted Business, (II) own any significant assets (other than (w) the Equity Interests of the Borrower, (x) any Intercompany Note evidencing an Intercompany Loan permitted to be made by it pursuant to Section 9.05(vi), (y) cash and/or Cash Equivalents to be on-loaned, dividended, contributed and/or otherwise promptly applied for purposes not otherwise prohibited by this Agreement and (z) other assets used or held in connection with the performance of activities permitted to be conducted by Holdings) or (III) have any liabilities (other than those liabilities for which it is responsible under this Agreement, the Documents to which it is a party, any

Intercompany Loan permitted to be incurred by it pursuant to Section 9.05(vi), any Shareholder Subordinated Note and any other Indebtedness permitted to be incurred by Holdings pursuant to Section 9.04); provided however, the conduct of business restriction contained in clause (I) above shall not prohibit (or be construed to prohibit) Holdings from conducting administrative and other ordinary course “holding company” activities necessary or desirable in connection with the operation of the Permitted Business through Subsidiaries of Holdings (including, without limitation, intercompany management functions and the provision of umbrella insurance policies).

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Receivables Entity will not engage in any business other than purchasing Accounts Receivable Facility Assets from the Receivables Sellers and the related transactions contemplated by the terms of the Accounts Receivable Facility Documents; provided that the Receivables Entity may engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law and (y) tax, legal and accounting matters in connection with the foregoing permitted activities.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, Cayman Partnership Shareholder #1 will not engage in any business or own any significant assets (other than (x) its ownership of the Equity Interests of Cayman Partnership Shareholder #2, Cayman Partnership Shareholder #3 and the Cayman Partnership and (y) any cash, Cash Equivalents and/or intercompany receivables permitted to be held in accordance with the proviso to Section 7.25(b) or have any material liabilities (other than those liabilities for which it is responsible under the Credit Documents to which it is a party), provided that Cayman Partnership Shareholder #1 may engage in those activities that (i) are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, the Credit Documents to which it is a party and (ii) are otherwise expressly permitted by this Agreement (other than pursuant to preceding Section 9.01(a)) and the other Credit Documents.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, Cayman Partnership Shareholder #2 will not engage in any business or own any significant assets (other than (x) its ownership of the Equity Interests of the Cayman Partnership and (y) any cash, Cash Equivalents and/or intercompany receivables permitted to be held in accordance with the proviso to Section 7.25(c)) or have any material liabilities (other than those liabilities for which it is responsible under the Credit Documents to which it is a party), provided that Cayman Partnership Shareholder #2 may engage in those activities that (i) are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, the Credit Documents to which it is a party and (ii) are otherwise expressly permitted by this Agreement (other than pursuant to preceding Section 9.01(a)) and the other Credit Documents.

(f)                                    Notwithstanding anything to the contrary contained in this Agreement, Cayman Partnership Shareholder #3 will not engage in any business or own any significant assets (other than (x) its ownership of the Equity Interests of the Cayman Partnership and (y) any

cash, Cash Equivalents and/or intercompany receivables permitted to be held in accordance with the proviso to Section 7.25(d)) or have any material liabilities (other than those liabilities for which it is responsible under the Credit Documents to which it is a party), provided that Cayman Partnership Shareholder #3 may engage in those activities that (i) are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, the Credit Documents to which it is a party and (ii) are otherwise expressly permitted by this Agreement (other than pursuant to preceding Section 9.01(a)) and the other Credit Documents.

9.02.  Consolidation; Merger; Sale or Purchase of Assets; etc.  Each Credit Agreement Party will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than inventory in the ordinary course of business), or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person or agree to do any of the foregoing at any future time, except that the following shall be permitted:

(i)                                     the Borrower and its Subsidiaries (other than the Receivables Entity) may, as lessee, enter into operating leases in the ordinary course of business with respect to real or personal property;

(ii)                                  Capital Expenditures by the Borrower and its Subsidiaries (other than the Receivables Entity) to the extent not in violation of Section 9.11;

(iii)                               Investments permitted pursuant to Section 9.05;

(iv)                              the Borrower and its Subsidiaries (other than the Receivables Entity) may, in the ordinary course of business, sell or otherwise dispose of assets (excluding capital stock of Subsidiaries and joint ventures) which, in the reasonable opinion of such Person, are obsolete, uneconomic or worn-out;

(v)                                 the Borrower and its Subsidiaries (other than the Receivables Entity) may sell assets (other than the Equity Interests of any Subsidiary or joint venture), so long as (x) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be), (y) the total consideration received by the Borrower or such Subsidiary is at least 70% cash and is paid at the time of the closing of such sale and (z) the Net Sale Proceeds therefrom are (I) applied and/or reinvested as (and to the extent) required by Section 4.02(c) or (II) applied as a mandatory repayment and/or commitment reduction of loans (or other obligations) and/or commitments under the First-Lien Credit Agreement and/or reinvested in a Permitted Business in accordance with the requirements of the First-Lien Credit Agreement;

(vi)                              each of the Borrower and its Subsidiaries (other than the Receivables Entity) may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii)                           each of the Borrower and its Subsidiaries (other than the Receivables Entity) may grant leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(viii)                        any Subsidiary of the Borrower (other than the Receivables Entity) may transfer assets to the Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrower (other than the Receivables Entity) which is a Subsidiary Guarantor, so long as the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(ix)                                any Subsidiary of the Borrower (other than the Receivables Entity) may merge with and into, or be dissolved or liquidated into, the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower (other than the Receivables Entity) which is a Subsidiary Guarantor, so long as (i) in the case of any such merger, dissolution or liquidation involving the Borrower, the Borrower is the surviving corporation of any such merger, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation and (iii) in all cases, the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(x)                                   the Borrower and its Subsidiaries may sell or exchange specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 90 days of such sale or exchange in the acquisition of) replacement items of equipment which are the functional equivalent of the item of equipment so sold or exchanged;

(xi)                                the Borrower and its Wholly-Owned Subsidiaries (other than the Receivables Entity) shall be permitted to make Permitted Acquisitions, so long as such Permitted Acquisitions are effected in accordance with the requirements of Section 8.14;

(xii)                             the Transaction shall be permitted;

(xiii)                          on and after the Accounts Receivable Facility Transaction Date, the Receivables Sellers may (x) contribute cash to the Receivables Entity the proceeds of which are used to acquire Accounts Receivable Facility Assets from the Receivables Sellers and (y) transfer and reacquire Accounts Receivable Facility Assets to and from the Receivables Entity, in each case pursuant to, and in accordance with the terms of, the Accounts Receivable Facility Documents;

(xiv)                         on and after the Accounts Receivable Facility Transaction Date, the Receivables Entity may transfer and reacquire Accounts Receivable Facility Assets (to the extent acquired from the Receivables Sellers as provided in clause (xiii) above) pursuant to, and in accordance with the terms of, the Accounts Receivable Facility Documents;

(xv)                            any Foreign Subsidiary of the Borrower may be merged into or consolidated with, or be dissolved or liquidated into, or transfer any of its assets to, any other Wholly-Owned Foreign Subsidiary of the Borrower, so long as (i) such Wholly-Owned Foreign Subsidiary is the surviving corporation of any such merger, consolidation, dissolution or liquidation (and remains a Wholly-Owned Subsidiary after giving effect thereto) and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Wholly-Owned Foreign Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken; and

(xvi) the Borrower and its Subsidiaries (other than the Receivables Entity) may sell or otherwise dispose of Designated Assets, so long as (x) no Default or Event of Default then exists or would result therefrom, (y) each such sale is in an arm’s-length transaction and the Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Subsidiary, as the case may be) and (z) the aggregate amount of the Net Sale Proceeds received from the sale or other disposition of such Designated Assets does not exceed $5,000,000 (it being understood, however, that if the Net Sale Proceeds from the sale or other disposition of Designated Assets exceeds $5,000,000, such excess may be independently permitted pursuant to Section 9.02(v) above).

To the extent (x) the Required Lenders waive the provisions of this Section 9.02 with respect to the sale or other disposition of any Collateral, (y) any Collateral is sold or otherwise disposed of as permitted by this Section 9.02 or (z) the Intercreditor Agreement requires the release of any Collateral from the pledge created pursuant to the Security Documents, such Collateral (unless transferred to Holdings or a Subsidiary thereof (excluding the Receivables Entity in the case of transfers pursuant to clause (xiii) above)) shall be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Administrative Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

9.03.  Liens.  Each Credit Agreement Party will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to Holdings or any of its Subsidiaries) or assign any right to receive income, except for the following (collectively, the “Permitted Liens”):

(i)                                     inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)                                  Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

(iii)                               Liens created by or pursuant to (x) this Agreement and the Security Documents and (y) the First-Lien Credit Documents;

(iv)                              Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule IX, plus any extensions or renewals of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Holdings or any of its Subsidiaries;

(v)                                 Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.09, provided that no cash or other property shall be pledged by Holdings or any of its Subsidiaries as security therefor;

(vi)                              Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (y) to secure the performance by the Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay and customs bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by the Borrower and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices, provided that the aggregate amount of deposits at any time pursuant to preceding sub-clause (y) and sub-clause (z) shall not exceed $10,000,000 in the aggregate;

(vii)                           licenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Holdings or any of its Subsidiaries;

(viii)                        Permitted Encumbrances;

(ix)                                Liens arising from or related to precautionary UCC financing statements regarding operating leases entered into by the Borrower and its Subsidiaries (other than the Receivables Entity);

(x)                                   Liens created pursuant to Capital Leases permitted pursuant to Section 9.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any of its Subsidiaries;

(xi)                                Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 30 days after the respective purchase) of assets acquired after the Initial Borrowing Date by the Borrower and its Subsidiaries (other than the Receivables Entity), provided that (i) any such Liens attach only to the assets so purchased, (ii) the Indebtedness secured by any such Lien does not exceed 100%, nor is less than 80% (unless the Secured Creditors have a fully perfected second subordinated lien on such property pursuant to the Security Documents), of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to Section 9.04(iv);

(xii)                             Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(vi), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any of its Subsidiaries;

(xiii)                          restrictions imposed in the ordinary course of business and consistent with past practices on the sale or distribution of designated inventory pursuant to agreements with customers under which such inventory is consigned by the customer or such inventory is designated for sale to one or more customers;

(xiv)                         Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xv)                            Liens on the assets of a Foreign Subsidiary which is not a Subsidiary Guarantor securing Indebtedness incurred by such Foreign Subsidiary in accordance with the terms of Section 9.04;

(xvi)                         on and after the Accounts Receivable Facility Transaction Date, Liens (x) granted by the Receivables Sellers in favor of the Receivables Entity consisting of UCC-1 financing statements filed to effect the sale of Accounts Receivable Facility Assets pursuant to the Replacement Receivables Facility Documents, (y) granted by the Receivables Entity on those Accounts Receivable Facility Assets acquired by it pursuant to the Accounts Receivable Facility Documents to the extent that such Liens are created by the Accounts Receivable Facility Documents and (z) consisting of the right of setoff granted by the Receivables Entity to any financial institution acting as a lockbox bank in connection with the Accounts Receivable Facility;

(xvii)                      Liens securing Permitted Refinancing Indebtedness permitted pursuant to Section 9.04(xv) to the extent such Liens comply with clause (b)(ii) of the definition of Permitted Refinancing Indebtedness;

(xviii)                   Liens on assets (x) owned by Foreign Subsidiaries of the Borrower securing permitted secured Indebtedness of such Foreign Subsidiaries of the Borrower pursuant to Section 9.04(xviii) and/or (y) consisting of equipment, receivables, inventory and Real Property (other than any Mortgaged Property) owned by the Borrower and/or one or more of its Subsidiaries which are not Foreign Subsidiaries securing permitted secured Indebtedness of such Persons pursuant to Section 9.04(xviii), provided that the aggregate fair market value of all such assets as described in preceding clause (y) securing Indebtedness pursuant to Section 9.04(xviii) of the Persons described in preceding clause (y) shall at no time exceed 150% of the outstanding principal amount of the Indebtedness secured by such assets (which shall at no time exceed $50,000,000); and

(xix)                           other Liens incidental to the conduct of the business or the ownership of the assets of the Borrower or any Subsidiary of the Borrower that (x) were not incurred in connection with borrowed money, (y) do not encumber any Collateral or any Real Property owned by Holdings or any Subsidiary of Holdings and do not in the aggregate materially detract from the value of the assets subject thereto or materially impair the use thereof in the operation of such business and (z) do not secure obligations in excess of $10,000,000 in the aggregate for all such Liens.

9.04.  Indebtedness.  No Credit Agreement Party will, nor will permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     (x) Indebtedness of the Credit Parties incurred pursuant to this Agreement and the other Credit Documents; and (y) Indebtedness of the Credit Parties pursuant to the First-Lien Credit Documents, provided that the aggregate principal amount of the loans outstanding under the First-Lien Credit Agreement shall not exceed $580,000,000 at any time;

(ii)                                  (x) Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Part A of Schedule IV, without giving effect to any subsequent extension, renewal or refinancing thereof except to the extent expressly permitted by Part A of Schedule IV (or otherwise permitted by Section 9.04(xv)); provided that any intercompany Indebtedness among Holdings or any of its Subsidiaries set forth on Part A of Schedule IV shall be subject to the requirements applicable to Intercompany Loans as set forth in the proviso appearing in Section 9.05(vi) as if such intercompany Indebtedness were an “Intercompany Loan” and (y) Indebtedness of Foreign Subsidiaries of the Borrower under the Existing Overdraft Facilities in an aggregate outstanding principal amount not to exceed at any time the aggregate commitments under such Existing Overdraft Facilities as set forth on Part B of Schedule IV, together with any extension, renewal or refinancing of any Existing Overdraft Facility (or extension, renewal or refinancing thereof permitted hereby) to the extent such extension, renewal or refinancing does not (I) increase the amount of available commitments (or maximum Indebtedness permitted to be incurred) under the respective Existing Overdraft Facility (or extension, renewal or refinancing thereof permitted hereby) to be so extended, renewed or refinanced or (II) add guarantors, obligors or security from that which applied to such Indebtedness being extended, renewed or refinanced;

(iii)                               Indebtedness under Interest Rate Protection Agreements entered into to protect the Borrower against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement;

(iv)                              Capitalized Lease Obligations and Indebtedness of the Borrower and its Subsidiaries representing purchase money Indebtedness secured by Liens permitted pursuant to Section 9.03(xi), provided that (i) all such Capitalized Lease Obligations are permitted under Section 9.11 and (ii) the sum of (x) the aggregate Capitalized Lease Obligations outstanding at any time plus (y) the aggregate principal amount of such purchase money Indebtedness outstanding at such time shall not exceed $30,000,000;

(v)                                 (x) Indebtedness of Holdings and its Subsidiaries (other than the Receivables Entity) constituting Intercompany Loans permitted by Section 9.05(vi) and (y) intercompany Indebtedness of Wholly-Owned Foreign Subsidiaries permitted pursuant to Section 9.05(xi);

(vi)                              Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) at the time of such Permitted Acquisition, such Indebtedness does not exceed 25% of the total value of the assets of the Subsidiary so acquired, or of the assets so acquired, as the case may be (such Indebtedness described above in this Section 9.04(vi) being “Permitted Acquired Debt”);

(vii)                           on and after the Accounts Receivable Facility Transaction Date, Indebtedness which may be deemed to exist pursuant to the Accounts Receivable Facility, so long as the aggregate amount of Receivables Indebtedness attributable thereto at any time does not exceed $50,000,000 at any time outstanding;

(viii)                        Indebtedness of Foreign Subsidiaries of the Borrower under lines of credit to any such Foreign Subsidiary from Persons other than Holdings or any of its

Subsidiaries, the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital and other general corporate purposes, provided that the aggregate principal amount of all such Indebtedness outstanding at any time for all such Foreign Subsidiaries shall not exceed $50,000,000;

(ix)                                Indebtedness of Holdings under Shareholder Subordinated Notes issued pursuant to Section 9.06(ii);

(x)                                   guaranties by the Borrower and the Subsidiary Guarantors of each other’s Indebtedness (other than any Receivables Indebtedness) to the extent that such Indebtedness is otherwise permitted under this Section 9.04;

(xi)                                Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

(xii)                             Indebtedness in respect of Other Hedging Agreements to the extent permitted by Section 9.05(xiii) and forward commodities purchases to the extent permitted by Section 9.05(xv);

(xiii)                          Indebtedness of the Borrower or any of its Subsidiaries evidenced by completion guarantees, performance bonds and surety bonds incurred in the ordinary course of business for purposes of insuring the performance of the Borrower or such Subsidiary in an aggregate amount not to exceed at any time outstanding $40,000,000;

(xiv)                         Indebtedness of the Borrower or any Subsidiary of the Borrower arising from agreements of the Borrower or a Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower permitted under this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such disposition;

(xv)                            Permitted Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of the incurrence of such Permitted Refinancing Indebtedness and immediately after giving effect thereto;

(xvi)                         unsecured subordinated Indebtedness of the Borrower incurred under the Refinancing Senior Subordinated Notes and of the Subsidiary Guarantors (and so long as same remain Subsidiary Guarantors) under subordinated guarantees of the obligations of the Borrower provided under the Refinancing Senior Subordinated Notes Documents to which they are a party, in the aggregate principal amount permitted by the definition of Refinancing Senior Subordinated Notes at the time of issuance thereof (less the amount of any repayments of principal thereof), so long as (A) such Indebtedness is incurred in accordance with the requirements of the definition of Refinancing Senior Subordinated Notes and (B) promptly following the incurrence thereof, Net Cash Proceeds of such Indebtedness shall have been applied to repay Second-Lien Loans in accordance with the requirements of Section 4.02(d);

(xvii)                      unsecured Indebtedness of the Borrower evidenced by a guaranty of the Indebtedness of Foreign Subsidiaries permitted pursuant to Sections 9.04(ii)(y) and (viii); and

(xviii)                   additional Indebtedness of the Borrower and its Subsidiaries not otherwise permitted hereunder not exceeding $50,000,000 in aggregate principal amount at any time outstanding, provided that not more than $50,000,000 of such Indebtedness outstanding at any time may be secured and any such security shall be granted in accordance with Section 9.03(xviii).

9.05.  Advances; Investments; Loans.  No Credit Agreement Party will, nor will permit any of its Subsidiaries to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except:

(i)                                     Holdings and its Subsidiaries (other than the Receivables Entity) may hold or invest in cash and Cash Equivalents;

(ii)                                  the Borrower and its Subsidiaries (other than the Receivables Entity) may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the Borrower or such Subsidiary;

(iii)                               the Borrower and its Subsidiaries (other than the Receivables Entity) may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv)                              Interest Rate Protection Agreements entered into in compliance with Section 9.04(iii) shall be permitted;

(v)                                 Investments in existence on the Initial Borrowing Date and listed on Schedule VI shall be permitted, without giving effect to any additions thereto or replacements thereof;

(vi)                              (u) Holdings may make intercompany loans and advances to the Borrower, (v) the Borrower may make intercompany loans and advances to any Subsidiary Guarantor (other than the Receivables Entity), (w) any Subsidiary Guarantor

(other than the Receivables Entity) may make intercompany loans and advances to the Borrower or any other Subsidiary Guarantor (other than the Receivables Entity), (x) Foreign Subsidiaries of the Borrower may make intercompany loans and advances to the Borrower or any Subsidiary Guarantor (other than the Receivables Entity), (y) Wholly-Owned Foreign Subsidiaries of the Borrower may make intercompany loans and advances to each other and (z) the Borrower may make intercompany loans and advances to Holdings (in lieu of the payment of Dividends) for the purpose of making payments permitted pursuant to Sections 9.06(iii), (iv), (v) and (x) (loans pursuant to clauses (u), (v), (w), (x), (y) and (z) of this clause (vi) collectively, “Intercompany Loans”), provided that (I) each Intercompany Loan shall be evidenced by an Intercompany Note (or, in the case of an intercompany loan between Foreign Subsidiaries of the Borrower, such other instrument or loan agreement as may be reasonably acceptable to the Administrative Agent) and, to the extent made by a Credit Party, be pledged (subject to the Intercreditor Agreement) to the Collateral Agent pursuant to the Pledge Agreement, (II) each intercompany loan made pursuant to clauses (u) and (x) above shall be subject to the subordination provisions set forth on Annex A to Exhibit L hereto and (III) intercompany loans made by the Borrower to Holdings pursuant to preceding clause (z) shall be made as an alternative to (and not in addition to) Dividends otherwise permitted pursuant to Sections 9.06(iii), (iv), (v) and (x) and shall be limited in amount by the Dividend limitations set forth in said Sections;

(vii)                           loans and advances by the Borrower and its Subsidiaries (other than the Receivables Entity) to officers and employees of Holdings and its Subsidiaries, in each case incurred in the ordinary course of business, in an aggregate outstanding principal amount not to exceed $5,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances) shall be permitted;

(viii)                        Holdings, the Borrower and the Subsidiary Guarantors (other than the Receivables Entity) may make cash equity contributions to their respective direct Wholly-Owned Subsidiaries (other than the Receivables Entity) which are Credit Parties;

(ix)                                the Borrower and its Wholly-Owned Subsidiaries (other than the Receivables Entity) may make Permitted Acquisitions in accordance with the relevant requirements of Section 8.14 and the component definitions therein;

(x)                                   the Borrower and its Subsidiaries may own the capital stock of their respective Subsidiaries in existence on the Effective Date or thereafter created or acquired in accordance with the terms of this Agreement;

(xi)                                the Borrower and the Subsidiary Guarantors (other than the Receivables Entity) may make cash Investments in Wholly-Owned Foreign Subsidiaries not to exceed $40,000,000 in the aggregate (determined without giving effect to any write-downs or write-offs thereof), net of any repayments to the Borrower or any such Subsidiary Guarantor, provided that any such Investment pursuant to this Section 9.05(xi) in the form of an intercompany loan shall be evidenced by an Intercompany Note and such Intercompany Note shall be pledged (subject to the Intercreditor Agreement) to the Collateral Agent pursuant to the Pledge Agreement;

(xii)                             the Borrower and its Subsidiaries (other than the Receivables Entity) may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 9.02(v) or (xvi);

(xiii)                          the Borrower and its Subsidiaries (other than the Receivables Entity) may enter into Other Hedging Agreements in the ordinary course of business providing protection against fluctuations in currency values in connection with the operations of the Borrower or any of its Subsidiaries (other than the Receivables Entity) so long as management of the Borrower or such Subsidiary, as the case may be, has determined in good faith that the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(xiv)                         so long as no Default or Event of Default exists or would exist immediately after giving effect to the respective Investment, the Borrower and its Wholly-Owned Subsidiaries shall be permitted to make Investments in any Joint Venture on any date in an amount not to exceed the Available JV Basket Amount on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment), it being understood and agreed that to the extent the Borrower or one or more other Wholly-Owned Subsidiaries (after the respective Investment has been made) receives a cash return from the respective Joint Venture of amounts previously invested pursuant to this clause (xiv) (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption) in the case of equity investments) or a return in the form of an asset distribution from the respective Joint Venture of any asset previously contributed pursuant to this clause (xiv), then the amount of such cash return of investment or the fair market value of such distributed asset (as determined in good faith by senior management of the Borrower), as the case may be, shall, upon the Administrative Agent’s receipt of a certification of the amount of the return of investment from an Authorized Officer, apply to increase the Available JV Basket Amount, provided that the aggregate amount of increases to the Available JV Basket Amount described above shall not exceed the amount of returned investment and, in no event, shall the amount of the increases made to the Available JV Basket Amount in respect of any Investment exceed the amount previously invested pursuant to this clause (xiv);

(xv)                            the Borrower and its Subsidiaries may (I) make Investments consisting of forward purchases (of not more than two years’ duration) of commodities used in a Permitted Business in connection with the hedging of prices of such commodities and (II) purchase options to buy commodities used in a Permitted Business, and purchase and sell options to purchase commodities used in a Permitted Business, in each case in connection with the hedging of prices of such commodities; provided that (x) the aggregate amount of such forward purchases of any such commodity and option purchases in respect of any such commodity shall at no time exceed 75% of the estimated purchases by the Borrower and its Subsidiaries of the respective commodity subject thereto over the two year period following each date on which an Investment is made pursuant to this Section 9.05(xv) and (y) management of the Borrower shall have determined in good faith that such forward and/or option purchases are bona fide hedging activities and not for speculative purposes;

(xvi)                         on and after the Accounts Receivable Facility Transaction Date, the Receivables Sellers may make Investments in the Receivables Entity as provided in the Accounts Receivable Facility Documents, so long as the Receivables Entity uses all of the proceeds of any such Investments on the date of receipt thereof to purchase Accounts Receivable Facility Assets from the Receivables Sellers, provided that no such Investment shall be made to the extent the application of the proceeds thereof in accordance with this Section 9.05(xvi) would cause the aggregate amount of Receivables Indebtedness of the Borrower and its Subsidiaries to exceed the amount permitted by Section 9.04(vii);

(xvii)                      on and after the Accounts Receivable Facility Transaction Date,  (A) the Receivables Entity may invest cash and Accounts Receivable Facility Assets pursuant to, and in accordance with the terms of, the Accounts Receivable Facility Documents, and (B) the Borrower and its Subsidiaries may invest cash in the Receivables Entity; provided that the Receivables Entity shall immediately apply the proceeds of such Investment exclusively to remitting cash to the “receivables purchaser(s)” pursuant to the provision of the Accounts Receivable Facility Documents analogous to section 2.3(b) of the Purchase Agreement referred to in the definition of “Existing Accounts Receivable Facility”;

(xviii)                   the Borrower and its Subsidiaries (other than the Receivables Entity) may make Investments in an aggregate amount equal to the Excess Proceeds Amount at such time;

(xix) Wholly-Owned Foreign Subsidiaries of the Borrower may make cash common equity contributions to their respective Wholly-Owned Foreign Subsidiaries; and

(xx)                              the Borrower and its Subsidiaries may make Investments not otherwise permitted by clauses (i) through (xix) of this Section 9.05 in an aggregate amount not to exceed $15,000,000 (determined without regard to any write-downs or write-offs thereof), net of cash payments of principal in the case of loans and cash equity returns (whether as a dividend or redemption) in the case of equity investments.

9.06.  Dividends; etc.  Holdings will not, and will not permit any of its Subsidiaries to, declare or pay any dividends (other than dividends payable solely in common stock of Holdings or any such Subsidiary, as the case may be) or return any capital to, its stockholders, partners or other equity holders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders, partners or other equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock or other Equity Interests, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and Holdings will not permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or other Equity Interests of Holdings or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock or other Equity Interests) (all of the foregoing

“Dividends”) or make any payments in respect of any outstanding Shareholder Subordinated Notes, except that:

(i)                                     (x)  any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower and (y) any non-Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(ii)                                  Holdings may redeem or purchase shares of Holdings Common Stock or options to purchase Holdings Common Stock, as the case may be, held by former officers or employees of Holdings or any of its Subsidiaries (or corporations owned by former officers or employees) following the termination of their employment and may make payments to former officers or employees of Holdings or any of its Subsidiaries in respect of certain tax liabilities arising from the exercise of options to purchase Holdings Common Stock, provided that (w) the only consideration paid by Holdings in respect of such redemptions, purchases and/or payments shall be cash and Shareholder Subordinated Notes, (x) no payments shall be made in respect of any Shareholder Subordinated Notes, (y) the aggregate amount paid by Holdings in cash in respect of all such redemptions, purchases and/or payments shall not exceed $5,000,000 in any fiscal year of Holdings, provided that in the event that the amount of cash permitted to be spent pursuant to this clause (y) in any fiscal year of Holdings (before giving effect to any increase in such permitted amount pursuant to this proviso) is greater than the amount of cash actually expended by Holdings and its Subsidiaries during any fiscal year of Holdings, 50% of such excess may be carried forward and used to make cash redemptions and repurchases of Holdings’ Common Stock in the immediately succeeding fiscal year of Holdings, provided further that no amount once carried forward pursuant to the immediately preceding proviso may be carried forward to any fiscal year thereafter and such amounts carried forward in any fiscal year may only be utilized after Holdings has spent its full $5,000,000 allotment for such cash redemptions or repurchases in such fiscal year of Holdings, provided further that notwithstanding the foregoing provisions of this Section 9.06(ii) (but subject to following clause (z)) Holdings may redeem or repurchase shares of Holdings’ Common Stock owned by former officers or employees of Holdings or any of its Subsidiaries upon the death or permanent disability of such officer or employee with cash in excess of amounts permitted above in this clause (y) not to exceed $4,000,000 in any fiscal year of Holdings and with the proceeds of any key man life insurance carried by Holdings and/or its Subsidiaries in respect of such deceased or permanently disabled officer or employee and (z) at the time of any cash payment permitted to be made pursuant to this Section 9.06(ii), no Default or Event of Default shall then exist or result therefrom;

(iii)                               so long as no Default or Event of Default then exists or would result therefrom, the Borrower may pay cash Dividends to Holdings so long as the cash proceeds thereof are promptly used by Holdings for the purposes described in Section 9.06(ii);

(iv)                              cash Dividends may be paid to Holdings so long as the proceeds thereof are promptly used by Holdings to pay operating expenses in the ordinary course of business (including, without limitation, professional fees and expenses, insurance premiums and corporate management fees) and other similar corporate overhead costs and expenses, so long as the aggregate amount of cash Dividends paid pursuant to this Section 9.06(iv) shall at no time during any fiscal year of the Borrower exceed $20,000,000;

(v)                                 the Borrower may pay cash Dividends to Holdings in the amounts and at the times of any payment by Holdings in respect of its taxes (or taxes of its consolidated group), provided that (x) the amount of cash Dividends paid pursuant to this clause (v) to enable Holdings to pay taxes at any time shall not exceed the amount of such taxes owing by Holdings at such time for the respective period and (y) any refunds received by Holdings attributable to the Borrower or any of its Subsidiaries shall be promptly returned by Holdings to the Borrower;

(vi)                              repurchases of capital stock of Holdings deemed to occur upon the exercise of stock options if such capital stock represents a portion of the exercise price thereof and so long as no cash is otherwise paid or distributed by Holdings or any of its Subsidiaries in connection therewith;

(vii)                           Holdings may pay Dividends on its Qualified Preferred Stock solely through the issuance of additional shares of Qualified Preferred Stock and not in cash;

(viii)                        the Sponsor Distribution may be consummated in accordance with the requirements of Section 5.08(a);

(ix)                                Hawker SA FA (Poland) may redeem or repurchase shares of its capital stock held by its employees, so long as the aggregate amount of cash paid in respect of such redemptions or repurchases shall not exceed $1,000,000;

(x)                                   Holdings may pay cash Dividends on Holdings Common Stock, and the Borrower may pay cash Dividends to Holdings to enable Holdings to pay such Dividends, in each case so long as (I) no Default or Event of Default then exists or would exist after giving effect to the respective Dividend, (II) calculations are made by Holdings of compliance with a Leverage Ratio not to exceed 3.0:1.0, determined on a Pro Forma Basis after giving effect to the incurrence of any Indebtedness to finance such Dividend, (III) Holdings shall have satisfied the Minimum Ratings Condition on such date, (IV) the aggregate amount of cash paid pursuant to this clause (x) in any fiscal year of Holdings shall not exceed $30,000,000, (V) Holdings shall have utilized the proceeds of the cash Dividend paid to it by the Borrower described above promptly (and, in any event, within two Business Days following receipt thereof) to pay the cash Dividends on Holdings Common Stock described above and (VI) Holdings shall furnish to the Administrative

Agent a certificate from an Authorized Officer of Holdings certifying to the best of his or her knowledge as to compliance with the requirements of this Section 9.06(x) and, if applicable, containing the calculations (in reasonable detail) required by the preceding clause (y)(II).

(xi) Holdings may make Dividends in the form of the issuance of additional capital stock to effectuate the Shareholders Rights Plan, so long as no Change of Control would result therefrom; and

(xii) Convertible Preferred Stock may be converted into shares of Holdings Common Stock in accordance with the terms of the certificate of designation governing the same.

In the event the Borrower elects to make Intercompany Loans to Holdings as contemplated by Section 9.05(vi)(z) in lieu of making Dividends permitted pursuant to Sections 9.06(iii), (iv), (v) and (x), the Dividend baskets set forth in said Sections (if any) shall be proportionally reduced by the principal amount of any such Intercompany Loans made for the corresponding purpose during the relevant period.

9.07.  Transactions with Affiliates.  No Credit Agreement Party will, nor will permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate of Holdings or any of its Subsidiaries other than on terms and conditions substantially as favorable to Holdings or such Subsidiary as would be reasonably expected to be obtainable by Holdings or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted:  (i) the Transaction; (ii) intercompany transactions among Holdings and its Subsidiaries to the extent expressly permitted by Sections 9.02, 9.04, 9.05 and 9.06 shall be permitted (including the payment of interest and principal on intercompany Indebtedness permitted by Section 9.04); (iii) the payment of consulting or other fees to the Borrower by any of its Subsidiaries in the ordinary course of business; (iv) customary fees to non-officer directors of Holdings and its Subsidiaries; (v) the Borrower and its Subsidiaries perform their respective obligations under the Employment Agreements in effect on the Effective Date and other employment arrangements with respect to the procurement of services with their respective officers and employees, and enter into and perform their respective obligations under renewals or replacements of such arrangements, in each case so long as such employment arrangements or renewals and replacements thereof are entered into in the ordinary course of business; (vi) Dividends may be paid by Holdings to the extent permitted by Section 9.06; (vii) payments may be made pursuant to any Tax Allocation Agreement; (viii) the payment of customary fees (excluding management fees) to Morgan Stanley, the Sponsors and their respective Affiliates for services (including, without limitation, any underwriting discounts and commissions) shall be permitted; (ix) the reimbursement of Morgan Stanley and its Affiliates for reasonable out-of-pocket expenses payable in accordance with the Preferred Stock Subscription Agreement and (x) Holdings and its Subsidiaries may enter into transactions with employees and/or officers of Holdings and its Subsidiaries in the ordinary course of business so long as any such material transaction has been approved by the Board of Directors of Holdings or such Subsidiary.  In no event shall any management, consulting or similar fee be paid or payable by Holdings or any of its Subsidiaries to any Affiliate, except as specifically provided in this Section 9.07.

9.08.  Consolidated Interest Coverage Ratio.  Holdings will not permit the Consolidated Interest Coverage Ratio for any Test Period ended on the last day of a fiscal quarter set forth below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended Closest to	Ratio

September 30, 2004	2.60:1.00
December 31, 2004	2.60:1.00

March 31, 2005	2.60:1.00
June 30, 2005	2.60:1.00
September 30, 2005	2.60:1.00
December 31, 2005	2.60:1.00

March 31, 2006	2.70:1.00
June 30, 2006	2.70:1.00
September 30, 2006	2.70:1.00
December 31, 2006	2.70:1.00

March 31, 2007	2.80:1.00
June 30, 2007	2.80:1.00
September 30, 2007	2.80:1.00
December 31, 2007	2.80:1.00

March 31, 2008	2.90:1.00
June 30, 2008	2.90:1.00
September 30, 2008	2.90:1.00
December 31, 2008	2.90:1.00

March 31, 2009 and each fiscal quarter thereafter	3.00:1.00

For purposes of making determinations pursuant to (x) this Section 9.08 for any Test Period ended prior to (but not after) the first anniversary of the Initial Borrowing Date and (y) Section 8.14, the Consolidated Interest Coverage Ratio shall be calculated on a Pro Forma Basis (it being understood that this sentence shall not affect any adjustments required pursuant to the definitions of Consolidated Net Interest Expense or Consolidated EBITDA).

9.09.  Leverage Ratio.  Holdings will not permit the Leverage Ratio on the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended Closest to	Ratio

September 30, 2004	5.50:1.00
December 31, 2004	5.50:1.00

March 31, 2005	5.50:1.00
June 30, 2005	5.30:1.00
September 30, 2005	5.30:1.00
December 31, 2005	5.30:1.00

March 31, 2006	4.90:1.00
June 30, 2006	4.90:1.00
September 30, 2006	4.90:1.00
December 31, 2006	4.90:1.00

March 31, 2007	4.40:1.00
June 30, 2007	4.40:1.00
September 30, 2007	4.40:1.00
December 31, 2007	4.40:1.00

March 31, 2008	3.80:1.00
June 30, 2008	3.80:1.00
September 30, 2008	3.80:1.00
December 31, 2008	3.80:1.00

March 31, 2009 and each fiscal quarter thereafter	3.20:1.00

Notwithstanding anything to the contrary contained in this Agreement, all determinations of the Leverage Ratio for purposes of this Section 9.09 shall include Consolidated EBITDA as calculated on a Pro Forma Basis to give effect to all Permitted Acquisitions, if any, effected during the respective Test Period for which Consolidated EBITDA is being determined, as provided in the first sentence of the definition of Leverage Ratio contained herein (with the second sentence of the definition of Leverage Ratio being inapplicable to determinations pursuant to this Section 9.09).

9.10.  Reserved.

9.11.  Capital Expenditures.  (a)  Holdings will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures, except that (i) prior to a Qualified IPO, during any fiscal year of Holdings set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed the amount set forth below opposite such fiscal year under the heading “Pre-IPO Amount” and (ii) after the occurrence of a Qualified IPO, during any fiscal year of Holdings set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make Capital Expenditures so long as the aggregate amount of such Capital Expenditures does not exceed the amount set forth below opposite such fiscal year under the heading “Post-IPO Amount”:

Period	Pre-IPO Amount	Post-IPO Amount

Fiscal year ending closest to March 31, 2004	$45,000,000	N/A
Fiscal year ended closest to March 31, 2005	$50,000,000	$55,000,000
Fiscal year ended closest to March 31, 2006	$60,000,000	$70,000,000
Fiscal year ended closest to March 31, 2007	$65,000,000	$70,000,000
Fiscal year ended closest to March 31, 2008	$60,000,000	$70,000,000
Fiscal year ended closest to March 31, 2009	$60,000,000	$70,000,000
Fiscal year ended closest to March 31, 2010	$60,000,000	$70,000,000
Fiscal year ended closest to March 31, 2011	$60,000,000	$70,000,000

(b)                                 Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above during any fiscal year of Holdings commencing after the fiscal year of Holdings ended March 31, 2004 (before giving effect to any increase in such permitted Capital Expenditure amount pursuant to this clause (b)) is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during such fiscal year, such excess may be carried forward and utilized to make Capital Expenditures in the immediately succeeding fiscal year, provided that no amounts once carried forward pursuant to this Section 9.11(b) may be carried forward to any subsequent fiscal year thereafter and such amounts may only be utilized after the Borrower and its Subsidiaries have utilized in full the permitted Capital Expenditure amount for such fiscal year as set forth in the table in clause (a) above (without giving effect to any increase in such amount pursuant to this clause (b)).

(c)                                  In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.11(a)) with the Net Sale Proceeds of Asset Sales to the extent such proceeds are not required to be applied to repay Second-Lien Loans pursuant to Section 4.02(c) and/or as a mandatory repayment and/or commitment reduction of loans and/or commitments under the First-Lien Credit Agreement.

(d)                                 In addition to the foregoing, the Borrower and its Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.11(a)) with the insurance proceeds received by the Borrower or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are to replace or restore any properties or assets in respect of which such proceeds were paid within one year (or, to the extent permitted by Section 4.02(f), 18 months) following the date of the receipt of such insurance proceeds to the extent such insurance proceeds are not required to be applied to repay Second-Lien Loans pursuant to Section 4.02(f) and/or as a mandatory repayment and/or commitment reduction of loans and/or commitments under the First-Lien Credit Agreement.

(e)                                  In addition to the foregoing, the Borrower and the Subsidiaries may make additional Capital Expenditures (which Capital Expenditures will not be included in any determination under Section 9.11(a)) constituting Permitted Acquisitions effected in accordance with the requirements of Section 8.14.

(f)                                    In addition to the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures at any time in an aggregate amount equal to the Excess Proceeds Amount at such time (which Capital Expenditures will not be included in any determination under Section 9.11(a)).

9.12.  Limitation on Modifications of Certain Other Agreements; etc.  No Credit Agreement Party will, nor will permit any of its Subsidiaries to:

(i)                                     make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment or redemption (except as expressly required under the terms of the relevant agreement) as a result of any asset sale, change of control or similar event of any Indebtedness pursuant to, after the incurrence or issuance thereof, any Shareholder Subordinated Notes (except to the extent expressly permitted under Section 9.06(ii)), Refinancing Senior Subordinated Notes or any Qualified Preferred Stock; provided that so long as no Default or Event of Default then exists or would result therefrom, the Refinancing Senior Subordinated Notes may be exchanged for Permanent Exchange Refinancing Senior Subordinated Notes in accordance with the requirements of the respective definitions thereof and the relevant provisions of this Agreement; and

(ii)                                  amend, modify or change in a way adverse to the interests of the Lenders in any material respect any Refinancing Senior Subordinated Notes Document or any Accounts Receivable Facility Document (it being understood that the Accounts Receivable Facility may be extended, amended, modified or replaced in accordance with the proviso to the definition thereof), any Tax Allocation Agreement, any Management Agreement, or enter into any new Tax Allocation Agreement or Management Agreement which could reasonably be expected to be adverse in any material respect to the interests of the Lenders or, in the case of any Management Agreement, which involves the payment by Holdings or any of its Subsidiaries of any amount which could give rise to a violation of this Agreement.

9.13.  Limitation on Issuance of Capital Stock and Other Equity Interests.  (a)  No Credit Agreement Party will, nor will permit any of its Subsidiaries to, issue (i) any Preferred Stock (or any options, warrants or rights to purchase Preferred Stock), other than issuances by Holdings of Qualified Preferred Stock or Preferred Stock pursuant to the Shareholders Right Plan or (ii) any redeemable common Equity Interests.

(b)                                 The Borrower shall not, and shall not permit any of its Subsidiaries to, issue any Equity Interests (including by way of sales of treasury stock), except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the Equity Interests of such Subsidiaries, (iii) to qualify directors to the extent required by applicable law and (iv) Subsidiaries formed after the Effective Date pursuant to Section 9.15 may issue Equity Interests in accordance with the requirements of Section 9.15.  All Equity Interests issued in accordance with this Section 9.13(b) shall, to the extent required by the Pledge Agreement (and subject to the Intercreditor Agreement), be delivered to the Collateral Agent for pledge pursuant to the Pledge Agreement.

9.14.  Limitation on Certain Restrictions on Subsidiaries.  (a)  Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Subsidiary to (x) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (y) make loans or advances to the Borrower or any Subsidiary of the Borrower or (z) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) on and after the Accounts Receivables Transaction Date, the provisions applicable to the Receivables Sellers and Receivables Entity contained in the Accounts Receivable Facility, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (v) customary provisions restricting assignment of any contract entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business, (vi) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition, (vii) restrictions applicable to any joint venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 8.14; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (viii) any restriction or encumbrance with respect to assets subject to Liens permitted by Sections 9.03(iv), (x), (xi), (xii) and (xvii), (ix) the First-Lien Credit Documents and (x) the Refinancing Senior Subordinated Notes Documents.

(b)                                 Holdings will not, and will not permit any of its Subsidiaries to, directly or indirectly agree to any consensual encumbrance or restriction on the ability of any non-Subsidiary joint venture to (x) pay dividends or make other distributions on its capital stock or other Equity Interests or participations in its profits owned by the Borrower or any Subsidiary of the Borrower or (y) make loans or advances to the Borrower or any Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such non-Subsidiary joint venture, (iv) customary provisions restricting assignment of any contract entered into by such non-Subsidiary joint venture in the ordinary course of business, (v) normal restrictions (as determined in good faith by the Borrower) applicable to any non-Subsidiary joint venture at the time of the establishment thereof (so long as not in connection with a Permitted Acquisition), (vi) restrictions applicable to any non-Subsidiary joint venture existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 8.14; provided that the restrictions applicable to the respective non-Subsidiary joint venture are not made more burdensome, from the perspective of the Borrower and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition and (vi) the First-Lien Credit Documents.

9.15.  Limitation on the Creation of Subsidiaries and Joint Ventures.  (a)  Notwithstanding anything to the contrary contained in this Agreement, Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary; provided that the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by Section 8.14, acquire Subsidiaries (which, except as expressly permitted by Section 8.14, shall be Wholly-Owned Subsidiaries) so long as, in each case, (i) at least 10 Business Days’ prior written notice thereof is given to the Administrative Agent (or such lesser prior written notice as may be agreed to by the Administrative Agent in any given case), (ii) the Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and (subject to the provisions of the Intercreditor Agreement) the certificates, if any, representing such Equity Interests, together with appropriate transfer powers duly executed in blank, are delivered to the Collateral Agent, (iii) such new Subsidiary (other than a Foreign Subsidiary) promptly executes a counterpart of the Subsidiaries Guaranty, the Pledge Agreement and the Security Agreement, and (iv) to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 8.11.  In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

(b)                                 Holdings will not, and will not permit any of its Subsidiaries to, enter into any partnerships (except to the extent that such partnership is a Wholly-Owned Subsidiary of the Borrower) or joint ventures; provided that the Borrower and its Subsidiaries may establish, acquire or create, and make Investments in, partnerships and joint ventures after the Initial Borrowing Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 9.05, so long as (x) all Equity Interests of each such partnership or joint venture shall be pledged by any

Credit Party which owns same to the extent required by the Pledge Agreement, and (y) any actions required to be taken pursuant to Section 8.11 in connection with the establishment of, or Investments in, the respective Subsidiaries are taken in accordance with the requirements of said Section 8.11.

SECTION 10.  Events of Default.  Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01.  Payments.  The Borrower shall (i) default in the payment when due of any principal of the Second-Lien Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on the Second-Lien Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02.  Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03.  Covenants.  Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(e)(i), 8.10, 8.14, 8.19 or 9 (other than Section 9.07 and, to the extent (and only to the extent) the respective default relates to a Subsidiary established, created or acquired after the Effective Date the book value of the gross assets of which does not exceed $500,000, Section 9.15), or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.01, 10.02 or clause (a) of this Section 10.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or

10.04.  Default Under Other Agreements.  (a)  Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity (it being understood that a default or other event or condition described above in this clause (ii) shall cease to constitute an Event of Default if and when same has been cured or otherwise ceases to exist, in each case prior to the taking of any action by the Administrative Agent or the Required Lenders pursuant to the last paragraph of this Section 10); or (b) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section 10.04 unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (a) and (b) above, exceeds $10,000,000 at any one time; provided, further that with respect to any failure or breach or default under the First-Lien Credit Agreement (other than a payment “event of default” under, or an acceleration of the Indebtedness under, the First-Lien Credit Agreement), such event shall only constitute an Event of Default under this Agreement if such event occurs and is not cured or waived within sixty (60) days after the occurrence of such event; or

10.05.  Bankruptcy, etc.  Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 20 days, or is not dismissed within 90 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries; or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries; or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 90 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 90 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

10.06.  ERISA.  (a)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan or, to the knowledge of Holdings or the Borrower, Multiemployer Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made with respect to a Plan or Multiemployer Plan or a Foreign Pension Plan has not been timely made, Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is reasonably likely to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code and/or the Health Insurance

Portability and Accountability Act of 1996, as amended, or Holdings or any Subsidiary of Holdings has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans, a “default” within  the meaning of Section 4219(c)(5) of ERISA, shall occur with respect to any Plan or Multiemployer Plan, any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any governmental authority or agency or by any court (a “Change of Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan or Multiemployer Plan; (b) there shall result from any such event or events described above in this Section 10.06 the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability resulting from any event described in clause (a) above; and (c) such lien, security interest or liability, individually and/or in the aggregate, in the reasonable opinion of the Required Lenders, (x) has had (unless same has ceased to exist in all respects) or (y) is reasonably likely to have, a Material Adverse Effect; or

10.07.  Security Documents.  (a)  Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral, other than Collateral with an aggregate value of less than or equal to $2,500,000), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.03), and subject to no other Liens (except as permitted by Section 9.03), or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default (except to the extent that same will adversely affect the continued perfection or priority of the Liens created by any such Security Document in Collateral with an aggregate value in excess of $2,500,000, in which case clause (a) of this Section 10.07 will be applicable) shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of any such Security Document; or

10.08.  Guaranty.  Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

10.09.  Judgments.  One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving a liability (to the extent not paid or covered by insurance (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) in excess of $10,000,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against any Credit Party, except as otherwise specifically provided for in this Agreement (provided that if an Event of Default specified in Section 10.05 shall occur, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest and Fees in respect of all Second-Lien Loans and all Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) subject to the Intercreditor Agreement, enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; and (iv) subject to the Intercreditor Agreement, apply any cash collateral as provided in Section 4.02.

SECTION 11.  Definitions.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.  Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

“Accounts Receivable Facility” shall mean the receivables facility created pursuant to the Accounts Receivable Facility Documents; provided that the Accounts Receivable Facility may be extended, amended, modified, refinanced or replaced, or successively extended, amended, modified, refinanced or replaced after the Accounts Receivable Facility Transaction Date, so long as the Accounts Receivables Facility Amendment Conditions are satisfied (in which event the Accounts Receivable Facility, as so extended, amended, modified, refinanced or replaced, shall be deemed to be the Accounts Receivable Facility hereunder).

“Accounts Receivables Facility Amendment Conditions” shall mean, with respect to any extension, amendment, modification or replacement of any Accounts Receivable Facility Document, the requirement that the following shall be true after giving effect to such extension, amendment, modification or replacement:

(A)                              the maximum Receivables Indebtedness permitted under the Accounts Receivable Facility shall not be greater than $50.0 million;

(B)                                the scheduled maturity of such extended, amended, modified or replaced facility shall not be earlier than the scheduled maturity of the Accounts Receivable Facility prior to such extension, amendment, modification or replacement;

(C)                                the Receivables Entity would be required to apply all funds available to it (after giving effect to the allocation of funds to reserves required under the terms of the Accounts Receivable Facility Documents and to the payment of interest, principal and other amounts owed under the Accounts Receivable Facility Documents) to pay the purchase price for accounts receivable (including any deferred portion of the purchase price) or to make Dividends to EnerSys or to the Borrower;

(D)                               the termination events or early amortization events (however defined) in the Accounts Receivable Facility Documents shall not be made more onerous (whether through the modification of existing termination events or early amortization events or the provision of additional such events) on the Borrower and its Subsidiaries in any material respect;

(E)                                 the degree of recourse to Holdings or its Subsidiaries (other than the Receivables Entity) under or in respect of the Accounts Receivable Facility Documents shall not be increased in any material respect (as determined in good faith by the Borrower) and in no event shall Holdings or any of its Subsidiaries (other than the Receivables Entity) have recourse liability (except pursuant to Standard Securitization Undertakings) for the payment of any Accounts Receivable Facility Assets or any investor certificates or purchased interests pursuant to such extended, amended, modified or replaced facility;

(F)                                 the covenants included in the Accounts Receivable Facility Documents shall not be made more restrictive (whether through the modification of existing covenants or the provision of additional covenants) to the Borrower and its Subsidiaries in any material respect;

(G)                                if additional representations and warranties are included in the Accounts Receivable Facility Documents or existing representations and warranties are made more restrictive, such additional or amended representations and warranties shall not be adverse in any material respect to the interest of the Borrower and its Subsidiaries taken as a whole (as determined in good faith by the Borrower); and

(H)                               the provisions of the Accounts Receivable Facility shall not conflict with the relevant requirements of Sections 9.02, 9.03, 9.04 and 9.05.

“Accounts Receivable Facility Assets” shall mean Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred to the Receivables Entity pursuant to the Accounts Receivable Facility Documents and any related Accounts Receivable Related Assets which are also so transferred to the Receivables Entity.

“Accounts Receivable Facility Documents” shall mean each of the documents and agreements entered into in connection with the Accounts Receivable Replacement Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time in accordance with the terms hereof and thereof.

“Accounts Receivables Facility Financing Costs” shall mean, for any period, the total consolidated interest expense of the Borrower and its Subsidiaries which would have existed for such period pursuant to the Accounts Receivable Facility (or any substantially similar facility) if same were structured as a secured lending arrangement rather than as a facility for the sale of receivables and related assets, in each case assuming an imputed interest rate commensurate with amounts being charged pursuant to the Accounts Receivable Facility Documents or such similar facility.

“Accounts Receivable Facility Transaction” shall mean the consummation of the Accounts Receivable Facility and related transactions contemplated by the Accounts Receivable Facility Documents.

“Accounts Receivable Facility Transaction Date” shall mean the date of the consummation of the Accounts Receivable Facility Transaction in accordance with the requirements of Section 8.19.

“Accounts Receivable Related Assets” shall mean, with respect to any Person, all of the following property and interests in property of such Person, whether now existing or existing in the future or hereafter acquired or arising and in each case to the extent relating to the Receivables of such Person:  (i) all unpaid seller’s or lessor’s rights (including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing or arising therefrom), (ii) all rights to any goods or merchandise represented by any of the foregoing (including, without limitation, returned or repossessed goods), (iii) all reserves and credit balances with respect to any such Receivable or the respective account debtor, (iv) all letters of credit, security or guarantees of any of the foregoing, (v) all insurance policies or reports relating to any of the foregoing, (vi) all collection or deposit accounts relating to any of the foregoing, (vii) all proceeds of any of the foregoing, and (viii) all books and records relating to any of the foregoing.

“Acquired Person” shall have the meaning provided in the definition of Permitted Acquisition.

“Additional Security Documents” shall have the meaning provided in Section 8.11.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in arriving at Consolidated Net Income, the sum of the amount of all non-cash charges (including, without limitation, to the extent deducted in arriving at Consolidated Net Income, depreciation, amortization, deferred income tax expense and non-cash interest expense) and non-cash losses which were included in arriving at Consolidated Net Income for such period, less (without duplication of items reflected in Adjusted Consolidated Working Capital) the amount of all non-cash gains and gains from the sale of assets (other than sales of inventory in the ordinary course of business) which were included in arriving at Consolidated Net Income for such period.

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets (but excluding therefrom all cash, Cash Equivalents and deferred income taxes to the extent otherwise included therein) less Consolidated Current Liabilities.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” shall have the meaning provided in Section 4.02(i).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person; provided, however, that for purposes of Section 9.07, (i) an Affiliate of Holdings shall include any Person that directly or indirectly owns more than 10% of any class of the capital stock of Holdings (or, in the case of Convertible Preferred Stock, 15% of such capital stock) and any Senior Manager or director of Holdings or any such Person and (ii) any successor to Morgan Stanley Capital Partners (by merger, consolidation, sale or otherwise) shall be deemed to be an Affiliate of Morgan Stanley, irrespective of whether it would otherwise be one pursuant to the terms of this definition.

“Agents” shall have the meaning provided in the first paragraph of this Agreement.

“Agent-Related Persons” means each Agent and the Collateral Agent, together with their respective Affiliates (including, in the case of Bank of America, in its capacity as the Administrative Agent, Banc of America Securities LLC, in its capacity as joint lead arranger and joint book manager), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the fair market value of the Holdings Common Stock (based on the average closing trading price of the Holdings Common Stock for the 20 trading days immediately prior to the date of such Permitted Acquisition on the stock exchange on which Holdings Common Stock is listed or, if Holdings Common Stock is not so listed, the good faith determination of the senior management of Holdings) issued (or to be issued) as consideration in connection with such Permitted Acquisition (including, without limitation, Holdings Common Stock which may be required to be issued as earnout consideration upon the achievement of certain future performance goals of the respective Acquired Person), (ii) the aggregate amount of all cash paid (or to be paid) by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition (including, without limitation, payments of fees and costs and expenses in connection therewith) and all contingent cash purchase price or other earnout obligations of Holdings and its Subsidiaries incurred in connection therewith (as determined in good faith by Holdings), (iii) the aggregate principal amount of all Indebtedness assumed, incurred and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 9.04, (iv) the aggregate liquidation preference of any Preferred Stock issued in connection with such Permitted Acquisition and (v) the fair market value (determined in good faith by senior management of Holdings) of all other consideration payable in connection with such Permitted Acquisition.

“Agreement” shall mean this Credit Agreement, as the same may be from time to time modified, amended, restated and/or supplemented.

“Agreement Currency” shall have the meaning provided in Section 13.20.

“Applicable Change of Control Percentage” shall mean (i) in the case of a purchase of Second-Lien Loans pursuant to Section 4.02(j) prior to the first anniversary of the Initial Borrowing Date, 102%, (ii) in the case of a purchase of Second-Lien Loans pursuant to Section 4.02(j) on and after the first anniversary of the Initial Borrowing Date and prior to the second anniversary of the Initial Borrowing Date, 101% and (iii) at any other time, 100%.

“Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Flow Payment Date, 50%; provided that so long as no Default or Event of Default is then in existence, if on the last day of the relevant Excess Cash Flow Payment Period, the Leverage Ratio for the Test Period then most recently ended (as established pursuant to the officer’s certificate delivered (or required to be delivered) pursuant to Section 8.01(d)) is less than 2.00:1.0, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

“Applicable Margin” shall mean at any time a percentage per annum equal to (x) in the case of Second-Lien Loans maintained as Base Rate Loans, 4.00% and (y) in the case of Second-Lien Loans maintained as Eurodollar Loans, 5.00%

“Approved Fund” shall have the meaning provided in Section 13.07.

 “Asset Sale” shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person other than Holdings or any Wholly-Owned Subsidiary of Holdings of any asset (including, without limitation, any capital stock or other Equity Interests of another Person, but excluding the sale by such Person of its own Equity Interests) of Holdings or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business, and (ii) any other sale, transfer or other disposition (for such purpose, treating any series of related sales, transfers or dispositions as a single such transaction) that generates Net Sale Proceeds of less than $250,000.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Indebtedness” in respect of any Synthetic Lease Obligation, means, on any date, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Officer” shall mean, with respect to (i) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the chief executive officer, the chief operating officer, the corporate controller, any treasurer or other financial officer of Holdings and (ii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by such officer) of

Holdings or the Borrower, as the case may be, in each case to the extent reasonably acceptable to the Administrative Agent.

“Available JV Basket Amount” shall mean, on any date of determination, an amount equal to the sum of (i) $25,000,000 minus (ii) the aggregate amount of Investments made (including for such purpose the fair market value of any assets contributed to any Joint Venture (as determined in good faith by senior management of the Borrower), net of Indebtedness and, without duplication, Capitalized Lease Obligations assigned to, and assumed by, the respective Joint Venture in connection therewith) pursuant to Section 9.05(xiv) after the Effective Date, minus (iii) the aggregate amount of Indebtedness or other obligations (whether absolute, accrued, contingent or otherwise and whether or not due) of any Joint Venture for which Holdings or any of its Subsidiaries (other than the respective Joint Venture) is liable, minus (iv) all payments made by Holdings or any of its Subsidiaries (other than the respective Joint Venture) in respect of Indebtedness or other obligations of the respective Joint Venture (including, without limitation, payments in respect of obligations described in preceding clause (iii)) after the Effective Date, plus (v) the amount of any increase to the Available JV Basket Amount made after the Effective Date in accordance with the provisions of Section 9.05(xiv).

“Bank of America” shall mean Bank of America, N.A., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some credits, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” shall mean each Loan bearing interest at the rates provided in Section 1.08(a) (subject to any increases pursuant to Section 1.08(c)).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean and include the borrowing of one Type of Second-Lien Loan by the Borrower from all of the Lenders having Commitments (and/or outstanding Second-Lien Loans) on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

“Calculation Period” shall have the meaning provided in Section 8.14.

“Capital Expenditures” shall mean, with respect to any Person, for any period, all expenditures by such Person which should be capitalized in accordance with GAAP during such period and are, or are required to be, included in property, plant or equipment reflected on the consolidated balance sheet of such Person (including, without limitation, expenditures for maintenance and repairs which should be so capitalized in accordance with GAAP) and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person during such period.

“Capital Lease,” as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of Holdings or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Equivalents” means (i) demand deposit accounts held in accounts denominated in U.S. Dollars and, in the case of any of Foreign Subsidiaries of the Borrower, such local currencies held by them from time to time in the ordinary course of their businesses, (ii) securities issued or directly fully guaranteed or insured by the governments of the United States, The Netherlands, Great Britain, France or Germany or any agency or instrumentality thereof (provided that the full faith and credit of the respective such government is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, in each case having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having one of the two highest ratings obtainable from S&P or Moody’s and in each case maturing within six months after the date of acquisition.  Furthermore, with respect to Foreign Subsidiaries of the Borrower, Cash Equivalents shall include bank deposits (and investments pursuant to operating account agreements) maintained with various local banks in the ordinary course of business consistent with past practice of the Borrower’s Foreign Subsidiaries.

“Cayman Partnership” shall mean EnerSys Cayman L.P., a limited partnership organized under the laws of the Cayman Islands.

“Cayman Partnership Shareholder #1” shall mean EnerSys European Holding Co., a corporation organized under the laws of Delaware and a Wholly-Owned Subsidiary of the Borrower.

“Cayman Partnership Shareholder #2” shall mean EnerSys Del. LLC I, a limited liability company organized under the laws of Delaware and a Wholly-Owned Subsidiary of the Borrower.

“Cayman Partnership Shareholder #3” shall mean EnerSys Del. LLC II, a limited liability company organized under the laws of Delaware and a Wholly-Owned Subsidiary of the Borrower.

“Cayman Partnership Shareholders” shall mean and include Cayman Partnership Shareholder #1, Cayman Partnership Shareholder #2 and Cayman Partnership Shareholder #3.

“Change of Control” shall mean (i) Holdings shall at any time cease to own directly 100% of the Equity Interests of the Borrower, (ii) prior to the occurrence of a Qualified IPO, the Permitted Holders shall at any time and for any reason fail to own at least a majority of both the economic and voting interest in Holdings’ capital stock, (iii) after the occurrence of a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Permitted Holders) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of greater than 40% of the economic or voting interests in Holdings’ capital stock at any time when the Permitted Holders shall own a lesser percentage (than such “person” or “group”) of such economic or voting interests, as the case may be, in Holdings’ capital stock, (iv) after the occurrence of a Qualified IPO, the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors or (v) a “change of control” or similar event shall occur as provided in any Qualified Preferred Stock (or the documentation governing the same) or any Refinancing Senior Subordinated Notes Document.

“Change of Control Offer” shall have the meaning provided in Section 4.02(j)(II).

“Change of Law” shall have the meaning provided in Section 10.06.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all of the Collateral as defined in each of the Security Documents.

“Collateral Agent” shall mean Bank of America, N.A., acting as collateral agent for the Secured Creditors.

“Collective Bargaining Agreements” shall have the meaning provided in Section 5.13.

“Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Commitment” as the same may be terminated pursuant to Sections 3.03 and/or 10.

“Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Consolidated Current Assets” shall mean, at any time, the current assets of Holdings and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, at any time, the current liabilities of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but excluding deferred income taxes, and the current portion of and accrued but unpaid interest on any Indebtedness under this Agreement and any other long-term Indebtedness which would otherwise be included therein.

“Consolidated Debt” shall mean, at any time, (A) the sum of (without duplication) (i) the principal amount of all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or capital leases on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of Holdings and its Subsidiaries of the type described in clause (iii) of the definition of Indebtedness, (iii) the aggregate amount of Receivables Indebtedness of the Borrower and its Subsidiaries (including the Receivables Entity) outstanding at such time, and (iv) Attributable Indebtedness in respect of Synthetic Lease Obligations at such time minus (B) the aggregate amount of cash and Cash Equivalents of Holdings, the Borrower and the Subsidiary Guarantors at such time to the extent same would be reflected on a consolidated balance sheet of Holdings if same were prepared on such date.

“Consolidated EBIT” shall mean, for any period, the Consolidated Net Income of Holdings and its Subsidiaries plus, in each case to the extent actually deducted in determining Consolidated Net Income for such period, consolidated interest expense of Holdings and its Subsidiaries and provision for income taxes, adjusted to exclude for such period (i) any extraordinary gains or losses, (ii) gains or losses from sales of assets other than inventory sold in the ordinary course of business, (iii) any write-downs of non-current assets relating to impairments or the sale of non-current assets or (iv) any non-cash expenses incurred in connection with stock options, stock appreciation rights or similar equity rights.

“Consolidated EBITDA” shall mean for any period, Consolidated EBIT, adjusted by (x) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period and not already added back in determining Consolidated EBIT) the amount of (i) all amortization and depreciation that were deducted in arriving at Consolidated EBIT for such period, (ii) any non-cash charges in such period to the extent that such non-cash charges do not give rise to a liability that would be required to be reflected on the consolidated balance sheet of Holdings and so long as no cash payments or cash expenses will be associated therewith (whether in the current period or for any future period), (iii) in the case of any period including the fiscal quarter of Holdings ended nearest to December 31, 2003, the non-recurring charges specified on Schedule XV hereto incurred during such fiscal quarter in an aggregate amount not to exceed $35.2 million and (iv) in the case of any period including the fiscal quarter of Holdings ended nearest to March 31, 2004, one-time cash charges incurred by Holdings in connection with the Recapitalization in an aggregate amount not to exceed $20.0 million (representing expenses incurred in connection with the payments pursuant to the Recapitalization and the early termination and repayment of Indebtedness pursuant to the Refinancing) and (y) subtracting therefrom, to the extent included in arriving at Consolidated EBIT for such period, the amount of non-cash gains during such period.

“Consolidated Interest Coverage Ratio” for any period shall mean the ratio of Consolidated EBITDA to Consolidated Net Interest Expense for such period.

“Consolidated Net Income” shall mean, for any period, the net after tax income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, provided that in determining Consolidated Net Income of Holdings and its Subsidiaries (i) the net income of any of Person which is not a Subsidiary of Holdings or is accounted for by Holdings by the equity method of accounting shall be included only to the extent of the payment of dividends or disbursements by such Person to Holdings or a Wholly-Owned Subsidiary of Holdings during such period, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary shall be excluded from such determination and (iii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded from such determination.

“Consolidated Net Interest Expense” shall mean, for any period, (i) the total consolidated interest expense of Holdings and its Subsidiaries for such period (calculated without regard to any limitations on payment thereof) plus, to the extent not included above, Accounts Receivables Facility Financing Costs pursuant to the Accounts Receivable Facility for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) (A) the amortization of any deferred financing costs for such period, (B) non-cash interest expense (including amortization of discount and interest which will be added to, and thereafter become part of, the principal or liquidation preference of the respective Indebtedness or Preferred Stock through a pay-in-kind feature or otherwise, but excluding all regularly accruing interest expense which will be payable in cash in a subsequent period) payable in respect of any Indebtedness or Preferred Stock and (C) dividends on Qualified Preferred Stock in the form of additional Qualified Preferred Stock plus (ii) without duplication, that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries on a consolidated basis representing the interest factor for such period minus (iii) the cash portion of interest income of Holdings and its Subsidiaries on a consolidated basis for such period (for this purpose, excluding any cash interest income received by any non-Wholly-Owned Subsidiary to the same extent as such amount, if representing net income, would be excluded from Consolidated Net Income pursuant to the proviso to the definition thereof), all as determined in accordance with GAAP (subject to the express requirements set forth above).

“Contingent Obligations” shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the date of the occurrence of the first Qualified IPO occurring after the Effective Date and each other director if such director’s nomination for election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors.

“Convertible Preferred Stock” shall have the meaning provided in Section 7.13(a).

“Credit Agreement Party” shall mean each of Holdings and the Borrower.

“Credit Documents” shall mean this Agreement, the Second-Lien Loan Notes, the Subsidiaries Guaranty, the Intercreditor Agreement, each Security Document and any other guarantees or security documents executed and delivered for the benefit of the Guaranteed Creditors in accordance with the requirements of this Agreement.

“Credit Event” shall mean the making of a Second-Lien Loan.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Assets” shall means those assets of the Borrower and its Subsidiaries described on Schedule XIII hereto.

“Discharge of the First-Lien Obligations” shall have the meaning provided in the Intercreditor Agreement.

“Dividend” shall have the meaning provided in Section 9.06.

“Documentation Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Documents” shall mean and include (i) the Credit Documents, (ii) the Refinancing Documents, (iii) on and after the execution and delivery thereof, the Accounts Receivable Facility Documents, (iv) the First-Lien Credit Documents and (v) on and after the execution and delivery thereof, the Refinancing Senior Subordinated Notes Documents.

“Domestic Subsidiary” shall mean each Subsidiary incorporated or organized in the United States or any State or territory thereof (other than any Cayman Partnership Shareholder).

“Effective Date” shall have the meaning provided in Section 13.22.

“Eligible Assignee” shall have the meaning provided in Section 13.07(g).

“Employee Benefit Plans” shall have the meaning set forth in Section 5.13.

“Employment Agreements” shall have the meaning set forth in Section 5.13.

“EnerSys” shall mean EnerSys Delaware Inc., a Delaware corporation.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by Holdings or any of its Subsidiaries under any Environmental Law (hereafter “Claims”) or any permit issued to Holdings or any of its Subsidiaries under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any U.S. or non-U.S. federal, state or local law, policy having the force and effect of law, statute, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, “Laws”)), relating to the environment, or Hazardous Materials or health and safety to the extent such health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Holdings or a Subsidiary of Holdings would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Loans” shall mean each Loan bearing interest at the rates provided in Section 1.08(b) (subject to any increases pursuant to Section 1.08(c)).

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Loan:

(a)                                  the applicable Screen Rate for such Interest Period; or

(b)                                 if the applicable Screen Rate shall not be available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, the remainder of (i) the sum of (a) Adjusted Consolidated Net Income for such period and (b) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (ii) the sum of (a) the amount of all Capital Expenditures made by the Borrower and its Subsidiaries pursuant to Sections 9.11(a), (b), (e) and (f) during such period, (b) the aggregate principal amount of permanent principal payments of Indebtedness for borrowed money of the Borrower and its Subsidiaries (other than repayments of intercompany Indebtedness and repayments of Second-Lien Loans or Loans under, and as defined in, the First-Lien Credit Agreement, provided that (x) repayments of Second-Lien Loans shall be included in the deduction set forth in clause (ii)(b) above in determining Excess Cash Flow if such repayments were made as a voluntary prepayment with internally generated funds and (y) repayments of Loans under, and as defined in, the First-Lien Credit Agreement shall be included in the deduction set forth in clause (ii)(b) above in determining Excess Cash Flow if such repayments were (x) required as a result of a “scheduled repayment” under the First-Lien Credit Agreement or (y) made as a voluntary prepayment with internally generated funds (but in the case of a voluntary prepayment of Revolving Loans or Swingline Loans (each, as defined in the First-Lien Credit Agreement), only to the extent accompanied by a voluntary reduction to the revolving loan commitments thereunder in an equal amount)) during such period, (c) the aggregate amount of cash (not to exceed $10.0 million for such period) utilized to finance Permitted Acquisitions during such period, (d) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period and (e) the aggregate amount of any cash restructuring charges incurred (and paid) during such period (to the extent resulting from the elimination of a long-term liability which had appeared on the balance sheet of Holdings), so long as the aggregate amount deducted pursuant to this clause (e) after the Effective Date does not exceed $12,300,000.

“Excess Cash Flow Payment Period” shall mean, with respect to each Excess Cash Payment Date, the immediately preceding fiscal year of Holdings.

“Excess Cash Payment Date” shall mean the date occurring 90 days after the last day of a fiscal year of Holdings (beginning with its fiscal year ending on March 31, 2005).

“Excess Proceeds Amount” shall initially be $0, which amount shall be (A) increased (i) on each Excess Cash Payment Date so long as any repayment required pursuant to Section 4.02(g) has been made, by an amount equal to the Excess Cash Flow for the immediately preceding Excess Cash Flow Period multiplied by a percentage equal to 100% minus the Applicable Excess Cash Flow Percentage and (ii) on the date of receipt by Holdings of net cash proceeds from any sale or issuance of Holdings Common Stock (except to the extent applied as a mandatory repayment and/or commitment reduction of loans and/or commitments under the First-Lien Credit Agreement), so long as any repayment pursuant to Section 4.02(e) that is required by such Section has been made, by an amount equal to 50% of such net cash proceeds, and (B) reduced (i) on each Excess Cash Payment Date where Excess Cash Flow for the immediately preceding Excess Cash Flow Period is a negative number, by such amount, and (ii) at the time any Capital Expenditure is made pursuant to Section 9.11(f) or Investment is made pursuant to Section 9.05(xviii), by the amount thereof (it being understood that the Excess Proceeds Amount may be reduced to an amount below zero after giving effect to the reductions enumerated in clause (B) above).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded IPO Proceeds” shall mean the net cash proceeds received by Holdings from a Qualified IPO, so long as (i) no Default of Event of Default is then in existence, (ii) such proceeds are not required to be applied as a mandatory repayment and/or commitment reduction pursuant to the terms of the First-Lien Credit Agreement and (iii) Holdings has delivered to the Administrative Agent and the Administrative Agent under, and as defined in, the First-Lien Credit Agreement an officer’s certificate executed by an Authorized Officer of Holdings demonstrating compliance with a Leverage Ratio of 3:00:1.00 or less (calculated on a Pro Forma

Basis as if the repayments described in the preceding clause (ii) and any contemporaneous repayment of loans under the First-Lien Credit Agreement had been made on the first day of the Test Period then last ended), together with calculations in reasonable detail demonstrating such compliance.

“Existing Accounts Receivable Facility” shall mean the receivables purchase arrangement governed by the Amended and Restated Receivables Purchase Agreement, dated as of November 9, 2000, among Yesco, Inc., as the Seller, Yuasa, Inc., as the Servicer, the investors named therein, Variable Funding Capital Corporation, as a Purchaser, First Union Securities, Inc., as the Deal Agent and First Union National Bank, as the Liquidity Agent, and the Amended and Restated Receivables Transfer Agreement, dated as of November 9, 2000, between Yuasa, Inc. and Yesco, Inc. (as the same may have been modified, amended, restated and/or supplemented from time to time prior to the Initial Borrowing Date).

“Existing Credit Agreement” shall mean the Credit Agreement, dated as of November 9, 2000, among Holdings, the Borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as syndication agent and administrative agent, as in effect on the Initial Borrowing Date (immediately prior to giving effect thereto).

“Existing Indebtedness” shall have the meaning provided in Section 7.21.

“Existing Indebtedness Agreements” shall have the meaning provided in Section 5.13.

“Existing Interest Rate Protection Agreements” shall mean and include (i) that certain Interest Rate Protection Agreement entered into by the Borrower and Fleet National Bank and maturing on February 22, 2006, (ii) that certain Interest Rate Protection Agreement entered into by the Borrower and PNC Bank, NA and maturing on February 22, 2006 and (iii) that certain Interest Rate Protection Agreement entered into by the Borrower and Wachovia Bank, N.A. and maturing on February 22, 2006, in each case as in effect on the Initial Borrowing Date.

“Existing Overdraft Facilities” shall mean the overdraft facilities and lines of credit of certain Foreign Subsidiaries of the Borrower existing on the Initial Borrowing Date and as listed on Part B of Schedule IV hereto, in each case in the committed amount set forth opposite such overdraft facility or line of credit on said Part B of Schedule IV.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

“First-Lien Administrative Agent” shall mean Bank of America, N.A. in its capacity as collateral agent for the secured creditors under the First-Lien Credit Documents.

“First-Lien Credit Agreement” shall mean that certain Credit Agreement, dated as of March 17, 2004, among Holdings, the Borrower, the First-Lien Administrative Agent and various lenders from time to time party thereto, as the same may be amended, modified, supplemented, extended, replaced, renewed, restated and/or refinanced from time to time (including any such agreement which adds Subsidiaries of the Borrower as additional and/or replacement borrowers or guarantors thereunder and any successor or replacement agreement with the same or any other agent, lender or group of lenders).

“First-Lien Credit Documents” shall mean the First-Lien Credit Agreement, and the related guarantees, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the First-Lien Credit Agreement, in each case as the same may be amended, modified, supplemented, extended, replaced, renewed, restated and/or refinanced from time to time (including any such guarantee or other agreement which adds Subsidiaries of the Borrower as additional and/or replacement borrowers or guarantors thereunder and any successor or replacement guarantee or other agreement with the same or any other agent, lender or group of lenders).

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or any of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean each Subsidiary other than a Domestic Subsidiary; provided that, notwithstanding the foregoing, each Cayman Partnership Shareholder shall be deemed to be (and shall be treated as) a Foreign Subsidiary for all purposes of this Agreement and the other Credit Documents.

“Fund” shall have the meaning provided in Section 13.07(g).

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Applicable Margins and Sections 4.02, 8.14 and 9, including defined terms as used therein, and for all purposes of determining the Leverage Ratio, are subject (to the extent provided therein) to Section 13.21(a).

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Syndication Agent, the Documentation Agent, the Collateral Agent and the Lenders.

“Guaranteed Obligations” shall mean the principal and interest on each Second-Lien Loan Note issued to each Lender, and all Second-Lien Loans made, under this Agreement, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Borrower to any Guaranteed Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in this Agreement and each other Credit Document to which it is a party.

“Guarantor” shall mean Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean and include the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined under any Environmental Law as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants.”

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Common Stock” shall have the meaning provided in Section 7.13(a).

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 14.

“Indebtedness” of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller’s assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent and trade payables not overdue by more than 60 days, both as determined in accordance with GAAP, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations under any Swap Contract, (viii) all Contingent Obligations of such Person, (ix) all Receivables Indebtedness and (x) all Synthetic Lease Obligations, provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.  The amount of any obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indebtedness To Be Refinanced” shall mean all of the Indebtedness and other obligations under the Existing Credit Agreement and the Existing Accounts Receivable Facility.

“Indemnified Liabilities” shall have the meaning provided in Section 13.05.

“Indemnitees” shall have the meaning provided in Section 13.05.

“Initial Accounts Receivable Facility Requirements” shall mean, with respect to the Accounts Receivable Facility to be entered into on the Accounts Receivable Facility Transaction Date, the following requirements:

(A)                              the maximum Receivables Indebtedness permitted under the Accounts Receivable Facility shall not be greater than $50.0 million;

(B)                                the scheduled maturity of the Accounts Receivable Facility shall not be earlier than 364 days after the date of the entering into of such Accounts Receivable Facility (subject to 6 month extensions);

(C)                                the Receivables Entity is required to apply all funds available to it (after giving effect to the allocation of funds to reserves required under the terms of the Accounts Receivable Facility Documents and to the payment of interest, principal and other amounts owed under the Accounts Receivable Facility Documents) to pay the purchase price for accounts receivable (including any deferred portion of the purchase price) or to make Dividends to EnerSys or to the Borrower;

(D)                               the termination events or early amortization events (however defined) in the Accounts Receivable Facility Documents therefor shall not be made more onerous (whether through the modification of existing termination events or early amortization events or the provision of additional such events) on the Borrower and its Subsidiaries in any material respect than those contained in the Existing Accounts Receivable Facility Documents and, in any event, shall be reasonably satisfactory to the Agents;

(E)                                 the degree of recourse to Holdings or its Subsidiaries (other than the Receivables Entity) under or in respect of the Accounts Receivable Facility Documents governing the Accounts Receivable Facility shall not be increased in any material respect (as determined in good faith by the Borrower) from the degree of recourse to such Persons under the Existing Accounts Receivables Documents (as in effect on the Initial Borrowing Date, prior to the termination thereof) and in no event shall Holdings or any of its Subsidiaries (other than the Receivables Entity) have recourse liability (except pursuant to Standard Securitization Undertakings) for the payment of any Accounts Receivable Facility Assets or any investor certificates or purchased interests pursuant to such Accounts Receivables Facility;

(F)                                 the covenants included in the Accounts Receivable Facility Documents shall not be made more restrictive (whether through the modification of existing covenants or the provision of additional covenants) to the Borrower and its Subsidiaries in any material respect than those contained in the Existing Accounts Receivables Documents and, in any event, shall be reasonably satisfactory to the Agents;

(G)                                if representations and warranties not included in the Existing Accounts Receivables Documents are included in the Accounts Receivable Facility Documents,

such additional representations and warranties shall not be adverse in any material respect to the interest of the Borrower and its Subsidiaries taken as a whole (as determined in good faith by the Borrower); and

(H)                               the provisions of the Accounts Receivable Facility shall not conflict with the relevant requirements of Sections 9.02, 9.04 and 9.05.

Without limiting the foregoing, (i) if any covenant or default “basket” included in this Agreement which has a corresponding “basket” in the relevant Accounts Receivable Facility Document was increased to a level greater than the related basket level included in the Existing Credit Agreement, then the corresponding basket in the relevant Accounts Receivable Facility Document shall be increased to at least the level of the related basket contained herein and (ii) in no event shall the “termination events” included for such Accounts Receivable Facility include an event based on the occurrence of  “a material adverse effect”.

“Initial Borrowing Date” shall mean the date upon which the initial Borrowing of Second-Lien Loans occurs.

“Intercompany Loan” shall have the meaning provided in Section 9.05(vi).

“Intercompany Note” shall mean a promissory note evidencing Intercompany Loans or intercompany loans made or permitted pursuant to Sections 9.05(xi) and (xiv) or Section 9.04(ii), in each case duly executed and delivered substantially in the form of Exhibit L, with blanks completed in conformity herewith.

“Intercreditor Agreement” shall have the meaning provided in Section 5.10.

“Interest Determination Date” shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

“Interest Period” with respect to any Eurodollar Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investment” shall have the meaning provided in the preamble to Section 9.05.

“Joint Venture” shall mean any Person, other than an individual or a Wholly-Owned Subsidiary of the Borrower, (i) in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership) and (ii) which is engaged in a Permitted Business.

“Judgment Currency” shall have the meaning provided in Section 13.20.

“LCPI” shall mean Lehman Commercial Paper Inc., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Leasehold” of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person that becomes a “Lender” hereunder pursuant to Section 1.13 or 13.07(b).

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with its obligations under Section 1.01(a) in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under said Section.

“Leverage Ratio” shall mean on any date of determination the ratio of (i) Consolidated Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that Consolidated EBITDA shall be determined on a Pro Forma Basis to give effect to all Permitted Acquisitions (if any) actually made during such most recently ended Test Period.  Furthermore, to the extent provided in the definition of Applicable Margin, and for such purposes only, the determination of Leverage Ratio pursuant thereto shall be further determined on a Pro Forma Basis to give effect to Permitted Acquisitions consummated after the last day of the respective Test Period and on or prior to the date of the delivery of the certificate referenced therein, as well as to any Indebtedness incurred or assumed in connection therewith.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

“Management Agreements” shall have the meaning provided in Section 5.13.

“Margin Regulations” shall mean Regulations T, U and X, collectively.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, properties, assets, operations, liabilities or financial condition (A) of the Borrower and its Subsidiaries taken as a whole or (B) Holdings, the Borrower and the Borrower’s Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or the Administrative Agent hereunder or under any other Credit Document or (y) on the ability of any Credit Party to perform its obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document, taking into account in the case of either of clauses (i) or (ii) above (in each such case to the extent relevant) insurance, indemnities, rights of contribution and/or similar rights and claims available and applicable to any determination pursuant to this definition so long as consideration is given to the nature and quality of, and likelihood of recovery under, such insurance, indemnities, rights of contribution and/or similar rights and claims; provided that payments made by Holdings in connection with the InvenSys settlement and previously disclosed to the Agents in writing shall not be taken into account for purposes of any determination pursuant to clause (i) of this definition.

“Maturity Date” shall mean March 17, 2012.

“Maximum Rate” shall have the meaning provided in Section 13.10.

“Mexican Subsidiary” shall mean ESB de Mexico, S.A., Powersonic SA de CV, Ymfltd, S. de R.L. de C.V. and Yecoltd, S. de R.L. de C.V.

 “Minimum Borrowing Amount” shall mean $1,000,000.

“Minimum Ratings Condition” shall exist on any date if, on such date, the Loans under, and as defined in, the First-Lien Credit Agreement (or, if the Discharge of the First-Lien Obligations has occuured, the Second-Lien Loans) have received a rating of both (i) BB- (with a stable outlook) or better from S&P and (ii) Ba3 (with a stable outlook) or better from Moody’s, which ratings remain in full force and effect on such date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morgan Stanley” shall mean Morgan Stanley, a Delaware Corporation.

“Mortgage” shall mean each mortgage, deed to secure debt or deed of trust pursuant to which any Credit Party shall have granted to the Collateral Agent a mortgage lien on such Credit Party’s Mortgaged Property.

“Mortgage Policy” shall have the meaning provided in Section 5.12.

“Mortgaged Property” shall mean (i) each Real Property owned by any Credit Party and designated as a Mortgaged Property on Schedule III and (ii) each Real Property owned or leased by any Credit Party and designated as a Mortgaged Property pursuant to Section 8.11.

“MSSF” shall mean Morgan Stanley Senior Funding, Inc., in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Multiemployer Plan” shall mean (i) any plan, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute to) by Holdings or a Subsidiary of Holdings or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan for the five year period immediately following the latest date on which Holdings, a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan if, for purposes of this clause (ii), Holdings, any Subsidiary of Holdings or any ERISA Affiliate could currently incur any liability under such plan.

“Net Cash Proceeds” shall mean for any event requiring a repayment of Second-Lien Loans pursuant to Section 3.03 or 4.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

“Net Sale Proceeds” shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including title and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, (ii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold, and (iii) the estimated marginal increase in income taxes which will be payable by Holdings’ consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (including indemnification payments) (to the extent Holdings delivers to the Lenders a certificate signed by its chief financial officer or treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale, lease, transfer or other disposition.  Net Sale Proceeds shall not include any trade-in-credits or purchase price reductions received by Holdings or any of its Subsidiaries in connection with an exchange of equipment for replacement equipment that is the functional equivalent of such exchanged equipment.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Wholly Owned Entity” shall have the meaning provided in the definition of Permitted Acquisition.

“Notice of Borrowing” shall have the meaning provided in Section 1.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 1.06.

“Notice Office” shall mean, with respect to notices for payments, requests for credit extensions or other notices, the relevant office of the Administrative Agent as set forth on Schedule II hereto or such other office as the Administrative Agent may designate to Holdings and the Lenders from time to time.

 “Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

“Participant” shall have the meaning provided in Section 13.07.

“Payment Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permanent Exchange Refinancing Senior Subordinated Notes” shall mean senior subordinated notes issued by the Borrower pursuant to a registered exchange offer or private exchange offer for the Refinancing Senior Subordinated Notes and pursuant to the Refinancing Senior Subordinated Notes Indenture, which senior subordinated notes are substantially identical securities to the Refinancing Senior Subordinated Notes.  In no event will the issuance of any Permanent Exchange Refinancing Senior Subordinated Notes increase the aggregate principal amount of the Refinancing Senior Subordinated Notes then outstanding or otherwise result in an increase in the interest rate theretofore applicable to the Refinancing Senior Subordinated Notes.

“Permitted Acquired Debt” shall have the meaning set forth in Section 9.04(vi).

“Permitted Acquisition” shall mean the acquisition by the Borrower or any of its Wholly-Owned Subsidiaries (other than the Receivables Entity) of assets constituting a business, division or product line of any Person, not already a Subsidiary of Holdings or any of its Wholly-Owned Subsidiaries, or of 100% of the capital stock or other Equity Interests of any such Person, which Person shall, as a result of such acquisition, become a Wholly-Owned Subsidiary of the Borrower or such Wholly-Owned Subsidiary, provided that (A) the consideration paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash, the issuance of Holdings Common Stock, the issuance of any Qualified Preferred Stock otherwise permitted pursuant to Section 9.13, the incurrence of Indebtedness otherwise permitted in Section 9.04 and the assumption/acquisition of any Permitted Acquired Debt relating to such business, division, product line or Person which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (B) in the case of the acquisition of 100% of the capital stock or other Equity Interests of any Person, such Person (the “Acquired Person”) shall own no capital stock or other Equity Interests of any other Person unless either (x) the Acquired Person owns 100% of the capital stock or other Equity Interests of such other Person or (y) if the Acquired Person owns capital stock or Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of the Acquired Person (a “Non-Wholly Owned Entity”), (1) the Acquired Person shall not have been created or established in contemplation of, or for purposes of, the respective

Permitted Acquisition, (2) any Non-Wholly Owned Entity of the Acquired Person shall have been non-wholly-owned prior to the date of the respective Permitted Acquisition and not created or established in contemplation thereof and (3) the Acquired Person and/or its Wholly-Owned Subsidiaries own 80% of the consolidated assets of such Person and its Subsidiaries, (C) except in the case of any such acquisition by a Wholly-Owned Foreign Subsidiary of the Borrower, substantially all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Acquired Person and its Subsidiaries taken as a whole, is in the United States, (D) the assets acquired, or the business of the Acquired Person, shall be in a Permitted Business and (E) all applicable requirements of Sections 8.14 and 9.02 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Business” shall mean the manufacture, distribution, installation and servicing of batteries and reasonably related products, and activities reasonably related to the foregoing.

“Permitted Encumbrances” shall mean (i) those liens, encumbrances and other matters affecting title to any Real Property and found reasonably acceptable by the Administrative Agent (including, without limitation, liens and encumbrances on Real Property pursuant to the First-Lien Credit Agreement), (ii) as to any particular Real Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which could reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor thereof, or the lien held by the Collateral Agent, (iii) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor thereof of the premises, (iv) general real estate taxes and assessments not yet delinquent, and (v) such other similar items as the Administrative Agent may consent to (such consent not to be unreasonably withheld).

“Permitted Holders” shall mean the Sponsor, any majority owned and controlled Affiliate of the Sponsor, the Senior Managers and any other shareholders of Holdings which received any portion of the Sponsor Distribution on the Initial Borrowing Date.

“Permitted Liens” shall have the meaning provided in Section 9.03.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower and its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any Existing Indebtedness, Permitted Acquired Debt, or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (b) such refinancing or renewal does not (i) increase the amount of such Indebtedness outstanding immediately prior to such refinancing or renewal by more than 3% or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being refinanced or renewed, (c) such refinancing or renewal Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being renewed or refinanced, and (d) all other terms of such refinancing or renewal (including, without limitation, with respect to the amortization schedules, redemption provisions, maturities, covenants, defaults and remedies), are not, taken as a whole, materially less favorable to the respective borrower than those previously existing with respect to the Indebtedness being refinancing or renewed, provided, however, that any intercompany Existing Indebtedness (and subsequent extensions, refinancings, renewals, replacements and refundings thereof as provided above in this definition) may only be extended, refinanced, renewed, replaced or refunded as provided above in this definition if the Indebtedness so extended, refinanced, renewed, replaced or refunded has the same obligors(s) and obligee(s) as the Indebtedness being extended, refinanced, renewed, replaced or refunded.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings, or a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan to the extent that Holdings or any Subsidiary of Holdings or an ERISA Affiliate could, in the reasonable opinion of the Lenders, reasonably be expected to have any liability under such Plan.

“Pledge Agreement” shall have the meaning provided in Section 5.12(a).

“Pledge Agreement Collateral” shall  mean all “Collateral” as defined in the Pledge Agreement.

“Post-Closing Period” shall have the meaning provided in Section 8.14(a).

“Preferred Stock,” as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person, and shall include any Qualified Preferred Stock and any preferred stock which is not Qualified Preferred Stock.

“Preferred Stock Subscription Agreement” shall mean the Stock Subscription Agreement, dated as of March 22, 2002, among Holdings and the Sponsor and other of the initial purchasers of the Convertible Preferred Stock, as the same may be amended and/or modified in accordance with the terms hereof and thereof.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the Permitted Acquisition then being consummated as well as any other

Permitted Acquisition consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition then being effected and (y) the incurrence of any Indebtedness that is incurred in connection with, or to finance, the Transaction one or more Permitted Acquisitions and/or any other transaction to be consummated on a “Pro Forma Basis”; provided that, for purposes of calculations pursuant to (I) Section 9.08 for any Test Period ended prior to (but not after) the first anniversary of the Initial Borrowing Date, (II) Sections 8.14, 8.19 and 9.06(x) and (III) the definition of Excluded IPO Proceeds, such calculations shall also give effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period and (b) the permanent repayment of any Indebtedness (other than revolving Indebtedness) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period, with the following rules to apply in connection therewith:

(i)                                     for purposes of (I) Section 9.08 for any Test Period ended prior to (but not after) the first anniversary of the Initial Borrowing Date, (II) Sections 8.14, 8.19 and 9.06(x) and (III) the definition of Excluded IPO Proceeds, all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to finance the Transaction, to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period or Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 8.14) and (y) (other than revolving Indebtedness) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period or Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 8.14);

(ii)                                  for purposes of (I) Section 9.08 for any Test Period ended prior to (but not after) the first anniversary of the Initial Borrowing Date and (II) Section 8.14, all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii)                               for purposes of determinations of the Leverage Ratio (other than for purposes of Section 8.14, 8.19 and 9.06(x) and the definition of Excluded IPO Proceeds), Consolidated Debt shall be the actual amount thereof as of the last day of the respective Calculation Period or Test Period, as the case may be; provided that, for purposes of determining the Leverage Ratio as it relates to the definition of Applicable Margin, to the extent any Permitted Acquisition is consummated after the last day of the respective Calculation Period or Test Period and on or prior to the date of delivery of the certificate referenced in the definition of Applicable Margin, all Indebtedness incurred or assumed in connection with one or more Permitted Acquisitions consummated after the last day of the respective Test Period shall be added to Consolidated Debt and shall be deemed to have been outstanding on the last day of the respective Calculation Period or Test Period, as the case may be;

(iv)                              in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition effected during the respective Calculation Period or Test Period (or thereafter to the extent provided in the definition of Applicable Margin or for purposes of Section 8.14) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account, in the case of any Permitted Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.

“Pro Forma Balance Sheet” shall have the meaning provided in Section 5.15.

“Projections” shall mean the detailed projected consolidated financial statements of Holdings and its Subsidiaries certified by a senior financial officer of Holdings for the five fiscal years after the Initial Borrowing Date and made available to the Lenders on or prior to the Initial Borrowing Date.

“Qualified IPO” shall mean a bona fide underwritten sale to the public of common stock of Holdings pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Holdings or any of its Subsidiaries, as the case may be) that is declared effective by the SEC and results in gross cash proceeds (exclusive of underwriter’s discounts and commissions and other expenses) of at least $50,000,000 (or, for purposes of Sections 8.16 and 9.11, $150,000,000).

“Qualified Preferred Stock” shall mean any preferred stock of Holdings so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to one year after the latest Maturity Date (as determined at the time of issuance of such Qualified Preferred Stock), (ii) do not require the cash payment of dividends at a time when such payment would be prohibited or not permitted under this Agreement, (iii) do not contain any covenants, (iv) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Holdings, or liquidations involving Holdings, and (v) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recapitalization” shall mean, collectively, the Sponsor Distribution and the Refinancing.

“Receivables” shall mean all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendering of services no matter how evidenced and whether or not earned by performance).

“Receivables Entity” shall mean (x) ESECCO, Inc., a Delaware corporation which is a Wholly-Owned Subsidiary of the Borrower or (y) any other Wholly-Owned Subsidiary of the Borrower which is designated (as provided below) as the “Receivables Entity”, in each case so long as such entity engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) neither Holdings nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Accounts Receivable Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) with such entity on terms less favorable to Holdings or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Holdings, and (c) neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.  Any such designation of any entity other than ESECCO, Inc. shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of Holdings or the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Indebtedness” shall mean indebtedness of the Borrower and/or its Subsidiaries deemed to exist pursuant to the Existing Accounts Receivable Facility and, after the Accounts Receivable Facility Transaction Date, the Accounts Receivable Facility, in each case determined as if such Existing Accounts Receivable Facility and Accounts Receivable Facility were structured as a secured financing transaction as opposed to an asset purchase and sale  transaction.

“Receivables Sellers” shall mean the Borrower and any Subsidiary Guarantors, in each case to the extent such Person is party (as a seller) to the Accounts Receivable Facility Documents.

“Recovery Event” shall mean the receipt by Holdings or any of its Subsidiaries of any insurance or condemnation proceeds (other than proceeds from business interruption insurance) payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of Holdings or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Holdings or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 8.03.

“Refinancing” shall mean the refinancing transactions described in Sections 5.08(b), (c) and (d).

“Refinancing Documents” shall mean documents, letters and agreements entered into in connection with the Refinancing.

“Refinancing Senior Subordinated Notes” shall mean any Indebtedness of the Borrower evidenced by senior subordinated notes incurred to refinance, in whole or in part, Second-Lien Loans, so long as, unless the Second-Lien Loans are refinanced in full with the Net Cash Proceeds thereof, (a) such Indebtedness has a final maturity no earlier than one year following the Maturity Date, (b) such Indebtedness does not provide for security, (c) such Indebtedness does not provide for guaranties by any Person other than the Subsidiary Guarantors, (d) such refinancing does not increase the amount of such Indebtedness outstanding immediately prior to such refinancing by more than 3%, (e) all of the Net Cash Proceeds from the incurrence of such Indebtedness shall have been applied to repay Second-Lien Loans and (f) all other terms of such Indebtedness (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies and subordination provisions) are satisfactory to the Administrative Agent and the Syndication Agent in their sole discretion, as such Indebtedness may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  The issuance of Refinancing Senior Subordinated Senior Notes shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 10.  As used herein, the term “Refinancing Senior Subordinated Notes” shall include any Permanent Exchange Refinancing Senior Subordinated Notes issued pursuant to the Refinancing Senior Subordinated Notes Indenture in exchange for theretofore outstanding Refinancing Senior Subordinated Notes, as contemplated by the definition of Permanent Exchange Refinancing Senior Subordinated Notes.

“Refinancing Senior Subordinated Notes Documents” shall mean the Refinancing Senior Subordinated Notes Indenture, the Refinancing Senior Subordinated Notes and each other agreement, document or instrument relating to the issuance of the Refinancing Senior Subordinated Notes, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Refinancing Senior Subordinated Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Refinancing Senior Subordinated Notes, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Register” shall have the meaning provided in Section 13.07(c).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Release” means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 1.13.

“Replacement Lender” shall have the meaning provided in Section 1.13.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27, or ..28 of PBGC Regulation Section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding Second-Lien Loans represent an amount greater than 50% of the sum of all outstanding Second-Lien Loans of Non-Defaulting Lenders.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc.

 “Screen Rate” means, for any Interest Period:

(a)                                  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

 “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second-Lien Loans” shall have the meaning provided in Section 1.01.

“Second-Lien Loan Note” shall have the meaning provided in Section 1.05.

“Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

“Secured Creditors” shall have the meaning provided in the Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 5.12(b).

“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.

“Security Documents” shall mean and include the Security Agreement, the Pledge Agreement, each Mortgage, each Additional Security Document, if any, and any other pledge agreement entered into pursuant to Section 13.25.

“Senior Managers” shall mean, collectively, John D. Craig, Charles K. McManus, John A. Shea, Richard W. Zuidema and Michael T. Philion.

“Shareholder Subordinated Note” shall mean an unsecured junior subordinated note issued by Holdings (and not guaranteed or supported in any way by the Borrower or any of its Subsidiaries), which note shall be in the form of Exhibit M, provided that additional provisions may be included so long as such provisions do not adversely affect the interests of the Lenders and are not in conflict with the provisions of this Agreement or any other Credit Document.

“Shareholders’ Agreements” shall have the meaning provided in Section 5.13.

“Shareholder Rights Plan” shall mean a plan approved by the board of directors of Holdings after consummation of, or in conjunction with, a Qualified IPO providing for the distribution to shareholders of Holdings of rights to purchase Preferred Stock of Holdings (which Preferred Stock need not be Qualified Preferred Stock) on such terms and conditions as are customary for similar plans adopted by publicly-held companies of comparable size to Holdings.

“Specified Default” shall mean any Default under Section 10.01 or 10.05.

“Sponsor” shall mean Morgan Stanley Dean Witter Capital Partners IV, L.P (and any successor entity thereto) and its affiliated funds.

“Sponsor Distribution” shall have the meaning provided in Section 5.08.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Accounts Receivables Facility which are reasonably customary in an off-balance-sheet accounts receivable transaction.

“Subsidiaries Guaranty” shall have the meaning provided in Section 5.11.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited liability company, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

“Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Holdings (other than the Borrower, the Receivables Entity and the Cayman Partnership Shareholders).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Syndication Date” shall mean the earlier of (i) the 90th day following the Initial Borrowing Date and (ii) the date upon which the Administrative Agent determines (and notifies the Borrower and the Lenders) that the primary syndication (and resultant addition of Persons as Lenders pursuant to Section 13.07(b)) has been completed.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Allocation Agreements” shall have the meaning provided in Section 5.13.

“Tax Benefit” shall have the meaning provided in Section 4.04(c).

“Taxes” shall have the meaning provided in Section 4.04(a).

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Total Commitment” shall mean the sum of the Commitments of each of the Lenders.

“Transaction” shall mean, collectively, (i) the Recapitalization, (ii) the entering into of the First-Lien Credit Documents and the incurrence of all loans thereunder, (iii) the entering into of the Credit Documents and the incurrence of all Second-Lien Loans on the Initial Borrowing Date, and (iv) the payment of fees and expenses in connection with the foregoing.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States of America.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is not a Domestic Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law and, in the case of Hawker SA FA (Poland) and Hawker SA (France), shares (not to exceed 1% of the capital stock of either such entity) held by third parties) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (for such purpose, without taking account of directors qualifying shares and/or other nominal amounts of shares required to be held by such Person under applicable law); provided that Shenzen Hunda Power Mechanical & Electrical Co, Ltd. (China), Hunda (Jianqsu) Power Supply System Co. Ltd. (China) and Oldham Italia S.R.L. shall be deemed to be “Wholly-Owned Subsidiaries” of the Borrower for all purposes of this Agreement, so long as at least 80% (or, in the case of Oldham Italia S.R.L., 99.5%) of the capital (and voting) stock of such entities is at all times owned (directly or indirectly) by the Borrower or a Wholly-Owned Subsidiary of the Borrower.

“Written” (whether lower or upper case) or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

SECTION 12.  The Agents.

12.01.  Appointment.  (a)  Each Lender hereby irrevocably appoints, designates and authorizes Bank of America as Administrative Agent and as Collateral Agent for such Lender, MSSF as Syndication Agent for such Lender and LCPI as Documentation Agent for such Lender (for purposes of this Section 12, the term “Agents” shall mean Bank of America in its capacity as Administrative Agent hereunder and in its capacity as Collateral Agent hereunder and pursuant to the Security Documents, MSSF in its capacity as Syndication Agent and LCPI in its capacity as Documentation Agent), to act on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agents.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 Each Lender irrevocably authorizes the Second-Lien Collateral Agent to sign the Intercreditor Agreement on behalf of the Lenders and acknowledges and agrees that (i) Bank of America may act as First-Lien Collateral Agent and Second-Lien Collateral Agent under the Intercreditor Agreement, (ii) such Lender will be bound by the terms of the Intercreditor Agreement as a “Creditor” and “Second-Lien Creditor” thereunder and (iii) the Collateral granted under the Security Documents will be subject to the prior Lien securing the First-Lien Obligations (as defined in the Intercreditor Agreement) on the terms provided in the Intercreditor Agreement.

12.02.  Delegation of Duties.  Each Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact, including, for the purposes of any payments in a currency other than U.S. Dollars, such sub-agents as shall be deemed necessary by such Agent, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agent, sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.  Any such agent, sub-agent or other Person retained or employed pursuant to this Section 12.02 shall have all the benefits and immunities provided to any Agent in this Section 12 with respect to any acts taken or omissions suffered by such Person in connection herewith or therewith, as fully as if the term “Agent” as used in this Section 12 and in the definition of “Agent-Related Person” included such additional Persons with respect to such acts or omissions.

12.03.  Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

12.04.  Reliance by Administrative Agent.  (a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless such Agent shall first receive such advice or concurrence of the Required Lenders as such Agent deems appropriate (including, without limitation, for purposes of making determinations pursuant to Section 8.16 or 8.19 and the definition of “Refinancing Senior Subordinated Notes”) and, if such Agent so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Sections 5, 6, 8.16 and 8.19 and the definition of “Refinancing Senior Subordinated Notes”, each Agent and each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Collateral Agent, any other Agent and/or a Lender unless the Administrative Agent shall have received notice from an objecting Agent or Lender prior to the Effective Date or other relevant date of determination, as the case may be, specifying its objection thereto.  Without limiting the foregoing, it is understood and agreed that each Lender has the right to request from the Administrative Agent and/or the Collateral Agent a copy of (x) any item required to be delivered pursuant to Section 5, 8.16 or 8.19 which is required to be satisfactory in form, scope and substance to the Administrative Agent, the Collateral Agent or any other Agent and (y) any Refinancing Senior Subordinated Notes Documents.

12.05.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 10; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

12.06.  Credit Decision; Disclosure of Information by the Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Holdings and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by an Agent herein, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

12.07.  Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.07.  Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 12.07 shall survive termination of the Total Commitment, the payment of all other Obligations and the resignation of the Agents.

12.08.  Agents in their Individual Capacities.  Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates (including, without limitation, entering into Interest Rate Protection Agreements with the Borrower as contemplated by Section 8.16 and underwriting and/or placing the Refinancing Senior Subordinated Notes) as though such Agent were not an Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.  With respect to its Second-Lien Loans and all Obligators owing it, any Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent and the terms “Lender” and “Lenders” include any Agent in its individual capacity.

12.09.  Successor Agents.  (a)  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of any other Lender.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 12 and Sections 13.04 and 13.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b)  The Syndication Agent may resign as Syndication Agent upon 5 days’ notice to the Lenders.  If the Syndication Agent resigns under this Agreement, the Administrative Agent shall succeed to all the rights, powers and duties of the retiring Syndication Agent, and the retiring Syndication Agent’s appointment, powers and duties as Syndication Agent shall be terminated, without any other or further act or deed on the part of such retiring Syndication Agent. After any retiring Syndication Agent’s resignation hereunder as Syndication Agent, the provisions of this Section 12 and Sections 13.04 and 13.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Syndication  Agent under this Agreement.

(c)  The Documentation Agent may resign as Documentation Agent upon 5 days’ notice to the Lenders.  If the Documentation Agent resigns under this Agreement, the Administrative Agent shall succeed to all the rights, powers and duties of the retiring Documentation Agent, and the retiring Documentation Agent’s appointment, powers and duties as Documentation Agent shall be terminated, without any other or further act or deed on the part of such retiring Documentation Agent. After any retiring Documentation Agent’s resignation hereunder as Documentation Agent, the provisions of this Section 12 and Sections 13.04 and 13.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Documentation Agent under this Agreement.

12.10.  Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Second-Lien Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Second-Lien Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 3.01 and 13.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.01 and 13.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

12.11.  Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent (including in its capacity as Collateral Agent), at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent (in its capacity as Collateral Agent) under any Security Document (i) upon termination of the Total Commitment and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document (other than a sale to Holdings or any of its Subsidiaries), (iii) subject to Section 13.01, if approved, authorized or ratified in writing by the Required Lenders or (iv) required by the terms of the Intercreditor Agreement;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Security Document to the holder of any Lien on such property that is permitted by Section 9.03 or required by the Intercreditor Agreement; and

(c)                                  to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if (x) such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (y) such release is required by the Intercreditor Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 12.11.

12.12.  Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13.  Miscellaneous.

13.01.  Amendment or Waiver.  (a)  Except as provided by the Intercreditor Agreement, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected thereby in the case of the following clause (i)), (i) extend the final stated maturity of any Second-Lien Loan or Second-Lien Loan Note, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (it being understood that the waiver of any mandatory repayment or repurchase of Second-Lien Loans pursuant to Section 4.02 shall not constitute a reduction or waiver of any Fee, interest or premium otherwise payable in connection therewith), (ii) subject to the Intercreditor Agreement, release all or substantially all of the Collateral (except as expressly provided in the Security Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 13.01 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Second-Lien Loans on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Second-Lien Loans are included on the Effective Date), (v) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement, (vi) amend or modify Section 13.19(a), or (vii) release Holdings from the Holdings Guaranty or Holdings or the Borrower from this Agreement; provided further, that no such change, waiver, discharge or termination shall (w) be effective without the written acknowledgment (though not consent) of the Administrative Agent (such acknowledgment not to be unreasonably withheld or delayed), (x) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (y) without the consent of the respective Agent affected thereby, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent, and (z) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)                                 If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 13.01(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay outstanding Second-Lien Loans of such Lender in accordance with Section 4.01(v), provided that, unless the Second-Lien Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender or repay its Second-Lien Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.01(a).

13.02.  Notices and Other Communications; Facsimile Copies.  (a)  General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, any Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule II or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 1, 2 or 3 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Effectiveness of Facsimile Documents and Signatures.  Credit Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Credit Parties, the Agents, the Collateral Agent, and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d)                                 Reliance by Administrative Agent and Lenders.  The Administrative Agent, the Collateral Agent and the Lenders shall each be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) believed by it in good faith to have been given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice believed by the respective such Person in good faith to have been given by or on behalf of the Borrower or any other Credit Party.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

13.03.  No Waiver; Cumulative Remedies.  No failure by any Lender, any Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.04.  Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse each Agent and the Collateral Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Credit Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, provided that the Borrower shall only be responsible for the fees and expenses of a single law firm acting as counsel to the Agents in each jurisdiction the laws of which govern any of the Credit Documents or in which Holdings or any of its Subsidiaries is organized or owns property or assets and (b) to pay or reimburse each Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Agent or the Collateral Agent and the cost of independent public accountants and other outside experts retained by any Agent, the Collateral Agent or any Lender.  All amounts due under this Section 13.04 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the total Commitments and repayment of all other Obligations.

13.05.  Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Holdings or any of its Subsidiaries or any Environmental Claim related in any way to Holdings or any of its Subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date).  All amounts due under this Section 13.05 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the total Commitment and the repayment, satisfaction or discharge of all the other Obligations.

13.06.  Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent, the Collateral Agent or any Lender, or any Agent, the Collateral Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.

13.07.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Agreement Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this

Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Second-Lien Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Second-Lien Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Second-Lien Loans subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Second-Lien Loans assigned; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 1.10, 1.11, 4.04, 13.04 and 13.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Second-Lien Loan Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Notice Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Second-Lien Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Holdings’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of Second-Lien Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement, except to the extent such amendment, modification or waiver would (i) extend the final stated maturity of any Second-Lien Loan or Second-Lien Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or of a mandatory repayment of Second-Lien Loans shall not constitute a change in the terms of such participation, that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i)), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) subject to the provisions of the Intercreditor Agreement, release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Security Documents) supporting the Second-Lien Loans hereunder in which such participant is participating.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 1.10, 1.11 and 4.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.09 as though it were a Lender, provided such Participant agrees to be subject to Section 13.19(b) as though it were a Lender.

(e)                                  A Participant shall not be entitled to receive any greater payment under Section 1.10, 1.11 or 4.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a non-U.S. Lender for purposes of Section 4.04 if it were a Lender shall not be entitled to the benefits of Section 4.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.04 as though it were a Lender.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Second-Lien Loan Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of Holdings’ Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(h)                                 At the time of each assignment pursuant to Section 13.07(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b).  To the extent that an assignment of all or any portion of a Lender’s Commitment and outstanding Obligations pursuant to Section 1.13 or Section 13.07(b) would, due to circumstances existing at the time of such assignment, result in increased costs under Section 1.10, 1.11 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

13.08.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (i) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 13.08).  For purposes of this Section, “Information” means all information received from Holdings or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or any of its Subsidiaries; provided that, in the case of information received from Holdings or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything herein to the contrary, “Information” shall not include, and the Credit Parties, each Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

13.09.  Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, subject to the provisions of the Intercreditor Agreement, each Lender (acting in any capacity hereunder) is authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

13.10.  Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Second-Lien Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.11.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12.  Integration.  This Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement.  Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

13.13.  Survival.  (a)  All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

(b)                                 All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 4.04, 12.07, 13.04 and 13.05, shall, subject to the provisions of Section 13.18 (to the extent applicable), survive the execution and delivery of this Agreement and the making and repayment of the Second-Lien Loans.

13.14.  Severability.  If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.15.  Governing Law.  (a)    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

13.16.  Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE

OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.17.  USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Agreement Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Credit Agreement Party, which information includes the name and address of such Credit Agreement Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Agreement Party in accordance with the Act.

13.18.  Limitation on Additional Amounts; Cash Collateral, etc.  (a)  Notwithstanding anything to the contrary contained in Section 1.10, 1.11 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under such Section within six months after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount pursuant to said Section 1.10, 1.11 or 4.04, as the case may be, to the extent of the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date which occurs six months prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11 or 4.04, as the case may be.  This Section 13.18 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11 and 4.04.

(b)                                 So long as no Default or Event of Default shall exist and be continuing, at any time that the Borrower has on deposit with the Collateral Agent any cash collateral securing any of the Obligations, the Borrower shall have the right to direct the Collateral Agent to invest such cash collateral in Cash Equivalent reasonably satisfactory to the Administrative Agent until such time as such Cash Collateral is applied to the repayment of Obligations or otherwise disbursed in accordance with the provisions of this Agreement and the other Credit Documents.

13.19.  Payments Pro Rata; Sharing of Payments.  (a)  The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)                                 If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Second-Lien Loans made by it, any payment (whether voluntary,

involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Second-Lien Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Second-Lien Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 13.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 13.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

(c)                                  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.19(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.20.  Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

13.21.  Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that except as otherwise specifically provided herein, all computations determining the Applicable Margins and compliance with Sections 4.02, 8.14 and 9, including in each case definitions used therein, shall, in each case, utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the March 31, 2003 financial statements of Holdings delivered to the Lenders pursuant to Section 7.10(b); provided further, that (i) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a Pro Forma Basis, (ii) for all purposes of this Agreement, all Receivables Indebtedness shall be treated as Indebtedness of Holdings and its Subsidiaries hereunder, regardless of any differing treatment pursuant to generally accepted accounting principles and (iii) for purposes of determining compliance with any incurrence or expenditure tests set forth in Sections 8 and/or 9, any amounts so incurred or expended (to the extent incurred or expended in a currency other than U.S. Dollars) shall be converted into U.S. Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or, if same does not provide such exchange rates, on such other basis as is satisfactory to the Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate U.S. Dollar limitation therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and is expressed in terms of U.S. Dollars, all outstanding amounts originally incurred or spent in currencies other than U.S. Dollars shall be converted into U.S. Dollars on the basis of the exchange rates (as shown on Reuters ECB page 37 or, if same does not provide such exchange rates, on such other basis as is satisfactory to the Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the U.S. Dollar amount outstanding at any time).

(b)                                 All computations of interest (except as provided in the immediately succeeding sentence) hereunder shall be made on the actual number of days elapsed over a year of 360 days.  All computations of Base Rate interest hereunder shall be made on the actual number of days elapsed over a year of 365/366 days.

13.22.  Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which Holdings, the Borrower, each Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by way of facsimile transmission) to the Administrative Agent at the Notice Office or at the office of the Administrative Agents’ counsel.  The Administrative Agent will give Holdings, the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

13.23.  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.24.  Domicile of Second-Lien Loans and Commitments.  Each Lender may transfer and carry its Second-Lien Loans and/or Commitments at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided that the Borrower shall not be responsible for costs arising under Section 1.10, 1.11 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent such costs would not otherwise be applicable to such Lender in the absence of such transfer.

13.25.  Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Foreign Persons.  The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, all promissory notes executed by, and Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents.  The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States (or any state thereof) to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of the United States or any state thereof (in each case, to the extent said Equity Interests or promissory notes are owned by any Credit Party).  Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than the United States or any state thereof, it is acknowledged that, as of the Initial Borrowing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents.  Holdings and the Borrower hereby agree that, following any request by the Administrative Agent or Required Lenders to do so, the Borrower shall, and shall cause its Subsidiaries to, take such actions (including, without limitation, the execution of Additional Security Documents, the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are reasonably determined by the Administrative Agent or Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.  If requested to do so pursuant to this Section 13.25, all such actions shall be taken in accordance with the provisions of this Section 13.25 and Section 8.11 and within the time periods set forth therein.  All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States or any state thereof) not required to be taken in accordance with the provisions of this Section 13.25, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of this Section 13.25 or pursuant to Section 8.11.

13.26.  Post-Closing Actions.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

1.                                       The actions relating to the Mortgages and Real Property of Holdings and its Subsidiaries described on Part A of Schedule XI shall be completed in accordance with Part A of Schedule XI.

2.                                       Within 90 days following the Initial Borrowing Date, the Borrower shall have duly authorized, executed and delivered to the Administrative Agent a pledge agreement governed by the laws of Mexico covering 65% of the equity interests of the Mexican Subsidiary (as amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof, the “Mexican Pledge Agreement”), which Mexican Pledge Agreement shall be in form and substance satisfactory to the Administrative Agent and in full force and effect, (ii) the Mexican Pledge Agreement shall have been duly recorded or filed in such manner and in such places as required by Mexican law to establish, perfect, preserve and protect the pledge in favor of the pledgee thereunder, (iii) all taxes, fees and other charges payable in connection with Mexican Pledge Agreement (including the recordation thereof) shall have been paid in full and (iv) the Administrative Agent shall have received such other evidence that all actions necessary or, in the opinion of the Administrative Agent, desirable, to perfect and/or render enforceable the security interest purported to be created by the Mexican Pledge Agreement have been taken (including, without limitation, the delivery of an opinion from Mexican counsel acceptable to the Administrative Agent in form, scope and substance reasonably satisfactory to the Administrative Agent).

3.                                       Holdings and its Subsidiaries shall be required to take the actions specified in Parts B and C of Schedule XI as promptly as practicable and in any event within the time periods set forth in said Parts B and C of Schedule XI.  The provisions of Parts B and C of Schedule XI shall be deemed incorporated herein by reference as fully as if set forth herein in its entirety.

All provisions of this Credit Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Initial Borrowing Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this

Section 13.26 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 13.26 have been taken (or were required to be taken).  The acceptance of the benefits of the Second-Lien Loans shall constitute a covenant and agreement by each of Holdings and the Borrower to each of the Lenders that the actions required pursuant to this Section 13.26 will be, or have been, taken within the relevant time periods referred to in this Section 13.26 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.26.  The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

SECTION 14.  Holdings Guaranty..

14.01.  Holdings Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by Holdings from the proceeds of the Second-Lien Loans, Holdings hereby agrees with the Lenders as follows: Holdings hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, Holdings unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations.  This Holdings Guaranty is a guaranty of payment and not of collection.  This Holdings Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or any other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02.  Bankruptcy.  Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.

14.03.  Nature of Liability.  The liability of Holdings hereunder is exclusive and independent of any guaranty of the Guaranteed Obligations whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 14.05, or (g) the lack of validity or enforceability of any Credit Document or any other instrument relating thereto.

14.04.  Independent Obligation.  No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to this Holdings Guaranty, and this Holdings Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.  The obligations of Holdings hereunder are independent of the obligations of the Borrower, any other guarantor or any other Person and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against the Borrower, any other guarantor or any other Person and whether or not the Borrower, any other guarantor or any other Person be joined in any such action or actions.  Holdings waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower with respect to any Guaranteed Obligations or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

14.05.  Authorization.  Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)                                    change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon) or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(b)                                   take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)                                    exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d)                                   release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

(e)                                    settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its respective creditors other than the Guaranteed Creditors;

(f)                                      apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(g)                                   consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

(h)                                   take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

14.06.  Reliance.  It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder by Holdings.

14.07.   Subordination.  Any of the indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty.  Prior to the transfer by Holdings to any Person (other than a Subsidiary Guarantor) of any note or negotiable instrument evidencing any of the indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

14.08.   Waiver.  (a)  Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment in full in cash of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full in cash of the Guaranteed Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations of Holdings have been paid in full in cash.  Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

(b)  Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation, modification or incurring of new or additional Guaranteed Obligations.  Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise Holdings of information known to them regarding such circumstances or risks.

(c)  Until such time as the Guaranteed Obligations have been paid in full in cash, Holdings hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other guarantor which it may at any time otherwise have as a result of this Holdings Guaranty.

(d)  Holdings hereby acknowledges and affirms that it understands that to the extent the Guaranteed Obligations are secured by Real Property located in California, Holdings shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing Holdings’ or any Guaranteed Creditor’s right to proceed against the Borrower or any other guarantor of the Guaranteed Obligations.  In accordance with Section 2856 of the California Civil Code,  Holdings hereby waives:

(i)                                     all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to Holdings by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code;

(ii)                                  all rights and defenses that Holdings may have because the Guaranteed Obligations are secured by Real Property located in California, it being understood that this means, among other things:  (A) the Guaranteed Creditors may collect from Holdings without first foreclosing on any real or personal property collateral pledged by the Borrower or any other Credit Party; and (B) if the Guaranteed Creditors foreclose on any Real Property collateral pledged by the Borrower or any other Credit Party, (1) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Guaranteed Creditors may collect from the Borrower even if the Guaranteed Creditors, by foreclosing on the Real Property collateral, have destroyed any right the Borrower may have to collect from the Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses the Borrower may have because the Guaranteed Obligations are secured by Real Property.  These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580d or 726 of the California Code of Civil Procedure; and

(iii)                               all rights and defenses arising out of an election of remedies by the Guaranteed Creditors, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Guaranteed Obligations, has destroyed Holdings’ rights of subrogation and reimbursement against the Borrower by the operation of Section 580d of the Code of Civil Procedure or otherwise.

(e) Holdings warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

14.09.  Payments.  All payments made by Holdings pursuant to this Section 14 shall be made in U.S. Dollars.  All payments made by Holdings pursuant to this Section 14 will be made without setoff, counterclaim or other defense, and shall be subject to the payment provisions applicable to the Borrower in Sections 4.03 and 4.04.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

2366 Bernville Road		ENERSYS
Reading, PA 19605
Telephone No.: 610-208-1991
Facsimile No.: 610-208-1671	By:
Attention: Michael T. Philion		Name:
Title:

2366 Bernville Road		ENERSYS CAPITAL INC.
Reading, PA 19605
Telephone No.: 610-208-1991
Facsimile No.: 610-208-1671	By:
Attention: Michael T. Philion		Name:
Title:

Mailcode NC1-007-13-06 100 N. Tryon Street, 13th Floor	BANK OF AMERICA, N.A., Individually
Charlotte, NC 28255
Telephone No.: 704-388-6415
Facsimile No.: 704-409-0564
Electronic Mail:	By:
Laura.l.clark@bankofamerica.com		Name:
Attention: Laura Clark		Title:

For Payments and Requests for Credit Extensions: Mailcode NC1-001-15-04	BANK OF AMERICA, N.A., as Administrative Agent
101 N. Tryon Street
Charlotte, NC 28255
Telephone: (704) 387-1184	By:
Facsimile: (704) 409-0024		Name:
Electronic Mail:		Title:
kristen.gilliam@bankofamerica.com
Attention: Kristen Gilliam
Ref : EnerSys Capital, Inc.
Account # 1366212250600
ABA # 026009593

Other Notices: Mailcode CA5-701-05-19 1455 Market Street, 5th Floor

San Francisco, CA 94103 Telephone: (415) 436-3495 Facsimile: (415) 503-5006 Electronic Mail: charles.graber@bankofamerica.com Attention: Charles Graber with a copy to:

Mailcode NC1-007-13-06
100 North Tryon Street, 13th Floor
Charlotte, North Carolina  28255
Telephone No.:  704-388-6415
Facsimile No.:  704-409-0564
Electronic Mail: laura.l.clark@bankofamerica.com
Attention:  Laura Clark

1585 Broadway New York, NY 10036 Telephone No.: 212-761-2373	MORGAN STANLEY SENIOR FUNDING, INC., Individually and as Syndication Agent
Facsimile No.: 212-507-2941
Attention: John McCann	By:
Name:
Title:

745 Seventh Avenue, 23rd Floor New York, NY 10019	LEHMAN COMMERCIAL PAPER INC., Individually and as Documentation Agent
Telephone No.: 212-526-4054
Facsimile No.: 646-758-5233	By:
Attention: David Baron		Name:
Title:

SIGNATURE PAGE TO THE SECOND-LIEN CREDIT AGREEMENT, DATED AS OF MARCH     , 2004, AMONG ENERSYS, A DELAWARE CORPORATION, ENERSYS CAPITAL INC., A DELAWARE CORPORATION, THE LENDERS FROM TIME TO TIME PARTY HERETO, BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT, MORGAN STANLEY SENIOR FUNDING, INC., AS SYNDICATION AGENT, AND LEHMAN COMMERCIAL PAPER INC., AS DOCUMENTATION AGENT

NAME OF INSTITUTION:

By:
Name:
Title:

SCHEDULE I

LIST OF LENDERS AND COMMITMENTS

Lender	Commitment

Bank of America, N.A.	$118,000,000.00

KZH SOLEIL-2 LLC	$2,000,000.00

Total	$120,000,000

SCHEDULE II

LENDER ADDRESSES

Administrative Agent	Address

For Payments and Requests for Credit Extensions

Bank of America, N.A., as Administrative Agent

Mailcode NC1-001-15-04
101 N. Tryon Street
Charlotte, NC  28255
Attention:  Kristen Gilliam
Telephone:  (704) 387-1184
Facsimile:   (704) 409-0024
Electronic Mail:
kristen.gilliam@bankofamerica.com
Ref : EnerSys Capital, Inc.
Account # 1366212250600
ABA #  026009593

Other Notices to Administrative Agent:

Bank of America, N.A., as Administrative Agent Agency Management

Mailcode CA5-701-05-19
1455 Market Street, 5th Floor
San Francisco, CA 94103
Attention:  Charles Graber
Telephone:  (415) 436-3495
Facsimile:   (415) 503-5006
Electronic Mail:
charles.graber@bankofamerica.com

with a copy to:

Bank of America, N.A.

Mailcode NC1-007-13-01
100 North Tryon Street, 13th Floor
Charlotte, North Carolina  28255
Attention:  Laura Clark
Telephone No.:  704-388-6415
Facsimile No.:  704-409-0564
Electronic Mail: laura.l.clark@bankofamerica.com

Lender	Address

Bank of America, N.A.	Mailcode NC1-007-13-06 100 North Tryon Street, 13th Floor Charlotte, NC 28255 Attention: Laura Clark

Telephone No.: (704) 388-6415 Facsimile No.: (704) 409-0564

Morgan Stanley Senior Funding, Inc.	1633 Broadway New York, New York 10036 Attention: Michael Fabiano Telephone No.: (212) 761-2383 Facsimile No.: (212) 507-3417

Lehman Commercial Paper Inc.	745 Seventh Avenue New York, New York 10019 Attention: Francis Chang Telephone No.: (212) 526-5390 Facsimile No.: (646) 758-3864

KZH SOLEIL-2 LLC	c/o JPMorgan Chase Bank 4 MetroTech Center- 10th Floor Brooklyn, New York 11245 Attention: Virginia R. Conway Telephone No.: (718) 242-4932 Facsimile No.: (718) 242-6220

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SCHEDULE III

REAL PROPERTY

SCHEDULE IV

EXISTING INDEBTEDNESS

SCHEDULE V

PENSION PLANS

SCHEDULE VI

EXISTING INVESTMENTS

SCHEDULE VII

SUBSIDIARIES

SCHEDULE VIII

INSURANCE

Schedule of Insurance Policies

SCHEDULE IX

LIEN FILINGS

SCHEDULE X

CAPITALIZATION

SCHEDULE XI

POST-CLOSING MATTERS

SCHEDULE XII

CONFLICTS

SCHEDULE XV

GROUP STRUCTURE CHARTS

[TO BE PROVIDED]